As filed with the Securities and Exchange Commission on March 24, 2016

Registration Nos. 333-197227 and
333-197227-01

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT

Under the Securities Act of 1933

_____________________

GWG HOLDINGS, INC.

GWG LIFE, LLC

(Exact name of Registrant as specified in its charter)

_____________________

Delaware Delaware	26-2222607 20-4356955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

220 South Sixth Street, Suite 1200

Minneapolis, Minnesota 55402

Tel: (612) 746-1944

Fax: (612) 746-0445

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________

Jon R. Sabes
Chief Executive Officer
220 South Sixth Street, Suite 1200
Minneapolis, Minnesota 55402
Tel: (612) 746-1944
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to: Paul D. Chestovich, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Tel: (612) 672-8200

_____________________

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
L Bonds – Units	1,000,000	$1,000	(1)	$1,000,000,000	$128,800.00	(2)

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(1)      The L Bonds will be issued in “Units” of $1,000 in principal amount, in minimum amounts of 25 Units ($25,000 principal amount) and in any whole or fractional Unit amounts in excess of such minimum amount.

(2)      Registration fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, shall have been declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2016

GWG HOLDINGS, INC.

1,000,000 Units of L Bonds
($1,000,000,000)

GWG Holdings, Inc., through its subsidiaries, invests in life insurance assets in the secondary marketplace. Our objective is to earn returns from our investments in life insurance assets that are greater than the costs necessary to purchase, finance and service those policies to their maturity.

We are offering up to 1,000,000 Units of L Bonds (the “L Bonds”) at $1,000 principal amount per whole Unit, representing $1,000,000,000 in aggregate principal amount of L Bonds. This is a continuous offering and there is no minimum amount of L Bonds that must be sold before we can use any of the proceeds. The proceeds from the sale of the L Bonds will be paid directly to us following each sale and will not be placed in an escrow account. We will use the net proceeds from the offering of the L Bonds primarily to purchase and finance additional life insurance assets, and to service and retire other outstanding debt obligations. The minimum investment in L Bonds is 25 Units, or $25,000. Investments in excess of such minimum amount may be made in any number of whole or fractional Units. The L Bonds will be sold with varying maturity terms, interest rates and frequency of interest payments, all as set forth in this prospectus and in supplements we publish from time to time. Depending on our capital needs and the amount of your investment, L Bonds with certain terms may not always be available. Although we will periodically establish and change interest rates on unsold L Bonds offered pursuant to this prospectus, once an L Bond is sold, its interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in such L Bond). Upon maturity, subject to the terms and conditions described in this prospectus, the L Bonds will be automatically renewed for the same (or lesser) term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless redeemed upon maturity at our or your election.

The L Bonds are secured by the assets of GWG Holdings, Inc. and a pledge of all of the common stock by our largest stockholders. Importantly, GWG Holdings’ most significant assets are cash and its investment in subsidiaries. Obligations under the L Bonds will be guaranteed by our subsidiary GWG Life, LLC, which guarantee will involve the grant of a security interest in all of the assets of such subsidiary. The majority of our life insurance assets are held in our subsidiaries GWG DLP Funding II, LLC (“DLP II”) and GWG DLP Funding III, LLC (“DLP III”), which are a direct subsidiaries of GWG Life. The life insurance assets held by GWG DLP Funding II will not be collateral for obligations under the L Bonds although the guarantee and collateral provided by GWG Life will include its ownership interest in DLP II and DLP III. These facts present the risk to investors that the collateral security we and our subsidiary have granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default. The security offered for the L Bonds will provide rights as to collateral that are pari passu with the holders of certain other secured debt previously issued by GWG Life and GWG Holdings. This generally means that claims for payment and entitlement to security among the holders of L Bonds and such other secured debt previously issued by GWG Life and GWG Holdings will be treated equally and without preference.

We may call and redeem the entire outstanding principal and accrued but unpaid interest of any or all of the L Bonds at any time without penalty or premium. L Bond holders will have no right to put (that is, require us to redeem) any L Bond prior to the due date unless in the case of death, bankruptcy or total disability. In the event we agree to redeem L Bond upon the request of an L Bond holder — other than after death, bankruptcy or total disability of such holder — we may impose a redemption fee of 6% against the outstanding principal balance of the redeemed L Bond. This redemption fee will be subtracted from the amount paid.

We do not intend to list our L Bonds on any securities exchange during the offering period, and we do not expect a secondary market in the L Bonds to develop. As a result, you should not expect to be able to resell your L Bonds regardless of how we perform. Accordingly, an investment in our L Bonds is not suitable for investors that require liquidity in advance of their L Bond’s maturity date.

We maintain a senior borrowing arrangement that subordinates the right to payment on, and shared collateral securing, the L Bonds to our senior secured lender. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them. In addition, these borrowing arrangements with senior lenders restrict, and are expected to continue to restrict, our cash flows and, subject to certain exceptions, distributions from our operating subsidiaries. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds.

We are an “emerging growth company” under applicable law and are subject to reduced public company reporting requirements. Please read the disclosures on page 13 of this prospectus for more information. Investing in our L Bonds may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 to read about the risks you should consider before buying our L Bonds. You should carefully consider the risk factors set forth in this prospectus. The L Bonds are only suitable for persons with substantial financial resources and with no need for liquidity in this investment.

Please read this prospectus before investing and keep it for future reference. We file annual, quarterly and current reports with the SEC. This information will be available free of charge by contacting us at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 or by phone at (612) 746-1944 or on our website at www.gwglife.com. The SEC also maintains a website at www.sec.gov that contains such information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2016

The L Bonds will be offered and sold on a best-efforts basis by Emerson Equity LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”). Emerson Equity will be our placement agent for the L Bonds in this offering for purposes of the Securities Act of 1933. Emerson Equity may retain other dealers to act as an agent on its behalf in the course of offering and selling L Bonds in this offering. We will pay Emerson Equity a selling commission ranging from 0.75% to 6.00% of the principal amount of L Bonds sold, depending on the L Bonds’ maturity date. We will also pay Emerson Equity additional compensation consisting of a dealer-manager fee, a wholesaling fee (payable only to wholesaling dealers), and an accountable expense allowance. Emerson Equity will share its commissions and accountable expense allowance with other dealers who may participate in the offering. We have also agreed to reimburse Emerson Equity for certain pre-offering expenses that we anticipate will aggregate to no more than $30,000. The total amount of the selling commissions and additional compensation (including reimbursements, non-transaction-based and non-cash selling compensation) paid to Emerson Equity and any other FINRA member in the course of offering and selling L Bonds will not exceed 8.00% of the aggregate L Bonds. See “Plan of Distribution” and “Use of Proceeds” for further information.

	Units	Price to Investor	Aggregate Commissions, Fees, and Expense Allowances(1)(2)	Net Proceeds to Company
Minimum Investment	25	$25,000	$1,812	$23,188	(3)
Offering	1,000,000	$1,000,000,000	$80,000,000	$920,000,000	(4)

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(1)      Assumes an average sales commission of 5.00%, average dealer-manager fee of 0.50%, average wholesaling fees of 1.30%, and average accountable expense allowance of 1.20%. As explained above, actual commissions will vary based on the term of the L Bonds sold. Nevertheless, the total amount of selling commissions and additional compensation (consisting of dealer-manager fees, wholesaling fees and accountable expense allowance, together with non-transaction-based and non-cash selling compensation, if any) paid to the placement agent will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of the L Bonds sold. Accordingly, and assuming our sale of all $1,000,000,000 in principal amount of bonds offered hereby, the maximum amount of selling commissions we can pay is 6.00% of the gross offering proceeds we receive from the sale of the L Bonds (or $60,000,000), the maximum dealer-manager fee we can pay is 0.50% of the gross offering proceeds we receive from the sale of the L Bonds (or $5,000,000), and the maximum amount of aggregated accountable expenses, wholesaling fees, non-transaction-based and non-cash selling compensation we can pay will not exceed 2.50% of the aggregate gross offering proceeds we receive from the sale of the L Bonds. If all L Bonds sold have seven-year maturities resulting in sales commissions of 6.00%, then the maximum amounts of aggregate accountable expenses, wholesaling fees, non-transaction-based and non-cash selling compensation will not exceed 1.5%.

(2)      Emerson Equity has agreed to offer the L Bonds on a “best efforts” basis.

(3)      Net Proceeds to Company based on the Minimum Investment are calculated after deducting (i) selling commissions and (ii) additional compensation (consisting of a dealer-manager fee, wholesaling fee, an accountable expense allowance and non-transaction-based and non-cash selling compensation). We expect that our own offering expenses, consisting of legal, accounting, printing, mailing, registration, qualification and associated securities offering filing costs and expenses, will through the course of the offering aggregate to approximately $1,500,500, but for purposes of illustrating the Net Proceeds to Company based on the Minimum Investment, those offering expenses of $1,500,500 are not reflected.

(4)      Net Proceeds to Company based on the offering of 1,000,000 L Bond Units (representing $1,000,000,000 in aggregate principal amount) are calculated as described in fn. 3 above, but also before deducting our own expected offering expenses of $1,500,500.

L Bonds will be sold as “Units,” with each whole Unit representing $1,000 in principal amount of L Bonds. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.” We will issue the L Bond Units in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. Depending on the manner in which you purchase L Bonds, you may not receive a physical certificate representing your L Bonds. In all cases, however, we will deliver written confirmation to purchasers of L Bonds. Bank of Utah will act as trustee for the L Bonds.

The initial interest rates for the L Bonds based on the applicable maturity thereof is set forth in the table below.

Maturity Term	Interest Rate (%)
6 months	4.25
1 year	5.00
2 years	6.50
3 years	7.50
5 years	8.50
7 years	9.00

We may change the interest rates applicable to unsold L Bonds from time to time during this offering, in which case the applicable interest rates will be set forth in an interest rate supplement to this prospectus. Once an L Bond is sold, the interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in such L Bond).

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Tel: (612) 746-1944
Fax: (612) 746-0445

i

ABOUT THIS PROSPECTUS

We have prepared this prospectus as part of a registration statement that we filed with the SEC for our continuous offering of L Bonds. We will endeavor to avoid interruptions in the continuous offering of our L Bonds. Nonetheless, our continuous offering may be suspended while the SEC or FINRA reviews certain amendments to our registration statement, until ultimately declared effective by the SEC.

Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus and certain information that is incorporated by reference. You should read this prospectus, the related exhibits filed with the SEC, and any prospectus supplement, together with additional information described below under “Where You Can Find More Information.” In this prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

You should rely only on the information contained in this prospectus. Neither we nor the dealer-manager have authorized any other person to provide you with any information different from that contained in this prospectus or information furnished by us upon request as described herein. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of our L Bonds. This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. Such information necessarily incorporates significant assumptions, as well as factual matters. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request. During the course of this offering and prior to sale, each prospective L Bond holder is invited to ask questions of and obtain additional information from us concerning the terms and conditions of this offering, our company, the L Bonds and any other relevant matters, including but not limited to additional information necessary or desirable to verify the accuracy of the information set forth in this prospectus. We will provide the information to the extent it possesses such information or can obtain it without unreasonable effort or expense. If there is a material change in the affairs of our company, we will supplement this prospectus or amend the registration statement of which this prospectus is a part.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing the L Bonds. This written communication is not intended to be written advice as defined in Circular 230 published by the U.S. Treasury Department.

The L Bonds will be issued under an indenture, as amended or supplemented from time to time (referred to herein collectively as the “indenture”). This prospectus is qualified in its entirety by the terms of that indenture filed with SEC as an exhibit to the registration statement of which this prospectus is a part. All material terms of the indenture are summarized in this prospectus. You may obtain a copy of the indenture upon written request to us or online at www.sec.gov.

The indenture trustee did not participate in the preparation of this prospectus and makes no representations concerning the L Bonds, the collateral, or any other matter stated in this prospectus. The indenture trustee has no duty or obligation to pay the L Bonds from their funds, assets or capital or to make inquiry regarding, or investigate the use of, amounts disbursed from any account.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

HOW TO PURCHASE L BONDS

If, after carefully reading this entire prospectus, obtaining any other information requested and available, and being fully satisfied with the results of pre-investment due-diligence activities, you would like to purchase L Bonds, you will have two different ways in which to consummate a purchase: (1) DTC settlement, and (2) direct settlement with the Company.

1. Depositary Trust Company Settlement (DTC settlement). If your broker-dealer is a participant in the DTC system and makes DTC settlement available to you, then you can place an order for the purchase of L Bonds through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds will be placed to facilitate the monthly closing cycle. Orders will be executed by your broker-dealer electronically and you must coordinate with your broker-dealer’s registered representative to pay the full purchase price for the L Bonds by the final settlement date. Orders may be placed at any time, and the final settlement date will be the date on which your subscription agreement is accepted. You will be credited with ownership of an L Bond on the first business day following the month in which the subscription is made. However, interest will begin to accrue from the final settlement date. Your purchase price for L Bonds purchased in this way will not be held in escrow.

2. Direct Settlement with the Company. If you wish to purchase L Bonds through direct settlement with the Company, then you must complete, execute and return the Subscription Agreement to us together with a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account” (or wire sent to the Subscription Account) equal to the principal amount of L Bonds you wish to purchase. If you are working with a broker-dealer, your subscription materials and the certified check or personal check should be delivered to your broker-dealer, who will deliver it to us at the following address:

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

Wire Instructions
GWG Holdings, Inc. — Subscription Account
Account: 500023916
Routing: 091310521
Bank Name: Bell State Bank & Trust

Your purchase is subject to our acceptance. All information provided is confidential and will be disclosed only to our directors, officers and employees who need to know, affiliates, managing broker-dealer, legal counsel and, if required, to governmental authorities and self-regulatory organizations or as otherwise required by law. For your purchase to be effective as of the first business day of a calendar month, your completed and executed Subscription Agreement, together with your related funds, must be received by the final settlement date (i.e., the last business day of the prior calendar month).

Upon our receipt of the signed Subscription Agreement and acceptance of your purchase, we will notify you of such acceptance. We may, in our sole discretion, accept or reject any purchase, in whole or in part. In the event we do not accept your purchase of L Bonds for any reason, we will promptly return your payment. We may terminate or suspend this offering at any time, for any reason or no reason, in our sole discretion. You may obtain a copy of the Subscription Agreement from our website at www.gwglife.com, your broker-dealer (if you are working with one), or from us by contacting us at 1-877-494-2388.

COVERED SECURITY

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they will be senior to our common stock, which is listed on The Nasdaq Capital Market.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. Investors are urged to read carefully the risk factors relating to our business and our Company contained in the Risk Factors section of this prospectus beginning on page 18. In addition, investors should understand that because our L Bonds are a “covered security” exempt from state securities regulations, neither our Company, the L Bonds, or any other aspects of this offering have been the subject of any merit-based review by state securities regulators.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that you may wish to review. Nevertheless, you should read this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase our L Bonds.

Can you explain and clarify the interplay between GWG Holdings, Inc. and GWG Life, LLC and its subsidiaries in relation to the L Bonds and the registration statement?

GWG Holdings, Inc. will be issuing the L Bonds, receiving all proceeds from the sale of L Bonds, and will be the only entity making regular payments on the L Bonds. Nevertheless, because a significant amount of the consolidated assets of the Company are held in GWG Life, LLC and its direct subsidiaries, GWG Life is a guarantor of the Company’s obligations under the L Bonds. As guarantor of the L Bonds, SEC rules require that GWG Life be included as a co-registrant under this registration statement. GWG Life will not, however, be otherwise involved in the offering of L Bonds.

It seems as though you are offering several bonds with different interest rates and maturities but calling them all L Bonds. Is this the case?

All bonds we issue in this offering will have identical terms, excepting the interest rate and the maturity length. In this regard, we have essentially created multiple classes of L Bonds, similar to how companies may have different classes of stocks with slightly different economic rights. Currently, we are offering six classes of L Bonds, as follows:

•         “Class .5-1” L Bonds will mature six months from their issuance and accrue interest at 4.25% per annum.

•         “Class 1-1” L Bonds will mature one year from their issuance and accrue interest at 5.00% per annum.

•         “Class 2-1” L Bonds will mature two years from their issuance and accrue interest at 6.50% per annum.

•         “Class 3-1” L Bonds will mature three years from their issuance and accrue interest at 7.50% per annum.

•         “Class 5-1” L Bonds will mature five years from their issuance and accrue interest at 8.50% per annum.

•         “Class 7-1” L Bonds will mature seven years from their issuance and accrue interest at 9.00% per annum.

The economic terms for each L Bond in any particular class will be identical to all other L Bonds in the same class (other than the date of maturity). In the event we adjust the interest rate for any class of bonds we offer, we will create a new class of L Bonds. Upon the renewal of any L Bonds we have sold, any new interest rate applied to an L Bond will be applied to all L Bonds in the same class. We presently do not use the “class” designation in our prospectus, but intend to do so if and when DTC settlement of our L Bonds is permitted.

Your prospectus states that the interest rate for the L Bonds may be adjusted from time to time during the course of the offering. Will any such adjustment apply retroactively to L Bonds already issued?

No. Once you purchase an L Bond, the interest rate on that L Bond will not change during the entirety of its original term. The interest rate on an issued L Bond may, however, be adjusted upon renewal of that L Bond. In any such case, we will advise you of any different interest rate that may apply to your L Bond upon renewal. In sum, any new interest rates for the L Bonds will apply only to newly issued L Bonds sold or renewed after the date of any interest rate change. Our decision to change interest rates depends on numerous factors, including but not limited to things such as market interest rates, our capitalization, demand for our L Bonds, the life settlement market in general, our capital requirements, and many other factors. We have not changed interest rates since January 2014, which was the only time we have changed the interest rates on our publicly offered L Bonds. Please see “Description of the L Bonds — Interest Rate.”

How do I subscribe for L Bonds, and what is the settlement process?

L Bonds may be purchased either directly from the Company or through a DTC participant once DTC settlement is permitted.

If you purchase directly from the Company, you will send your completed and executed Subscription Agreement, together with your subscription amount to us at the address listed in “How to Purchase L Bonds.” Your subscription amount is principal amount of L Bonds you wish to purchase, and should be paid through a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account.” In lieu of paying by check, you may wire your subscription amount to the account referenced in “How to Purchase L Bonds.” If you are working with a broker-dealer or other investment professional, your broker-dealer or professional will gather and send in the required information on your behalf, and may facilitate your payment of the subscription amount. Once we have received your subscription amount and required documentation, we will either reject or accept your subscription. Once accepted, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. Nevertheless, we will formally issue your L Bond on the first day of the month following the month in which your subscription is accepted. This means that if your subscription is accepted July 3, 2015, then your L Bond will be issued August 1, 2015. As indicated above, interest will nonetheless accrue on your L Bond from July 3, 2015 to July 31, 2015, and will be paid on August 15, 2015. If you purchase directly from the Company, your L Bond will ordinarily be issued in book-entry (or certificated) form and payments will be made directly into the account you indicate in your Subscription Agreement.

Purchasing through a DTC participant is a slightly different process. In this case, you will provide your order for the purchase of L Bonds to your broker-dealer, together with such other information as your broker-dealer may require. Your broker-dealer will ensure your order is electronically placed with the Company and that the Company timely receives your subscription amount. There is no need to furnish the Company with a Subscription Agreement when you purchase through a DTC participant. Once we have received your subscription amount, we will either reject or accept your subscription. Once accepted, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. Nevertheless, we will formally issue your L Bond on the first day of the month following the month in which your subscription is accepted. This means that if your subscription is accepted July 3, 2015, then your L Bond will be issued August 1, 2015. As indicated above, interest will nonetheless accrue on your L Bond from July 3, 2015 to July 31, 2015, and will be paid on August 15, 2015. If you purchase through a DTC participant, your L Bond will be issued to DTC in the name of Cede & Co, as its nominee. In this sense, DTC will be the legal owner of the L Bond and you will be the beneficial owner. Your ownership of the L Bond should then appear on the brokerage or other investment statements you receive from your broker-dealer. Settling through a DTC participant will only be permitted if and when approved by DTC (The Depository Trust Company).

If and when DTC settlement is approved, we intend to issue each class of L Bonds a unique identifying number (CUSIP) each month to facilitate the settlement of L Bonds. Thus, Class 1-1 L Bonds issued in August 2015 (and maturing August 2016) will all have the same CUSIP, which will be different from the CUSIP applicable to Class 1-1 L Bonds issued in September 2015 (and maturing September 2016). In this way, all L Bonds belonging to a single CUSIP will be completely fungible, meaning that they will all mature on the same date and have identical terms so that one L Bond with a particular CUSIP is interchangeable with any other L Bond having the same CUSIP. This process helps us track L Bond issuances and creates a tracking system for the L Bonds to be issued to and transferred through DTC.

What is the role of the trustee?

The Bank of Utah is the trustee for the L Bonds. The role of the trustee is essentially to enforce the terms of the L Bonds on behalf of bondholders, including direct and beneficial holders, and facilitate the relationship between our Company and the bondholders. We must notify the trustee of certain events as required under the indenture, and the trustee will in turn notify bondholders. The trustee has also been granted a security interest in all of the assets of GWG Holdings and GWG Life for the benefit of the bondholders. The trustee has no duty to pay any obligations under L Bonds or to make inquiry regarding, or investigate the use of, amounts disbursed from any account. Upon an event of default under the indenture, and subject to those limitations in the indenture designed to benefit our senior creditors, the trustee may take action against us to enforce the rights of holders of the L Bonds.

What is the role of the paying agent?

The paying agent is the term ascribed to whomever it is that is making the payment to the holders of L Bonds. Presently, the Company itself is the paying agent and therefore responsible for tracking investors’ respective payment dates and ensuring timely payment of principal and interest under the L Bonds. Under the indenture, we may designate a third party, such as a transfer agent registered with the SEC, or a banking institution, to serve as paying agent. The role of the paying agent is essentially mechanical, and does not ordinarily involve the exercise of discretion and judgment in the way that is typical for an indenture trustee.

Do I need to sign any paperwork in connection with renewal of my L Bond?

No. The terms of the L Bond allow for the automatic renewal into a new L Bond of an identical maturity, unless we receive notice from you. If we renew your L Bond, then we will notify you of our decision at least 30 days prior to the maturity date of your L Bond. After receiving such notice, you may yourself elect to be repaid. If you do not elect repayment at least 15 days prior to the maturity date of your L Bond, then your L Bond will be renewed. To effect a renewal, you are not required to sign or submit any new paperwork to us or your broker-dealer. Your L Bond will automatically renew in accordance with the terms of the indenture. Please see “Prospectus Summary—Renewal or Redemption at Maturity” and “Description of the L Bonds — Renewal or Redemption at Maturity.”

Can I resell or transfer my L Bond after it has been purchased?

Yes. Since these L Bonds are being offered and sold pursuant to an effective registration statement, the L Bonds may be transferred so long as such transfer is documented in the form approved by us. We do not, however, expect a public trading market to develop for the L Bonds in the foreseeable future, if ever. If you wish to transfer your L Bond held in book-entry (or certificated) form, you should contact us. If you wish to transfer your L Bond held through DTC, you should contact your broker-dealer.

Will I be able to sell my L Bonds in the secondary market?

We do not intend to list the L Bonds on an exchange and do not expect a public trading market to develop for them in the foreseeable future. Because of the lack of a trading market for L Bonds, it is unlikely that holders will be able to sell their L Bonds easily. If you require liquidity from your L Bond investment, you should contact us about the possibility of an early redemption.

How will I receive interest and principal payments on my L Bonds?

This will depend on how you purchased your L Bond. If you purchased your L Bond directly from us, we will directly deposit our payments of interest and principal into the account indicated in your Subscription Agreement. If you purchased through DTC, all payments of principal and interest will be made to DTC, who will forward such payment to participating broker-dealers. Your participating broker-dealer will then forward such funds to you by crediting those funds to your account held with that broker-dealer. In this case, all accountings of what you have contributed and what you are owed will be the responsibility of your participating broker-dealer.

How does a “best efforts” offering work?

When securities, including the L Bonds, are offered to the public on a “best efforts” basis, the broker-dealers participating in the offering are only required to use their best efforts to sell the securities. These broker-dealers do not themselves have any obligation to purchase any of the L Bonds.

What is GWG Holdings, Inc.?

We are a specialty finance company and a leading purchaser of life insurance policies in the secondary market. We are a holding company, meaning that we hold interests in subsidiaries and the subsidiaries generate income through operations. Through our subsidiary GWG Life, we purchase and finance life insurance policies at a discount to the face value of the policy benefit. In addition, through our subsidiary GWG MCA Capital, we participate in the merchant cash advance business.

While our primary wholly owned operating subsidiary began operations in March 2006, we were formed and organized in Delaware in 2008. In September 2014, we consummated an initial public offering of our common stock. In connection with this offering, we started listing our common stock on The NASDAQ Capital Market under the ticker symbol “GWGH.” We are based in Minneapolis, Minnesota.

Do you currently own any assets?

Our assets consist primarily of cash and equity interests in our subsidiaries. Nearly all of our life insurance assets are held through our subsidiaries. As of December 31, 2015, our consolidated assets totaled $398.2 million, of which approximately $34.4 million was cash and equivalents and approximately $356.6 million was the fair value of our life insurance assets. Those life insurance assets had an aggregate face value of policy benefits approximating $945 million.

What is your business strategy?

Our business strategy is to purchase a large and well-diversified portfolio of life insurance policy assets at discounts to their face value of the policy benefits sufficient enough to generate profitable returns. In addition, we seek to bring the value of the secondary market for life insurance to a broader senior consumer market. In order to meet our goals, we have spent and intend to continue to spend significant resources: (i) developing a robust operational platform and systems for originating and purchasing life insurance policies; (ii) obtaining requisite licensure to participate in the life insurance secondary market; (iii) developing financing resources, strategies, and capabilities for servicing a large portfolio of life insurance policies; (iv) recruiting and developing a professional management team; and (v) establishing strategic relationships for delivering its services. We are currently focused on investments in universal life insurance policies.

Operationally, we generally transact directly with the policy owner who originally purchased the life insurance in the primary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market. We have been expanding our origination practice by marketing to consumers through various marketing initiatives.

Are there any risks involved in investing in this offering?

Yes. Investing in L bonds involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus, which contains a detailed discussion of the material risks that you should consider before investing in our L Bonds.

What is the status of this offering and how many L Bonds do you currently have outstanding?

We began this offering on January 9, 2015. As of December 31, 2015, we had sold $121.9 million in principal amount of L Bonds under this registration statement, and had renewed $98.4 million in principal amount of L Bonds that had been previously sold. In total, we have outstanding as of December 31, 2015, an aggregate of $282.2 million in principal amount of L Bonds. This figure includes L Bonds sold since our initial offering of L Bonds commenced in January 2012.

How long will this offering last?

The offering is a continuous offering. The offering under this registration statement expires under SEC rules after three years (i.e., January 9, 2018). We may, however, conduct similar or identical offerings of L Bonds or other securities during this same time or afterwards. We may also decide to terminate this offering at any time.

Will I be notified of how my investment is doing?

We will provide you with periodic updates on our performance through periodic filings we make with the SEC. Such filings will include: (i) three quarterly financial reports; (ii) one annual report; (iii) supplements and amendments to this offering, as appropriate; and (iv) such other reports as required under Sections 13 and 15(d) of the Securities Exchange Act of 1934. Such information is also available on our corporate website at www.gwglife.com.

Will I receive annual tax information regarding interest payments from you?

You will receive a Form 1099-INT, which will be mailed by March 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about the offering, you should contact a registered representative of your broker-dealer or other investment professional, or else contact:

GWG Holdings, Inc.

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

(612) 746-1944

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” and the documents which are incorporated, or deemed to be incorporated, by reference into this prospectus, before making a decision to invest in our L Bonds. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its wholly owned subsidiaries. In instances where we refer emphatically to “GWG Holdings” or “GWG Holdings, Inc.,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our Company

We are a specialty finance company and a leading financial purchaser of life insurance assets in the secondary market. We create opportunities for consumers owning life insurance to obtain significant value for their policies as compared to the traditional options offered by insurance companies. We also create opportunities for investors to participate in alternative asset classes, such as life insurance, not correlated to traditional financial markets. In so doing, we enable investors to take advantage of financial opportunities dominated by banks prior to the 2008 credit crisis.

The life insurance secondary market provides consumers with the opportunity to sell their life insurance policies to financial buyers for a market value, rather than the surrender value offered by insurance carriers. When a life insurance policy is sold, the purchase price will exceed the surrender value, but will be at a discount to the face value of the policy benefit. Since inception, we have purchased approximately $1.85 billion in face value of policy benefits from consumers for over $315.5 million, an amount that exceeded surrender value of those policies by over $294.7 million. Why do consumers choose to sell their life insurance in the secondary market? There are a number of reasons, such as no longer needing or wanting the coverage, no longer being able to afford the premiums, or just wanting to maximize their life insurance investment. We believe that, for consumers 65 years or older and owning life insurance, we provide a unique financial opportunity that is far more valuable than surrendering a policy for a fraction of its market value or allowing it to lapse as worthless.

The potential secondary market for life insurance is large. According to the American Council of Life Insurers Fact Book 2015 (ACLI), individuals owned over $11.0 trillion in face value of life insurance policies in the United States in 2014. This figure includes all types of policies, including term and permanent insurance known as whole life and universal life. The ACLI reports that the lapse and surrender rate of individual life insurance policies for 2014 was 5.3%, amounting to over $602 billion in face value of policy benefits lapsed and surrendered in 2014 alone. These figures do not include group-owned life insurance, such as employer-provided life insurance, the market for which totaled over $8.2 trillion of face value of life insurance policies in the United States in 2014. Group-owned life insurance exhibits similar lapse and surrender rates to consumer owned life insurance according to the ACLI.

Research by Conning Research & Consulting (Conning) reports that the annual net market potential for life insurance policy benefits sold in the secondary market exceeds $138 billion in 2015. Of that market potential, Conning estimates that investors purchased approximately $1.7 billion in face value of life insurance assets in 2014, indicating that the market is dramatically underserved. And with an aging demographic in the United States, Conning expects the net market potential to grow to an annual $166 billion in face value of life insurance benefits by 2024. We share the belief that the life insurance secondary market represents both a dramatically underserved market and significant long-term growth opportunity.

Our business model is to earn a net profit between the yield generated by the alternative assets we own and the costs we incur to originate and finance the assets. We believe that we are uniquely positioned to acquire life insurance assets directly from consumers needing our services, and to finance our portfolio’s growth by providing investors with the opportunity to participate in the yield we generate from our assets. At the same time, we seek to fill the vacuum created by the widespread disappearance of bank-driven finance in a variety of other alternative asset classes. We further believe that GWG is well organized and positioned to address the market need.

To participate and compete in our growing market,we have spent and intend to continue spending significant resources: (i) developing a robust operational platform and systems for originating and purchasing life insurance policies and other alternative assets; (ii) creating opportunities for investors to participate in the yield generated by alternative assets we own; (iii) recruiting and developing a professional management team; and (iv) establishing strategic relationships for delivering the services we provide.

Portfolio Information

Our portfolio of life insurance policies, owned by our wholly-owned subsidiaries as of December 31, 2015, is summarized below:

Total portfolio face value of policy benefits	$944,844,000
Average face value per policy	$2,386,000
Average face value per insured life	$2,639,000
Average age of insured (yrs.)	82.6
Average life expectancy estimate (yrs.)	6.6
Total number of policies	396
Number of unique lives	358
Demographics	70% Males; 30% Females
Number of smokers	10
Largest policy as % of total portfolio	1.06%
Average policy as % of total portfolio	0.25%
Average annual premium as % of face value	3.41%

Corporate Organization

Our business was originally organized in February 2006, and we added our current parent holding company, GWG Holdings Inc., in March 2008. In September 2014, we consummated an initial public offering of our common stock on The Nasdaq Capital Market, where our stock trades under the ticker symbol “GWGH.”

GWG Holdings, Inc. (GWG Holdings) conducts its life insurance related business through a wholly-owned subsidiary, GWG Life, LLC (GWG Life), and GWG Life’s wholly-owned subsidiaries, GWG Trust (Trust), GWG DLP Funding II, LLC (DLP II) and GWG DLP Funding III, LLC (DLP III). All of these entities are legally organized in Delaware.

In February 2016, we launched a new operating division in the merchant cash industry through a subsidiary entity, GWG MCA Capital, Inc. (“GWG MCA Capital”). GWG MCA Capital provides secured loans to merchant cash advance funders, and also provides merchant cash advances directly to small businesses across the United States. To begin this operating division, we acquired a $4.3 million portfolio of loans and advances from a subsidiary of Walker Preston Capital. As part of the transaction, we retained the services of Patrick F. Preece as the President and Chief Executive Officer of GWG MCA Capital. Mr. Preece had been the Chief Executive Officer of Walker Preston Capital prior to our acquisition of its loan portfolio and, prior to his work with Walker Preston Capital, Mr. Preece was head of asset securitization for Autobahn Funding, a $6 billion commercial paper conduit for DZ Bank that specialized in financing alternative classes. To finance our GWG MCA Capital portfolio, we intend to offer investors the opportunity to participate in the yield potentially generated by these alternative assets through a variety of securities offerings.

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 and our telephone number is (612) 746-1944. Our website address is www.gwglife.com. The information on or accessible through our website is not part of this prospectus. Our corporate structure, including our principal subsidiaries, is as follows:

The Offering

Issuer	GWG Holdings, Inc.

Indenture Trustee	Bank of Utah

Paying Agent	GWG Holdings, Inc.

Securities Offered	We are offering up to 1,000,000 Units of L Bonds (“L Bonds”), with each whole Unit representing $1,000 in principal amount of L Bonds. The L Bonds are being sold on a continuous basis.

Method of Purchase

We will sell L Bonds using two different closing or “settlement” services, whenever available. The first service is DTC settlement, and the second is direct settlement with the Company. For more information, see “Plan of Distribution.”

Denomination	The minimum purchase amount is 25 L Bond Units, or $25,000 in principal amount. Additional L Bonds in excess of 25 Units may be purchased in any number of whole or fractional Units.

Offering Price	$1,000 per whole Unit, representing 100% of the principal amount of the L Bond represented by a whole Unit. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.”

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, you will have a limited time within which to rescind your investment subject to the conditions set forth in this prospectus. See “Description of the L Bonds — Limited Rescission Right” for additional information.

Maturity

You may generally choose maturities for your L Bonds of six months or 1, 2, 3, 5, or 7 years. Nevertheless, depending on our capital requirements, we may not offer and sell L Bonds of all maturities at all times during this offering.

Interest Rates

The interest rate of the L Bonds will be established at the time of your purchase, or at the time of renewal, based upon the rates we are offering in this prospectus or our latest interest rate supplement to this prospectus (i.e., any prospectus supplement containing interest rate information for L Bonds of different maturities), and will remain fixed throughout the term of the L Bond. We may offer higher rates of interest to investors with larger aggregate L Bond portfolios, but only as set forth in the then-current interest rate supplement.

Interest Payments

We will pay interest on the L Bonds based on the terms you choose, which may be monthly or annually. Interest will accrue from the effective date of the L Bond. Interest payments will generally be made on the 15th day immediately following the last day of the month to the L Bond holder of record as of the last day of that interest-payment period. Interest will be paid without any compounding.

Principal Payments

The maturity date for the L Bonds will be the last day of the month during which the L Bond matures. We are obligated to pay the principal on the L Bond by the fifth day of the month next following its maturity (or the first business day following such date).

Payment Method

Principal and interest payments will be made by direct deposit to the account you designate in your Subscription Agreement if you purchase L Bonds through direct settlement with the Company. If you purchase L Bonds through DTC settlement, principal and interest payments will be made to your brokerage or custodial account through DTC.

Renewal or Redemption at Maturity

Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your L Bonds. In the notice, we will advise you if we intend to repay the L Bonds or else remind you that your L Bonds will be automatically renewed unless you exercise your option, at least 15 days prior to the maturity date, to elect to have your L Bonds repaid. If applicable, a new certificate will be issued.

If we determine that a post-effective amendment to the registration statement covering the offer and sale of L Bonds must be filed during your 15-day repayment election period, we will extend your election period until ten days following the postmark date of our notice to you that the amendment has become effective.

For any L Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we will be able to renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

If L Bonds with similar terms are not being offered at the time of renewal, (i) the interest rate upon renewal will be (a) the rate specified by us in writing on or before the maturity date or (b) if no such rate is specified, the rate of your existing L Bonds, and (ii) the maturity will, if L Bonds of the same maturity are being offered at the time of renewal, be the same or, if not, the next earliest maturity. Accordingly, you should understand that the interest rate offered upon renewal may differ from the interest rate applicable to your L Bonds prior to maturity. See “Description of the L Bonds — Renewal or Redemption on Maturity.”

Call and Redemption Prior to Maturity

We may call and redeem the entire outstanding principal balance and accrued but unpaid interest of any or all of the L Bonds at any time without penalty or premium. L Bond holders will have no right to require us to redeem any L Bond prior to maturity unless the request is due to death, bankruptcy or total disability. In our sole discretion, we may accommodate other requests to redeem any L Bond prior to maturity. If we agree to redeem an L Bond upon the request of an L Bond holder, we may impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed, which fee will be subtracted from the amount paid.

Ranking

The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•          pari passu with respect to payment on and collateral securing the approximately $24.0 million in outstanding principal amount of Series I Secured Notes previously issued by our subsidiary GWG Life, and the previously issued L Bonds, of which approximately $282.2 million in principal amount is outstanding as of December 31, 2015 (see the caption “— Collateral Security” below);

•          structurally junior to the present and future obligations owed by our subsidiaries DLP II and DLP III under our current senior revolving credit facility with Autobahn/DZ Bank (including the approximately $65 million presently outstanding under such facility), and structurally or contractually junior to any future obligations that DLP II and DLP III or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

•          structurally junior to the present and future claims of other creditors of DLP II and DLP III, including trade creditors.

The indenture will permit us to issue other forms of debt, including senior and secured debt, in the future. Any such secured senior debt will have priority over L Bonds with respect to claims for payment and claims for any collateral that is shared as between the holders of L Bonds and such senior secured debt.

To fully understand the foregoing summary, you should understand that “pari passu” means that claims for payment and entitlement to security among the holders of L Bonds, the holders of previously issued L Bonds, and the holders of Series I Secured Notes previously issued by GWG Life, together with the holders of any later-created class of “pari passu debt” of ours, will generally be treated equally and without preference. We expect to continue our offering of Series I Secured Notes and previously issued L Bonds for purposes of processing renewals only, and any such debt issued on a pari passu basis in the future would also be treated equally and without preference in respect of the L Bonds and any secured debt issued by GWG Life. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that is pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities that are pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument. See “Description of the L Bonds — Ranking” for further information.

Guarantee

The payment of principal and interest on the L Bonds is fully and unconditionally guaranteed by GWG Life. This guarantee, together with the accompanying grant of a security interest in all of the assets of GWG Life and the terms and conditions of an intercreditor agreement, makes the L Bonds pari passu, with respect to payment and collateral, with the Series I Secured Notes issued by GWG Life and the previously issued L Bonds issued by GWG Holdings. On December 31, 2015, there was approximately $24.0 million in outstanding principal amount owed on the Series I Secured Notes and approximately $282.2 million in outstanding principal amount of previously issued L Bonds.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We have granted a security interest in all of our assets to the indenture trustee for the benefit of the L Bond holders. Our assets consist primarily of our investments in our subsidiaries and any cash proceeds we receive from life insurance assets of our subsidiaries, and all other cash and investments we hold in various accounts.

The majority of our life insurance assets are held in our subsidiaries DLP II and DLP III and the associated master trust. The L Bonds’ security interest will be structurally subordinate to the security interest in favor of our senior secured lender under the senior revolving credit facility, together with any future senior secured lenders of ours. The assets of GWG Life, including proceeds it receives as distributions from DLP II and DLP III and derived from the insurance policies owned by DLP II and DLP III, are collateral for GWG Life’s guarantee of the repayment of principal and interest on the L Bonds. As indicated above under “Collateral,” this security interest will be pari passu to other issued and outstanding debt of GWG Life and GWG Holdings, including our Series I Secured Notes and previously issued L Bonds, respectively. The L Bonds are also secured by a pledge of a majority of our outstanding common stock from our largest stockholders, which pledge is pari passu with the pledge of such common stock to the holders of Series I Secured Notes issued by GWG Life and to the holders of previously issued L Bonds. For a description of the meaning of the term “pari passu,” please refer to the caption “Ranking” above.

Indenture Covenants	The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

Use of Proceeds

If all the L Bonds are sold, we would expect to receive up to approximately $918.5 million of net proceeds from this offering after paying estimated offering and related expenses and after paying our estimated average selling commissions, dealer-manager fees, accountable expense allowance, wholesale commissions and our offering expenses. There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

We intend to use the net proceeds from this offering to: service our life insurance assets; and for certain other expenditures we anticipate incurring in connection with this offering and in connection with our business. See “Use of Proceeds” for additional information.

No Market for L Bonds Units; Transferability

There is no existing market for the L Bonds and we do not anticipate that a secondary market for the L Bonds will develop. We do not intend to apply for listing of the L Bonds on any securities exchange or for quotation of the L Bonds in any automated dealer quotation system. Nevertheless, you will be able to freely transfer or pledge L Bonds. See “Description of the L Bonds — Transfers.”

Book Entry	The L Bonds may be issued in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. See “Description of the L Bonds — Registration and Exchange.”

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus, as well as the disclosures on page 18 under the heading “Covered Security.”

Risk Factors

An investment in the L Bonds involves significant risks, including the risk of losing your entire investment, and may be considered speculative. Importantly, we maintain a senior borrowing arrangement that subordinates the right to payment on, and shared collateral securing, the L Bonds to our senior secured lender. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them. In addition, these borrowing arrangements with senior lenders restrict, and are expected to continue to restrict, our cash flows and, subject to certain exceptions, distributions from our operating subsidiaries. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. For a summary of risks relating to this offering and our Company and business, please see “Risk Factors,” page 21.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus contain forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in this prospectus and the following:

•         changes in the secondary market for life insurance;

•         our limited operating history;

•         the valuation of assets reflected on our financial statements;

•         the reliability of assumptions underlying our actuarial models, including our life expectancy estimates;

•         our reliance on debt financing;

•         risks relating to the validity and enforceability of the life insurance policies we purchase;

•         our reliance on information provided and obtained by third parties;

•         federal, state and FINRA regulatory matters;

•         competition in the secondary market of life insurance;

•         the relative illiquidity of life insurance policies;

•         our ability to satisfy our debt obligations if we were to sell our entire portfolio of life insurance policies;

•         life insurance company credit exposure;

•         general economic outlook, including prevailing interest rates;

•         performance of our investments in life insurance policies;

•         financing requirements;

•         litigation risks;

•         restrictive covenants contained in borrowing agreements; and

•         increases in the cost of premiums charged by insurers for the policies we own.

Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements.

We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus. We undertake no obligation to update our forward-looking statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K filed with the SEC on March 22, 2016, Currents Reports on Form 8-K filed with SEC on March 8, 2016 and February 26, 2016 and our preliminary proxy statement filed with the SEC on March 23, 2016, all which are incorporated by reference into this prospectus, and (ii) contained herein or in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in this prospectus and in the documents incorporated, or deemed to be incorporated, by reference in this prospectus are those that we currently believe may materially impact the Company. Additional risks not presently known or are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

We may not be able to raise the capital that we are seeking, and may be unable to meet our overall business objectives of growing a larger, more statistically diverse portfolio of life insurance policies without the proceeds from our continuous offering of L Bonds.

Our offering of L Bonds has been the principal means by which we have raised the funds needed to meet our goal of growing a larger and more statistically diverse portfolio that is more likely to meet our cash flow projections. While we plan to continue financing our business, if we are unable to continue to do so for any reason we may be unable to meet our goal. In addition, if holders of our Series I Secured Notes or L Bonds were to fail to renew those securities with the frequency we have historically experienced, and actual cash flows from our portfolio of life insurance policies do not occur as our actuarial projections have forecasted, we could be forced to sell our investments in life insurance policies in order to service or satisfy our debt-related obligations. If we are forced to sell investments in life insurance policies or our entire portfolio, we may be unable to sell them at prices we believe are appropriate, and may not be able to sell them at prices that approximate the discount rate we have applied to value our portfolio, particularly if our sale of policies occurs at a time when we are (or are perceived to be) in distress. In any such event, our business and the value of our securities, including our debt securities and common stock, may be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts and to continue to operate our business.

GWG Holdings, Inc. is a holding company. As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the L Bonds, depends in material part upon the ability of our subsidiaries to make cash distributions to us. In this regard, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by certain negative covenants in the agreement governing our senior revolving credit facility. DLP Funding II is the borrower under our senior revolving credit facility (see note 5 to our consolidated financial statements). The significant majority of the insurance policies we own are subject to a collateral arrangement with the agent for our revolving credit lender, as described in note 2 to our consolidated financial statements. Under this arrangement, collection and escrow accounts are used to fund purchases of and premiums for our insurance policies and to pay interest and other charges under the senior revolving credit facility. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers (us) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by the agent. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in a certain amount, before any additional distributions may be made.

If any of the above limitations were to materially impede the flow of cash to us, such fact would materially and adversely affect our ability to service and repay our debt, including obligations under the L Bonds and Series I Secured Notes. In addition, any adverse event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our senior revolving credit facility, could materially and adversely affect the ability of our subsidiaries to make cash distributions to us. Just as with a material contractual impediment to cash flow, any such subsidiary corporate event would materially and adversely affect our ability to service and repay our debt, including obligations under the L Bonds, and negatively impact our ability to continue operations.

Subordination provisions contained in the indenture will restrict the ability of the trustee or the L Bond holders to enforce their rights against us under the indenture, including the right to payment on the L Bonds, if a default then exists under our senior revolving credit facility.

The L Bonds will be subordinate in right of payment to any claims of the senior lender under our senior revolving credit facility. In this regard, subordination provisions limiting the right of L Bond holders to enforce their rights are contained in the indenture. These provisions include:

•         a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by a senior lender against us and our affiliates;

•         a 180-day standstill period during which there may not be brought any action to enforce an event of default against us or our affiliates unless our senior revolving credit facility has been repaid in full, which period may be extended if the credit facility provider takes action during such standstill period; and

•         a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the senior revolving credit facility lender has been paid in full.

Furthermore, in the event of a default, we will be prohibited from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness, and neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment. This payment restriction will generally remain in effect unless and until: (i) the default and event of default respecting the senior credit facility has been cured or waived or has ceased to exist; and (ii) the end of the period commencing on the date the indenture trustee receives written notice of default from a holder of such credit facility and ending on the earlier of the indenture trustee’s receipt of (1) a valid waiver of default from the holder of a credit facility, or (2) a written notice from the holder of a credit facility terminating the payment blockage period.

Other provisions of the indenture permit the trustee to take action to enforce the right of L Bond holders to payment after 179 days have passed since the trustee’s receipt of notice of default from the senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds. These subordination provisions present the risk that, upon any default by us on obligations owed under our senior debt, the holders of the L Bonds will be unable to enforce their right to payment.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture or L Bonds is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

The collateral granted as security for our obligations under the L Bonds and Series I Secured Notes may be insufficient to repay the indebtedness upon an event of default.

Our L Bonds and Series I Secured Notes are structurally subordinate to all obligations of our wholly owned subsidiaries DLP II and DLP III. Importantly in this regard, DLP II and DLP III own most of our life insurance policies and are the borrowers under the credit facility. This means that holders of the L Bonds and Series I Secured Notes will have a junior position to the claims of our senior credit facility provider. Thus, L Bonds and Series I Secured Notes are subordinate to all senior secured debt we have or may incur, to the extent of the value of the assets securing that debt. Importantly, as the issuers of the L Bonds and Series I Secured Notes which have granted a general security interest in its assets as collateral security for those obligations, GWG Holdings’ and GWG Life’s most significant assets are cash and their investments in subsidiaries. GWG Holdings’ total assets at December 31, 2015 were approximately

$304.5 million, of which approximately $269.9 million was its investment in subsidiaries. While the indenture agreements governing the L Bonds limits the amount of debt we and our subsidiaries can incur, the indenture permits us and our subsidiaries to incur secured debt (subject to the debt coverage ratio) that may be senior to the L Bonds.

As indicated above, as of December 31, 2015, we had approximately $65 million of outstanding secured indebtedness under our senior revolving credit facility that is senior to the L Bonds. For a description of the ranking of the L Bonds, see “ Description of the L Bonds — Ranking ” in this prospectus. In addition, the guarantee and associated grant of collateral security by GWG Life for our obligations under the L Bonds may offer security that is insufficient to fully satisfy obligations under the L Bonds. Like GWG Holdings, GWG Life’s most significant asset is its investment in its subsidiaries (in this case, DLP II and DLP III). GWG Life’s total assets at December 31, 2015 were approximately $297.1 million, of which approximately $291.3 million was its investment in subsidiaries.

Because of the foregoing, and because of the fact that a majority of our life insurance assets as of December 31, 2015 are held in our DLP II and DLP III subsidiary or its associated master trust (and all of those assets serve as collateral security for our obligations under the senior revolving credit facility), L Bond holders risk the possibility that the collateral security we have granted for our obligations under such securities may be insufficient to repay those securities upon an event of default.

If a significant number of holders of our Series I Secured Notes and L Bonds demand repayment of those instruments upon maturity instead of renewing them, and at such time we do not have sufficient capital on hand to fund those repayments (and do not otherwise have access to sufficient capital), we may be forced to liquidate some of our life insurance policy assets, which could have a material and adverse impact on our results of operations and financial condition.

As of December 31, 2015, GWG Holdings had approximately $282.2 million in principal amount of L Bonds outstanding, and GWG Life had approximately $24.0 million in principal amount of Series I Secured Notes outstanding. By virtue of GWG Life’s full and unconditional guarantee of obligations under the L Bonds, and other agreements contained in or made in connection with the indenture, the L Bonds are pari passu in right of payment and collateral with the Series I Secured Notes. The indenture governing the L Bonds, and the note issuance and security agreement governing the Series I Secured Notes, each provide for cross defaults upon an event of default under the provisions of the other agreement (i.e., an event of default under the note issuance and security agreement will constitute an event of default under the indenture for the L Bonds, and vice versa).

The terms of the Series I Secured Notes have renewal features. Since we first issued our Series I Secured Notes, we have experienced $150.2 million in maturities, of which $116.1 million has renewed for an additional term, as of December 31, 2015. This has provided us with an historical renewal rate of approximately 77% for investments in our Series I Secured Notes. Since we first issued our L Bonds, we have experienced $155.8 million in maturities, of which $98.4 million has renewed for an additional term, as of December 31, 2015. This has provided us with an historical renewal rate of approximately 63% for investments in our L Bonds.

Future contractual maturities of Series I Secured Notes and L Bonds as of December 31, 2015 are:

Years Ending December 31,	Series I Secured Notes	L Bonds	Total
2016	$13,819,000	$94,790,000	$108,609,000
2017	6,179,000	64,589,000	70,768,000
2018	1,427,000	64,372,000	65,799,000
2019	347,000	18,513,000	18,860,000
2020	1,765,000	19,810,000	21,575,000
Thereafter	40,000	20,096,000	20,136,000
	$23,577,000	$282,170,000	$305,747,000

If investors holding existing indebtedness with short-term maturities do not elect to renew their investments and we do not at such time have or have access to sufficient capital, then we may need to liquidate some of our investments in life insurance policies earlier than anticipated. In such an event, we may be unable to sell those policies at prices we believe are fair or otherwise appropriate and such sales could have a material and adverse impact on our results of operations and financial condition.

Because we intend to hold our life insurance policies to their maturity, we therefore measure our debt coverage ratio against our current cost of financing, which may not reflect the sale price of our life insurance policies if we were to liquidate them.

We intend to hold our life insurance policy investments until they are paid out at the mortality of the insured. As a result, we measure our debt coverage ratio based on the portfolio’s gross expected yield against the interest cost of our total debt obligations to finance the portfolio. The debt coverage ratio, expressed as a percentage, is defined as the ratio of (i) total amounts outstanding on any indebtedness for borrowed money, over (ii) the net present asset value of all life insurance assets we own, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted-average interest rate of the indebtedness for the previous month. Under the indenture, the maximum amount of such securities we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide some comfort to holders of our debt that the value of our assets exceeds our obligations to those holders. Nevertheless, the debt coverage ratio (as calculated) is not based on the fair value of our life insurance assets, which may be different — greater or less — than the amount we would receive if we were forced to sell those assets in the marketplace. Furthermore, mere compliance with the debt coverage ratio does not contemplate or account for the significant transactional costs that could be associated with a sale of all or any significant portion of our portfolio.

We have no obligation to redeem L Bonds prior to their maturity date except in narrowly limited circumstances.

We will have no obligation, and L Bond holders will have no right to require us, to redeem any L Bonds prior to their maturity date. The only exceptions exist for situations in which an individual natural person investor suffers a total permanent disability or a bankruptcy, or dies. In any such event, we will be required to redeem the L Bonds of such person so long as certain procedural requirements are met. Outside these narrow exceptions, we may nonetheless agree, in our sole and absolute discretion, to accommodate requests to redeem L Bonds prior to their maturity in other cases. If we do agree to redeem any L Bonds, we will assess a 6% redemption fee for such transaction. For more information, see “Description of the L Bonds — Call and Redemption Prior to Stated Maturity.” As a result, any investment in our L Bonds should be considered illiquid and unable to be redeemed until its stated maturity.

Fraudulent transfer statutes may limit your rights under the guarantee of the L Bonds.

Our obligations under the L Bonds will be fully and unconditionally guaranteed by our direct wholly owned subsidiary, GWG Life. The guarantee may be subject to review under various laws for the protection of creditors. It is possible that other creditors of GWG Life may challenge the guarantee as a fraudulent transfer under relevant federal and state laws. Under certain circumstances, including a finding that GWG Life was insolvent at the time its guarantee was issued, a court could hold that the obligations of GWG Life under the guarantee may be voided or are subordinate to other obligations of GWG Life, or that the amount for which GWG Life is liable under its guarantee of the L Bonds may be limited. Different jurisdictions define “insolvency” differently, and we cannot assure you as to what standard a court would apply to determine whether GWG Life was insolvent. If a court were to determine that GWG Life was insolvent on the date on which it guaranteed the L Bonds, or that the guarantee constituted a fraudulent transfer on other legal grounds, the claims of creditors of GWG Life would effectively have priority with respect to GWG Life’s assets and earnings over the claims of the holders of the L Bonds.

Our controlling stockholders and principal executives are involved in litigation “clawback” claims, and it is possible that adverse outcomes from these claims could negatively affect the Company.

Our Chief Executive Officer, Jon R. Sabes, and our corporate secretary and Executive Vice President of Originations and Servicing, Steven F. Sabes, who together beneficially own or control approximately 74% of our common stock, are subject to litigation relating to claims by a bankruptcy trustee for loan payments made to an affiliate, Opportunity Finance, LLC. The litigation stems from the 2010 conviction of an individual operating a fraudulent business, which business filed for bankruptcy in 2008. The bankruptcy trustee alleges that loan repayments to Opportunity Finance were avoidable transfers under preference or other legal theories and seeks to recover amounts for other creditors of the bankruptcy estate. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). Such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. In addition, GWG Holdings invested $1.0 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007. To date no claim has been made against the Company.

The loss of the services of our current executives or other key employees, or the failure to attract additional key individuals, would materially adversely affect our business operations and prospects.

Our financial success is significantly dependent upon the efforts of our current executive officers and other key employees. In addition, our revolving senior credit facility requires Messrs. Jon R. Sabes and Steven F. Sabes to generally remain active within the business. We have entered into employment agreements with Messrs. Jon R. Sabes, Steven F. Sabes, Paul A. Siegert, William B. Acheson, Michael D. Freedman and Jon L. Gangelhoff. Nevertheless, there can be no assurance that these individuals will continue to provide services to us. A voluntary or involuntary termination of employment could have a materially adverse effect on our business operations if we were not able to attract qualified replacements in a timely manner. At present, we do not maintain key-man life insurance policies for any of these individuals. In addition, our success and viability is also dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team. If we were to lose the members of these service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We have no obligation to contribute to a sinking fund to retire the L Bonds, nor are the L Bonds guaranteed by any governmental agency.

We have no obligation to contribute funds to a sinking fund to repay principal or interest on the L Bonds upon maturity or default. The L Bonds are not certificates of deposit or similar obligations of, or guaranteed by, any depository institution. Further, no governmental entity insures or guarantees payment on the L Bonds if we do not have enough funds to make principal or interest payments.

We have the discretion to purchase assets, including life insurance policies, through different subsidiaries, and to transfer assets among our subsidiaries. Any decision to purchase or hold title to assets in one subsidiary, as opposed to a different subsidiary, may affect the value of collateral security for our obligation under the L Bonds.

We may at our discretion direct the purchase of policies by, and the sale of policies and other assets amongst, different subsidiaries of GWG Holdings as a method of asset and liability management and to attempt to maintain diversification and certain ratios in our investment portfolio. Purchases of assets in, or movements of assets amongst, different subsidiaries could affect the value of the collateral security for obligations under the L Bonds. For example, purchases through, or transfers of life insurance policies to, DLP Funding II would cause the policies acquired by DLP Funding II to become collateral for our senior revolving credit facility, whereas purchases through, or transfers of life insurance policies to, GWG Life would cause the policies acquired by GWG Life to become collateral for the L Bonds. Accordingly, purchases of assets such as life insurance policies through, or transfers of such assets to, different subsidiaries may affect the value of collateral security for different classes of holders of our debt, including the L Bonds. In the case of a liquidation, any of these discretionary decisions may affect the value of and amount you may ultimately be entitled to receive with respect to your L Bonds.

We are an “emerging growth company” that has elected to delay adoption of new or revised accounting standards and abide by certain reduced disclosure requirements, which may make our securities in general, and our common stock in particular, less attractive.

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. We intend to take advantage of all of the reduced reporting requirements and exemptions available to us, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Even after our cessation to be an emerging growth company, certain of the same reduced disclosure requirement will continue to apply to us for so long as we are a “smaller reporting company” under applicable securities rules. We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in our financing efforts, and the market price of our common stock may suffer.

We do not expect a market to exist that will enable you to sell your L Bonds.

Although we are a public reporting company that files information with the SEC, the L Bonds will not be readily resalable or transferable. No public market for the L Bonds exists and none is expected to develop. As a result, the transferability of the L Bonds will be limited. Accordingly, the purchase of L Bonds is not suitable for investors desiring liquidity at any time prior to the maturity of the L Bonds.

We cannot know the tax implications of an investment in the L Bonds for the L Bond holder.

The section of this prospectus entitled “Material Federal Income Tax Considerations” sets forth a summary of federal income tax consequences to the purchasers of the L Bonds. No information is provided concerning tax consequences under any other federal, state, local or foreign laws that may apply to the purchasers of the L Bonds. Prospective investors or their representatives should read that section very carefully in order to properly evaluate the federal income tax risks of an investment in the L Bonds. Each prospective investor should consult his personal counsel, accountant and other business advisors as to the federal, state, local and foreign tax consequences of an investment in the L Bonds. L Bond holders will receive an IRS Form 1099-INT in connection with their receipt of interest payments.

USE OF PROCEEDS

If all of the L Bonds are sold, we expect to receive up to approximately $918.5 million of net proceeds from this offering after paying estimated offering and related expenses and after paying our estimated average selling and wholesale commissions, dealer-manager fees, and accountable expense allowance. The estimated commissions, dealer-manager fees, accountable expense allowance and wholesale commissions of our selling group members aggregate to approximately $80 million based on expected average selling commissions of $50 million (5.00%), dealer-manager fees of $5 million (0.50%), and accountable expenses, wholesale commissions, and any non-transaction-based and non-cash selling compensation aggregating to $25 million (2.50%), assuming the sale of all of the L Bonds. We have also agreed to reimburse Emerson Equity for certain pre-offering expenses that we expect will aggregate to no more than $180,500. In addition, we expect that our offering expenses, consisting of legal, accounting, printing, mailing, registration, qualification and associated securities offering filing costs and expenses, will aggregate to approximately $1,350,000 through the course of this offering.

As explained elsewhere in this prospectus, the maximum amount of commissions, fees and allowances (including non-transaction-based and non-cash selling compensation, if any) payable to FINRA selling members is 8.00% of the aggregate principal amount of L Bonds sold. Therefore, if all of the L Bonds were sold and the maximum commissions, fees and allowances and reimbursements were paid, we estimate that the net proceeds to us, after paying our own estimated offering and related expenses, would be approximately $918.5 million. Nevertheless, because we do not know the total number of Units and principal amount of L Bonds that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering. For more information about dealer-manager fees, selling commissions, and accountable expenses payable to our selling group in connection with the sale of L Bonds, as well as our own offering and related expenses, please see “Plan of Distribution.”

There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

Our goal is to use a majority of the net proceeds from the sale of L Bonds to purchase additional life insurance policy assets in the secondary market. The amount of proceeds we apply towards purchasing additional life insurance policy assets will depend, among other things, on how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets, our cash needs for certain other expenditures (summarized below) we anticipate incurring in connection with this offering and in connection with our business, and the availability of other sources of cash (e.g., our senior revolving credit facility). These certain other expenditures, listed in order of priority, include:

•         servicing of life insurance assets;

•         paying principal at maturity, interest and fees to our lenders, including under our senior revolving credit facility, the Series I Secured Notes, the previously issued L Bonds and the L Bonds offered hereby; and paying fees and expenses of the trustees of certain trusts associated with our Series I Secured Notes, the previously issued L Bonds and the L Bonds offered hereby; and

•         general working capital purposes.

Our use of funds for general working capital purposes is expected to include, but not be limited to, expenditures such as (i) obtaining life expectancy reports, (ii) mortality tracking and (iii) legal and collections expenses; and our use of funds for working capital purposes is expected to include, but not be limited to, (iv) sales and marketing expenses, (v) general and administrative expenses, as well as (vi) tax liabilities, and (vii) interest rate caps, swaps or hedging instruments for our life insurance policy portfolio or our indebtedness.

As indicated above, the extent to which we will use proceeds from this offering for these other purposes, and the amounts and timing of such expenditures will depend on, among other things, how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets, the availability of funds from other sources, including borrowings from our senior revolving credit facility and cash generated from our operations, and certain other factors. We currently expect to allocate net offering proceeds (assuming the maximum amount of commissions, fees, allowances and any other items of selling compensation equal to 8.00% of the aggregate principal amount of L Bonds sold) as follows, based upon various assumed amounts of gross proceeds that we receive from the sale of L Bonds:

	Gross Offering Proceeds
	$1,000,000,000		$500,000,000		$250,000,000
Net Offering Proceeds	918,500,000	100%	458,500,000	100%	228,500,000	100%
Purchase Policies	661,320,000	72%	330,120,000	72%	141,670,000	62%
Payment of Premiums	91,850,000	10%	45,850,000	10%	34,275,000	15%
Payment of Principal and Interest	119,405,000	13%	59,605,000	13%	41,130,000	18%
Other Expenditures	45,925,000	5%	22,925,000	5%	11,425,000	5%

Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use. We may also purchase interest rate hedges to lock in our cost of capital, or longevity hedges to lock in our expected return from our portfolio.

As indicated above, we may use some of the net proceeds from this offering to pay premiums on life insurance assets we own. Our aggregate premium obligations over the next five years for life insurance assets that we own as of December 31, 2015 are set forth in the table below. These premium obligations do not take into account the expectation of mortality over the periods presented.

Year	Premiums	Servicing	Premiums and Servicing
2016	$32,227,000	$475,000	$32,702,000
2017	35,181,000	475,000	35,656,000
2018	38,204,000	475,000	38,679,000
2019	42,817,000	475,000	43,292,000
2020	47,637,000	475,000	48,112,000
Total	$196,066,000	$2,375,000	$198,441,000

Also as indicated above, we may use some of the net proceeds from this offering to pay principal amounts owing under our Series I Secured Notes or previously issued L Bonds when such amounts become due and payable. The amount of such securities that we would repay with proceeds of this offering will depend on whether the holders of such notes elect repayment rather than renewal of such securities, as well as whether we elect to use other sources of repayment. We believe it is most likely that such payments, if any, would relate to securities that mature within the first three years after the initial effective date of the registration statement of which this prospectus is a part (i.e., the maximum period of time during which we may offer securities under the registration statement). At December 31, 2015 and December 31, 2014, the weighted-average interest rate of Series I Secured Notes was 8.47% and 8.37%, respectively. The notes are secured by assets of GWG Life. The principal amount outstanding under these Series I Secured Notes was $23,578,000 and $28,047,000 at December 31, 2015 and 2014, respectively. We do not intend to use any net proceeds from this offering to repurchase Series I Secured Notes or previously issued L Bonds prior to their maturity.

Some of the outstanding previously issued L Bonds due to mature within the next year may have been issued within the prior year (i.e., less than one year ago). In such a case, we used the proceeds of such debt to purchase life insurance policies or finance the servicing of such policies.

BUSINESS

Overview

GWG Holdings, Inc. is a specialty finance company and a leading financial purchaser of life insurance assets in the secondary market. We create opportunities for consumers owning life insurance to obtain significant value for their policies as compared to the traditional options offered by insurance companies. We also create opportunities for investors to participate in alternative asset classes, such as life insurance, not correlated to traditional financial markets. In so doing, we enable investors to take advantage of financial opportunities dominated by banks prior to the 2008 credit crisis.

The life insurance secondary market provides consumers with the opportunity to sell their life insurance policies to financial buyers for a market value, rather than the surrender value offered by insurance carriers. When a life insurance policy is sold, the purchase price will exceed the surrender value, but will be at a discount to the face value of the policy benefit. Since inception, we have purchased approximately $1.85 billion in face value of policy benefits from consumers for over $315.5 million, an amount that exceeded their surrender value by over $294.7 million. Why do consumers choose to sell their life insurance in the secondary market? There are a number of reasons, such as no longer needing or wanting the coverage, no longer being able to afford the premiums, or just wanting to maximize their life insurance investment. We believe that, for consumers 65 years or older and owning life insurance, we provide a unique financial opportunity that is far more valuable than surrendering a policy for a fraction of its market value or allowing it to lapse as worthless.

Market researchers believe that the market opportunity in the life insurance secondary market is significant, with the annual net market potential of $138 billion in face value of policy benefits in 2015. To seize this opportunity, we have built a robust operational platform to offer consumers options based on the market value of their life insurance that include: (i) selling the entire policy benefit for cash, or (ii) selling a portion of the policy benefit and retaining a portion of the benefit with no future premium obligation. When we purchase a life insurance policy, we expect to continue paying the premiums for that policy until the policy benefit is paid upon the mortality of the insured. We believe we are well positioned to capitalize on the market opportunity to serve consumers in the life insurance secondary market.

The life insurance secondary market provides buyers of life insurance policies with the opportunity to purchase an alternative asset that potentially generates attractive investment returns not correlated to traditional financial markets. When a buyer acquires a life insurance asset in the secondary market, that buyer acquires a financial obligation of an insurance carrier to pay the face value of the insurance policy benefit. The potential yield generated from a portfolio of life insurance assets equals the difference between the purchase price of the life insurance assets, plus the premiums and financing costs to maintain those assets, and the face value of the policy benefits received. As of December 31, 2015, our total investment in our portfolio of life insurance assets, including the purchase price and attendant premiums and financing costs was $353 million, and the total face value of life insurance policy benefits of our portfolio was $945 million.

We seek to build a profitable and large portfolio of life insurance assets that are well diversified in terms of insurance companies and insureds. We believe that diversification is a key risk mitigation strategy to provide consistent cash flows and reliable investment returns from our portfolio of life insurance assets. To grow our portfolio and achieve the diversification we seek, we offer investors the opportunity to participate in the yield potentially generated by our portfolio of life insurance assets through a variety of financings and securities offerings. We chose to finance our business in this manner after the 2008 credit crisis, during which banks largely ceased financing alternative asset classes as a result of the regulatory response to the financial crisis. We believe we are well positioned to continue providing investors with yield participation opportunities from alternative asset classes once dominated by the banking sector.

Our business was originally organized in February 2006, and we added our current parent holding company, GWG Holdings Inc., in March 2008. In September 2014, we consummated an initial public offering of our common stock on The Nasdaq Capital Market, where our stock trades under the ticker symbol “GWGH.”

In February 2016, we launched a new operating division in the merchant cash industry through a subsidiary entity, GWG MCA Capital, Inc. (“GWG MCA”). GWG MCA provides secured loans to merchant cash advance funders, and also provides merchant cash advances directly to small businesses across the United States. To begin this operating division, we acquired a $4.3 million portfolio of loans and advances from a subsidiary of Walker Preston Capital. As part of the transaction, we retained the services of Patrick F. Preece as the President and Chief Executive Officer of GWG MCA. Mr. Preece had been the Chief Executive Officer of Walker Preston Capital prior to our acquisition of its loan portfolio and, prior to his work with Walker Preston Capital, Mr. Preece was head of asset securitization for Autobahn Funding, a $6 billion commercial paper conduit for DZ Bank that specialized in financing alternative classes. To finance our GWG MCA portfolio, we intend to offer investors the opportunity to participate in the yield potentially generated by these alternative assets through a variety of securities offerings.

GWG Holdings, Inc. (GWG Holdings) conducts its life insurance related business through a wholly-owned subsidiary, GWG Life, LLC (GWG Life), and GWG Life’s wholly-owned subsidiaries, GWG Trust (Trust), GWG DLP Funding II, LLC (DLP II) and GWG DLP Funding III, LLC (DLP III). As indicated above, GWG Holdings conducts its merchant cash advance activities through GWG MCA. All of these entities are legally organized in Delaware. Unless the context otherwise requires or we specifically so indicate, all references in this prospectus to “we”, “us”, “our”, “our Company”, “GWG”, or the “Company” refer to these entities collectively. Our headquarters are based in Minneapolis, Minnesota.

Markets

Consumers Owning Life Insurance

The potential secondary market for life insurance is large. According to the American Council of Life Insurers Fact Book 2015 (ACLI), individuals owned over $11.0 trillion in face value of life insurance policy benefits in the United States in 2014. This figure includes all types of policies, including term and permanent insurance known as whole life and universal life. The ACLI reports that the lapse and surrender rate of 5.3% for individual life insurance policies, amounting to over $602 billion in face value of policy benefits lapsed and surrendered in 2014 alone. These figures do not include group-owned life insurance, such as employer-provided life insurance, the market for which totaled over $8.2 trillion of face value of life insurance policy benefits in the United States in 2014. Group-owned life insurance exhibits similar lapse and surrender rates to consumer owned life insurance according to the ACLI. Owners of life insurance lapse or surrender their policies for a variety of reasons, including: (i) the insurance coverage is no longer needed; (ii) the internal cash value of the policy is substantially less than was projected due to unrealistic assumptions made about the insurance policy’s earnings when the policy was originally purchased; (iii) the insurance premiums are no longer affordable for the policy owner for a variety of reasons; or (iv) there is a desire to maximize the insurance policy’s investment value in the secondary market.

The life insurance secondary market has developed in response to the large volume of policy lapses and surrenders and inadequate value offered to consumers by the insurance carriers. According to research conducted by a leading actuarial firm, it is estimated that 88% of all universal life insurance policies do not result in the payment of a benefit claim. Rather than allowing a policy to lapse as worthless, or surrendering a life insurance policy at a fraction of its market value, the secondary market can be a source of significant value to consumers. Without the secondary market, insurance carriers maintain monopsony power over consumers who no longer desire to pay the premiums for their life insurance coverage. To illustrate the significance of this value, since our inception we have paid consumers $315.5 million for their life insurance policies as compared to the $20.8 million of cash surrender value offered by insurance carriers for these same policies. The development of a vibrant life insurance secondary market provides consumers with greater flexibility and options for the life insurance assets they own and maintain.

The life insurance secondary market is geared towards consumers, 65 years and older, who own life insurance and are addressing their post-retirement financial options. These consumers represent the fastest growing demographic segment in the United States according to the U.S. Census Bureau. And as these consumers age, they and their families will be faced with a variety of financial needs that can benefit from the value-added options our market offers.

Research by Conning Research & Consulting (Conning) reports that the annual net market potential for life insurance policy benefits sold in the secondary market exceeds $138 billion in 2015. Of that market potential, Conning estimates that investors purchased approximately $1.7 billion in face value of life insurance assets in 2014, indicating that the market is dramatically underserved. And with an aging demographic in the United States, Conning expects the net market potential to grow to an annual $166 billion in face value of life insurance benefits by 2024. We share the belief that the life insurance secondary market represents a both a dramatically underserved market and significant long-term growth opportunity. We further believe that GWG is well organized and positioned to address the market need.

Investors Seeking Alternative Assets

Since the credit crisis of 2008, the flow of capital to a variety of alternative asset classes has undergone a structural shift. Alternative assets, broadly defined, are any non-traditional asset with potential economic value that would not be found in a standard investment portfolio. An asset is generally considered “alternative” if it has some or all of the following characteristics: a limited investment history, not commonly found in portfolios, an illiquid market, different performance characteristics, and requires specialized skill to originate and service the asset. Definitions of traditional assets today extend well beyond stocks and bonds, and can include a variety of assets which may have been better classified as “alternative” a decade ago, i.e., real estate, commodities or natural resources. Thus what is an alternative asset today may largely be considered tomorrow’s mainstream investment asset.

Once dominated by banks, alternative asset markets are in many cases no longer viable for banks to finance due to vast new regulation effected since the crisis, regulation that has in effect reshaped the way in which banks participate in many parts of the economy. At the same time, an increasing number of investors are now turning to alternative asset classes as a means to diversify their investment portfolio to manage risk and volatility, and to obtain greater returns in the low interest rate environment that has persisted since 2008. In fact, according to research published by Goldman Sachs, a significant shift by retail investors in their investments from an average of 4% allocation in alternative asset investments to the 20% allocation favored by institutional investors is expected over the next five to ten years.

The trend of investors seeking access and exposure to alternative investment products is expected to continue as traditional bank sources of capital for these assets continues to retreat and alternative investment product offering innovations occur within the regulated securities markets. Researchers at McKinsey report that U.S. individual investors are expected to be a primary driver of growth in alternative asset investments. McKinsey reports that high net-worth individuals and the mass affluent are increasingly looking to hedge downside risk, protect principal, manage volatility, and generate income — the same reasons institutional investors have favored larger allocations to alternative asset investment classes.

Our Business Model

Our business model is to earn a net profit between the yield generated by the alternative assets we own and the costs we incur to originate and finance the assets. We believe that we are uniquely positioned to acquire life insurance assets directly from consumers needing our services, and to finance our portfolio’s growth by providing investors with the opportunity to participate in the yield we generate from our assets. At the same time, we seek to fill the vacuum created by the widespread disappearance of bank-driven finance in a variety of other alternative asset classes.

To participate and compete in these growing markets, we have spent and intend to continue spending significant resources: (i) developing a robust operational platform and systems for originating and purchasing life insurance policies and other alternative assets; (ii) creating opportunities for investors to participate in the yield generated by alternative assets we own; (iii) recruiting and developing a professional management team; and (iv) establishing strategic relationships for delivering the services we provide.

Originating Life Insurance Assets

We generally purchase life insurance assets directly from policy owners who purchased their life insurance in the primary market. Historically, we have purchased life insurance policies in the secondary market through a network of specialized brokers who assist consumers and financial professionals in accessing the secondary market. We maintain membership affiliations and representation within key industry groups, such as the Life Insurance Settlement Association, where our President, Michael Freedman, serves on the board. We typically attend and sponsor trade events where we maintain contacts and visibility among professionals who submit life insurance policies for our potential purchase.

____________

1        Goldman Sachs, Retail Liquid Alternatives: The Next Frontier (2013).

A key strategic initiative of ours has been to expand our origination capabilities by marketing directly to consumers and financial professionals. Most recently, we focused these marketing efforts towards financial professionals, namely financial advisors and life insurance agents, through our “Appointed Agent Program.” Our Appointed Agent Program is designed to empower financial professionals to bring the life insurance secondary market’s value proposition to their respective markets. Our Appointed Agent Program emphasizes education, training, regulatory compliance, and marketing support. In the fourth quarter of 2015, we deployed a new marketing effort focused on recruiting life insurance professionals to source life insurance policies directly to us through our Appointed Agent Program. Additionally, we continue to train financial advisors who sell our investment products to become Appointed Agents and market our services within their respective markets. While these efforts are new and still in development, the initial results and early outcomes from our Appointed Agent Program marketing efforts are encouraging and, as a result, we intend to further focus and allocate resources to grow and develop that program.

Underwriting and Purchasing Life Insurance Assets

We focus on purchasing high quality life insurance assets through our origination practices and underwriting procedures. Our origination practices and underwriting procedures strive to meet published guidelines and methodologies for rated securitizations of life insurance portfolios. At the same time, we are looking for innovative value-added tools, services, and methodologies to improve both the accuracy and efficiency with which we acquire life insurance assets.

Our underwriting procedures consist of a careful review and analysis of available materials and information related to a life insurance policy and the insured. The goal of our underwriting procedures is to make an informed purchasing decision. We typically purchase life insurance policies from insureds who are 65 years or older and whose life expectancies are less than 120 months (10 years). The life expectancies we use are estimates, stated in months, which indicate the 50% probability of an individual’s mortality (meaning actuarial analysis predicts half of the individuals with similar age, sex, and medical conditions will experience mortality before that number of months, and half will experience mortality after that number of months). Life expectancies are based on actuarial tables that predict statistical probability of individual mortality.

We obtain life expectancies from independent third-party medical-actuarial underwriting firms, unless the life insurance policy benefit has a face value of $1,000,000 or less (which we generally refer to as a “small face policy”). When we obtain life expectancies from independent third-party medical-actuarial firms, we receive a medical underwriter’s report summarizing the health of the insured based on a review of the insured’s historical medical records. For all life insurance policies we purchase, other than small face policies, we average two life expectancies from two independent medical-actuarial underwriting firms to form the life expectancy we use to price and value our life insurance assets. In some cases, we may obtain more than two life expectancy estimates. In those cases, we average the two life expectancy estimates that we believe are the most reliable of those we have received, based on our own analyses and conclusions. In this regard, the two life expectancy estimates we ultimately choose to average may not always be the most conservative. For small face policies, we use modified procedures to estimate a life expectancy that may, or may not, use life expectancies from independent third-party medical-actuarial underwriting firms. If in the future we believe our business model will benefit from changes in our underwriting process and if such revisions are permitted under our borrowing covenants, we may change our underwriting processes and policies.

We continually seek to improve the process by which we originate our life insurance assets. To this end, we have refined our underwriting procedures in order to more efficiently price small face policies. In 2015, we have reached several milestones, most notably, the time in which it takes to complete a preliminary underwriting. Historically, the preliminary underwriting process to evaluate and price a life insurance policy could take six weeks or more. This lengthy timeline, as well as additional timelines necessary for a complicated closing process, creates barriers for market development and growth. Through our efforts, however, we have been able to reduce the elapsed time to complete a preliminary underwriting from weeks to days and streamline our entire purchasing process, reducing timelines further, from months to weeks.

Finally, we continue to refine and improve our actuarial underwriting. We believe we can continue to improve our service offerings by adopting a multivariate analysis approach to our life expectancy underwriting — in particular for small face policies. Multivariate analysis refers to a technique used to analyze data that arises from more than one variable. The goal of our multivariate underwriting is to augment traditional life expectancy underwriting by either filling gaps, or including new information, shown to be relevant to life expectancy. An example of this approach would be to account for socio-economic factors, such as income levels, in the calculation of life expectancies, which as The Brookings Institute has recently published, has a bearing upon life expectancies. Another example of this approach would be to apply advanced medical testing technologies to our life expectancy calculations, such as genomic testing, that have shown to statistically predict mortality among individuals. These efforts are ongoing and take time to develop and implement. Nevertheless, over time, we believe they hold promise to improve the value of the services we offer.

Value Proposition — Life Insurance as an Alternative Asset

We realize profits from the life insurance assets we own by earning a spread between the investment cost of our life insurance assets and the face value of the policy benefits we receive. Accordingly, if we originate and purchase life insurance assets in the secondary market, and make all the attendant premium payments to maintain those assets in order to receive the policy benefits, the most significant risk factors (among others that we discuss in the “Risk Factors” section of this prospectus) in the performance of those assets are: (i) the predictability of mortality, or longevity risk; and (ii) the creditworthiness of the issuing life insurance company, or credit risk. We believe the value proposition of our investments in the alternative asset of life insurance is our ability to obtain superior risk-adjusted returns.

Longevity Risk. We believe actuarial mortality is the single largest variable affecting the returns on our investments in life insurance assets and impacting the portfolio’s performance over time. Accurately predicting a specific individual’s mortality date is impossible, and the best an actuary can do is provide a set of probabilities of survival over time. Nevertheless, predicting mortality among a group of similarly situated individuals is less difficult — in fact, the larger the group, the more accurate actuarial prediction tends to become. The statistical mathematical concept stating that the results of random events tend to become very predictable as the number of events becomes large is the “Central Limit Theorem” (or more commonly known as the “Law of Large Numbers”). “Mean regression” is another statistical mathematical concept used to describe that, on average, observations (in this case actual mortality of insureds) tend to cluster around the mean observation (in this case our estimate of mortality of insureds as described further under “Value Proposition” below). These statistical mathematical concepts are the basis for many business models, ranging from all types of insurance to the lottery. Insurance carriers, for example, can be very certain of the number of insurance claims to expect when they have spread their risk over a large book of diversified policies. In this way, insurance carriers can price a large number of insurance policies of any type to collect premiums slightly above the level of expected claims, virtually guaranteeing a surplus or profit. Similarly, a lottery can depend on an expected amount of earnings equal to the small advantage built into the odds of the games.

The implications for our business model are two-fold: First, as we accumulate larger numbers of life insurance policies, we should expect our results to increasingly correlate with our expectations. Second, over the long run, we should expect that the actual cash flows will converge with the forecasted cash flows from our portfolio of life insurance assets, and the actual return on our portfolio of life insurance assets will converge with our expected return. In sum, the degree of certainty of this eventual convergence should increase as the portfolio size increases. Although medical advances and life expectancy changes may significantly impact the longevity risk we face and our understanding of that risk, these concepts nevertheless serve as guiding principles as we seek to build, manage, and forecast the performance of our portfolio of life insurance assets.

These expectations are affirmed in research published by A.M. Best and others, that illustrate that as the number of insured lives increase within a portfolio of life insurance policies, there is a corresponding decrease in the standard deviation of the mortality events within the portfolio — i.e., longevity risk decreases as the number of insureds increases. Standard & Poor’s indicates that 1,000 insured lives is required to reach statistical significance (where the relationship, in this context, between mortality projections and actual mortality events is not random). A.M. Best concludes that a portfolio of at least 300 insured lives is statistically significant. Our current portfolio covers 358 insured lives and we believe that both the predictability and actual performance will continue to improve with additional size and diversification. Accordingly, we continue to seek to grow the size and diversification of the portfolio in order to further mitigate risk and improve our profitability.

Credit Risk. We rely on the payment of policy benefit claims by life insurance companies as our most significant source of revenue collection. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the relevant policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our portfolio among a number of insurance companies.

Approximately 97.3% of life insurance assets in our portfolio were issued by insurance companies with investment-grade credit ratings from Standard & Poor’s, as of December 31, 2015. Our largest life insurance company credit exposures and their respective Standard & Poor’s credit rating of their respective financial strength and claims paying ability is set forth below:

Rank	Policy Benefits	Percentage of Policy Benefit Amount	Insurance Company	Ins. Co. S&P Rating
1	$132,325,000	14.0%	AXA Equitable Life Insurance Company	A+
2	$120,305,000	12.7%	John Hancock Life Insurance Company (U.S.A.)	AA-
3	$86,070,000	9.1%	Transamerica Life Insurance Company	AA-
4	$62,475,000	6.6%	Voya Retirement Insurance and Annuity Company	A
5	$60,569,000	6.4%	Jefferson-Pilot Life Insurance Company	AA-
6	$46,825,000	5.0%	American General Life Insurance Company	A+
7	$44,846,000	4.7%	Metropolitan Life Insurance Company	AA-
8	$43,750,000	4.6%	Massachusetts Mutual Life Insurance Company	AA+
9	$42,407,000	4.5%	Lincoln National Life Insurance Company	AA-
10	$36,500,000	3.9%	West Coast Life Insurance Company	AA-
	676,072,000	71.5%

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds as this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements according to GAAP.

Name of Bond	Maturity	YTM	Duration (Years)	Bond S&P Rating
AXA 7.125%	12/15/2020	3.29%	5.0	BBB
Manulife Finl 4.9%	9/17/2020	2.54%	4.7	A
Lincoln National Corp Ind 4%	9/1/2023	3.44%	7.7	A-
Amer Intl Grp 5%	4/26/2023	3.23%	7.3	A-
Protective Life 7.375%	10/15/2019	2.85%	3.8	A-
Metlife 3.048%	12/15/2022	2.94%	7.0	A-
Prudential Finl Inc Mtns Book 4.5%	11/16/2021	2.86%	5.9	A
Average yield on insurance bonds		3.02%	5.9

The table above indicates the current yields to maturity (YTM) for the senior bonds of selected life insurance carriers with durations, on average, that our similar to our life insurance portfolio. The average yield to maturity of these bonds was 3.02% which, we believe, reflects in part the financial market’s judgement that credit risk is low with regard to these carriers’ financial obligations. It should be noted that the obligations of life insurance carriers to pay life insurance policy benefits is senior in rank to any other obligation. This “super senior” priority is not reflected in the yield to maturity in the table and, if considered, would result in a lower yield to maturity all else being equal. As such, as long as the respective premium payments have been made, it is highly likely that the owner of the insurance policy will collect the insurance policy benefit upon the mortality of the insured.

Value Proposition. We define the value proposition presented by our portfolio of life insurance assets as our ability to earn superior risk-adjusted returns. At any given point in time, we calculate our returns from our life insurance assets based upon (i) our historical results; and (ii) the future cash flows we expect to realize from our statistical forecasts. To forecast our expected future cash flows we use the probabilistic method of analysis. The actuarial software we use produce our expected future cash flows and conduct to our probabilistic analysis was developed by the actuarial firm Milliman and is now owned by Modeling Actuarial Pricing Systems, Inc. (“MAPS”). The expected future cash flow forecasts derived from this probabilistic analysis, in relation to our investment cost basis, provides us with an expected internal rate of return on our portfolio of life insurance assets. As of December 31, 2015, the expected internal rate of return on our portfolio of life insurance assets was 11.11%.

We seek to further enhance our understanding of our expected future cash flow forecast by applying a stochastic analysis, sometimes referred to as a “Monte Carlo simulation,” to provide us with a greater understanding of the variability of our future cash flow projections. The stochastic analysis we perform is built within the MAPS actuarial software and provides internal rate of return calculations for different statistical confidence intervals. The results of our stochastic analysis, in which we run 10,000 random mortality scenarios, demonstrates that the scenario ranking at the 50th percentile of all 10,000 results generates an internal rate of return of 11.08% which is basically equal to our expected internal rate of return of 11.11%. The stochastic analysis results also reveal that our portfolio is expected to generate an internal rate of return of 10.33% or better in 75% of all generated scenarios; and an internal rate of return of 9.70% or better in 90% of all generated scenarios. As the portfolio continues to grow, all else equal, the percentage of observations that result in an internal rate of return at or very near 11.08% (currently our mean, or 50th percentile, internal rate of return expectation) will increase, thereby lowering future cash flow volatility and potentially justifying our use of lower discount rates to value our portfolio.

In sum, we believe our statistical analyses show that, if we can continue to grow and maintain our investments in life insurance assets, then, in the absence of significantly disruptive events negatively affecting our most significant risks, including but not limited to longevity and credit risk, and interest rate and financing risk, those investments will prove to be dependably profitable for our company and provide us with the means to generate attractive returns for our investors.

Portfolio Information

Our portfolio of life insurance policies, owned by our wholly-owned subsidiaries as of December 31, 2015, is summarized below:

Total portfolio face value of policy benefits	$944,844,000
Average face value per policy	$2,386,000
Average face value per insured life	$2,639,000
Average age of insured (yrs.)	82.6
Average life expectancy estimate (yrs.)	6.6
Total number of policies	396
Number of unique lives	358
Demographics	70% Males; 30% Females
Number of smokers	10
Largest policy as % of total portfolio	1.06%
Average policy as % of total portfolio	0.25%
Average annual premium as % of face value	3.41%

Our portfolio of life insurance policies, owned by our wholly-owned subsidiaries as of December 31, 2015, organized by the insured’s current age and the associated policy benefits, is summarized below:

Distribution of Policy Benefits by Current Age of Insured

Min Age	Max Age	Policy Benefits	Weighted Average Life Expectancy (yrs.)	Percentage of Total Policy Benefits
90	95	$72,020,000	2.7	7.6%
85	89	$251,692,000	4.9	26.6%
80	84	$352,176,000	6.7	37.3%
75	79	$179,876,000	8.8	19.0%
70	74	$57,407,000	9.5	6.1%
65	69	$31,673,000	10.5	3.4%
Total		$944,844,000	6.6	100.0%

Our portfolio of life insurance policies, owned by our wholly-owned subsidiaries as of December 31, 2015, organized by the insured’s current age and number of policies owned, is summarized below:

Distribution of Policies by Current Age of Insured

Min Age	Max Age	Policies	Weighted Average Life Expectancy (yrs.)	Percentage of Total Policies
90	95	30	2.7	7.6%
85	89	113	4.9	28.5%
80	84	127	6.7	32.1%
75	79	69	8.8	17.4%
70	74	35	9.5	8.8%
65	69	22	10.5	5.6%
Total		396	6.6	100.0%

Our portfolio of life insurance policies, owned by our wholly-owned subsidiaries as of December 31, 2015, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

Min LE (Months)	Max LE (Months)	Policies	Policy Benefits	Percentage of Total Policy Benefits
5	47	93	$180,813,000	19.1%
48	71	108	258,697,000	27.4%
72	95	84	223,506,000	23.7%
96	119	68	166,295,000	17.6%
120	143	27	66,015,000	7.0%
144	197	16	49,518,000	5.2%
Total		396	$944,844,000	100.0%

We track concentrations of pre-existing medical conditions among insured individuals within our portfolio based on information contained in life expectancy reports. We track these medical conditions within the following ten primary disease categories: (1) cancer, (2) cardiovascular, (3) cerebrovascular, (4) dementia, (5) diabetes, (6) multiple, (7) neurological disorders, (8) no disease, (9) other, and (10) respiratory diseases. Our primary disease categories are summary generalizations based on the ICD-9 codes we track on each insured individuals within our portfolio. ICD-9 codes, published by the World Health Organization, are used worldwide for medical diagnoses and treatment systems, as well as morbidity and mortality statistics. Currently, the only primary disease category within our portfolio that represents a concentration of over 10% is cardiovascular, which constitutes 20.8% of the value of our portfolio.

The complete detail of our portfolio of life insurance policies, owned by our wholly owned subsidiaries as of December 31, 2015, organized by the current age of the insured and the associated policy benefits, sex, estimated life expectancy, issuing insurance carrier, and the credit rating of the issuing insurance carrier, is set forth below.

Life Insurance Portfolio Detail

(as of December 31, 2015)

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
1	$4,000,000	Male	95	34	MetLife Investors USA Insurance Company	AA-
2	$1,100,000	Male	95	29	Voya Retirement Insurance and Annuity Company	A
3	$1,500,000	Female	95	32	Aviva Life Insurance Company	A-
4	$3,200,000	Male	94	27	West Coast Life Insurance Company	AA-
5	$1,000,000	Female	93	38	Transamerica Life Insurance Company	AA-
6	$264,000	Female	93	25	Lincoln Benefit Life Company	BBB+
7	$3,500,000	Male	92	40	Voya Retirement Insurance and Annuity Company	A
8	$3,000,000	Male	92	40	West Coast Life Insurance Company	AA-
9	$500,000	Male	92	12	John Hancock Life Insurance Company (U.S.A)	AA-
10	$625,000	Female	92	22	Prudential Life Insurance Company	AA-
11	$2,000,000	Female	92	10	Pruco Life Insurance Company	AA-
12	$250,000	Male	92	22	Transamerica Life Insurance Company	AA-
13	$1,682,773	Female	91	49	Hartford Life and Annuity Insurance Company	BBB+
14	$5,000,000	Female	91	51	American General Life Insurance Company	A+
15	$5,000,000	Female	91	29	John Hancock Life Insurance Company (U.S.A)	AA-
16	$300,000	Female	91	30	West Coast Life Insurance Company	AA-
17	$3,845,000	Female	91	45	Pacific Life Insurance Company	A+
18	$5,000,000	Male	90	31	John Hancock Life Insurance Company (U.S.A)	AA-
19	$3,500,000	Female	90	54	John Hancock Life Insurance Company (U.S.A)	AA-
20	$3,100,000	Female	90	32	Lincoln Benefit Life Company	BBB+
21	$1,500,000	Female	90	67	Jefferson-Pilot Life Insurance Company	AA-
22	$2,500,000	Female	90	5	AXA Equitable Life Insurance Company	A+
23	$2,500,000	Female	90	5	AXA Equitable Life Insurance Company	A+
24	$3,000,000	Female	90	32	Jefferson-Pilot Life Insurance Company	AA-
25	$5,000,000	Female	90	38	Voya Retirement Insurance and Annuity Company	A
26	$5,000,000	Female	90	16	Lincoln National Life Insurance Company	AA-
27	$1,000,000	Male	90	8	Voya Retirement Insurance and Annuity Company	A
28	$1,203,520	Male	90	42	Columbus Life Insurance Company	AA
29	$1,350,000	Female	90	34	Jefferson-Pilot Life Insurance Company	AA-
30	$600,000	Female	90	20	Columbus Life Insurance Company	AA
31	$5,000,000	Female	89	48	Massachusetts Mutual Life Insurance Company	AA+
32	$2,500,000	Female	89	46	American General Life Insurance Company	A+
33	$2,500,000	Male	89	53	Pacific Life Insurance Company	A+
34	$1,000,000	Female	89	49	United of Omaha Life Insurance Company	AA-
35	$5,000,000	Male	89	50	AXA Equitable Life Insurance Company	A+
36	$375,000	Male	89	40	Lincoln National Life Insurance Company	AA-
37	$1,103,922	Female	89	57	Sun Life Assurance Company of Canada (U.S.)	AA-
38	$1,500,000	Male	89	41	John Hancock Life Insurance Company (U.S.A)	AA-
39	$1,500,000	Male	89	41	John Hancock Life Insurance Company (U.S.A)	AA-
40	$1,000,000	Female	89	62	Transamerica Life Insurance Company	AA-
41	$250,000	Female	89	62	Transamerica Life Insurance Company	AA-
42	$500,000	Male	89	59	Lincoln National Life Insurance Company	AA-
43	$800,000	Male	89	66	Lincoln National Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
44	$715,000	Female	89	58	Jefferson-Pilot Life Insurance Company	AA-
45	$2,225,000	Female	89	81	Transamerica Life Insurance Company	AA-
46	$3,000,000	Female	89	79	Massachusetts Mutual Life Insurance Company	AA+
47	$1,500,000	Male	89	44	Union Central Life Insurance Company	A+
48	$3,500,000	Female	89	38	Lincoln National Life Insurance Company	AA-
49	$1,500,000	Male	89	103	Transamerica Life Insurance Company	AA-
50	$3,000,000	Male	89	29	American General Life Insurance Company	A+
51	$500,000	Female	88	64	Sun Life Assurance Company of Canada (U.S.)	AA-
52	$3,000,000	Male	88	45	Transamerica Life Insurance Company	AA-
53	$250,000	Male	88	69	Metropolitan Life Insurance Company	AA-
54	$4,000,000	Female	88	69	Transamerica Life Insurance Company	AA-
55	$1,050,000	Male	88	42	John Hancock Life Insurance Company (U.S.A)	AA-
56	$3,000,000	Male	88	97	Transamerica Life Insurance Company	AA-
57	$1,000,000	Male	88	52	AXA Equitable Life Insurance Company	A+
58	$1,250,000	Male	88	34	Columbus Life Insurance Company	AA
59	$300,000	Male	88	34	Columbus Life Insurance Company	AA
60	$4,785,380	Female	88	43	John Hancock Life Insurance Company (U.S.A)	AA-
61	$2,500,000	Male	88	45	Transamerica Life Insurance Company	AA-
62	$1,000,000	Female	88	47	West Coast Life Insurance Company	AA-
63	$2,000,000	Female	88	47	West Coast Life Insurance Company	AA-
64	$1,803,455	Female	88	47	Metropolitan Life Insurance Company	AA-
65	$1,529,270	Female	88	47	Metropolitan Life Insurance Company	AA-
66	$5,000,000	Male	88	49	John Hancock Life Insurance Company (U.S.A)	AA-
67	$800,000	Male	88	52	National Western Life Insurance Company	A
68	$200,000	Male	88	46	Lincoln Benefit Life Company	BBB+
69	$4,445,467	Male	88	56	Penn Mutual Life Insurance Company	A+
70	$7,500,000	Male	88	46	Jefferson-Pilot Life Insurance Company	AA-
71	$3,600,000	Female	88	55	AXA Equitable Life Insurance Company	A+
72	$1,000,000	Female	88	33	John Hancock Life Insurance Company (U.S.A)	AA-
73	$3,000,000	Male	88	40	Jefferson-Pilot Life Insurance Company	AA-
74	$2,000,000	Male	88	44	John Hancock Life Insurance Company (U.S.A)	AA-
75	$100,000	Female	88	52	American General Life Insurance Company	A+
76	$100,000	Female	88	52	American General Life Insurance Company	A+
77	$2,000,000	Female	88	73	U.S. Financial Life Insurance Company	A+
78	$396,791	Male	88	33	Lincoln National Life Insurance Company	AA-
79	$1,000,000	Male	87	58	John Hancock Life Insurance Company (U.S.A)	AA-
80	$2,000,000	Male	87	58	John Hancock Life Insurance Company (U.S.A)	AA-
81	$5,000,000	Male	87	49	Jefferson-Pilot Life Insurance Company	AA-
82	$5,000,000	Female	87	32	Transamerica Life Insurance Company	AA-
83	$1,200,000	Male	87	70	Transamerica Life Insurance Company	AA-
84	$6,000,000	Female	87	53	Sun Life Assurance Company of Canada (U.S.)	AA-
85	$1,000,000	Female	87	83	Voya Retirement Insurance and Annuity Company	A
86	$3,000,000	Male	87	76	AXA Equitable Life Insurance Company	A+
87	$1,000,000	Female	87	21	State Farm Life Insurance Company	AA-
88	$1,000,000	Female	87	37	New York Life Insurance Company	AA+
89	$10,000,000	Female	87	68	West Coast Life Insurance Company	AA-
90	$8,500,000	Male	87	77	Massachusetts Mutual Life Insurance Company	AA+
91	$500,000	Male	87	78	Metropolitan Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
92	$347,211	Male	87	38	Prudential Life Insurance Company	AA-
93	$500,000	Female	87	51	Beneficial Life Insurance Company	N/A
94	$5,000,000	Male	87	77	Lincoln National Life Insurance Company	AA-
95	$4,513,823	Female	87	22	Aviva Life Insurance Company	A-
96	$2,000,000	Male	87	91	Voya Retirement Insurance and Annuity Company	A
97	$2,000,000	Male	87	91	Voya Retirement Insurance and Annuity Company	A
98	$2,000,000	Male	87	91	Voya Retirement Insurance and Annuity Company	A
99	$1,365,000	Female	86	90	Transamerica Life Insurance Company	AA-
100	$200,000	Female	86	82	Lincoln National Life Insurance Company	AA-
101	$1,000,000	Male	86	37	Massachusetts Mutual Life Insurance Company	AA+
102	$2,000,000	Male	86	93	Transamerica Life Insurance Company	AA-
103	$1,000,000	Male	86	36	John Hancock Life Insurance Company (U.S.A)	AA-
104	$1,000,000	Male	86	52	AXA Equitable Life Insurance Company	A+
105	$2,328,547	Male	86	41	Metropolitan Life Insurance Company	AA-
106	$2,000,000	Male	86	41	Metropolitan Life Insurance Company	AA-
107	$1,000,000	Male	86	23	Transamerica Life Insurance Company	AA-
108	$2,000,000	Male	86	58	Jefferson-Pilot Life Insurance Company	AA-
109	$3,000,000	Female	86	67	Transamerica Life Insurance Company	AA-
110	$5,000,000	Male	86	69	Voya Retirement Insurance and Annuity Company	A
111	$1,800,000	Male	86	50	John Hancock Variable Life Insurance Company	AA-
112	$2,000,000	Male	86	60	AXA Equitable Life Insurance Company	A+
113	$1,750,000	Male	86	60	AXA Equitable Life Insurance Company	A+
114	$4,000,000	Male	86	48	Metropolitan Life Insurance Company	AA-
115	$2,000,000	Male	86	32	Transamerica Life Insurance Company	AA-
116	$1,425,000	Male	86	75	John Hancock Life Insurance Company (U.S.A)	AA-
117	$1,000,000	Female	85	78	John Hancock Life Insurance Company (U.S.A)	AA-
118	$1,500,000	Male	85	35	Transamerica Life Insurance Company	AA-
119	$1,500,000	Female	85	104	Lincoln Benefit Life Company	BBB+
120	$1,000,000	Female	85	40	Metropolitan Life Insurance Company	AA-
121	$3,750,000	Male	85	72	AXA Equitable Life Insurance Company	A+
122	$2,000,000	Male	85	51	Metropolitan Life Insurance Company	AA-
123	$3,000,000	Male	85	51	Metropolitan Life Insurance Company	AA-
124	$4,000,000	Male	85	33	John Hancock Life Insurance Company (U.S.A)	AA-
125	$1,000,000	Male	85	73	John Hancock Life Insurance Company (U.S.A)	AA-
126	$2,000,000	Female	85	80	AXA Equitable Life Insurance Company	A+
127	$2,000,000	Female	85	93	Lincoln Benefit Life Company	BBB+
128	$1,000,000	Male	85	50	Voya Retirement Insurance and Annuity Company	A
129	$3,000,000	Female	85	79	Sun Life Assurance Company of Canada (U.S.)	AA-
130	$2,400,000	Male	85	34	Genworth Life Insurance Company	BBB-
131	$829,022	Female	85	22	Hartford Life and Annuity Insurance Company	BBB+
132	$1,500,000	Male	85	75	AXA Equitable Life Insurance Company	A+
133	$5,000,000	Male	85	84	Voya Retirement Insurance and Annuity Company	A
134	$1,500,000	Male	85	46	Voya Retirement Insurance and Annuity Company	A
135	$1,500,000	Male	85	46	Voya Retirement Insurance and Annuity Company	A
136	$2,500,000	Female	85	61	American General Life Insurance Company	A+
137	$500,000	Male	85	38	Genworth Life Insurance Company	BBB-
138	$1,000,000	Male	85	43	John Hancock Life Insurance Company (U.S.A)	AA-
139	$4,000,000	Female	85	47	Voya Retirement Insurance and Annuity Company	A

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
140	$5,000,000	Female	85	88	American General Life Insurance Company	A+
141	$1,703,959	Male	85	63	Jefferson-Pilot Life Insurance Company	AA-
142	$1,000,000	Male	85	54	Hartford Life and Annuity Insurance Company	BBB+
143	$3,500,000	Female	85	102	Lincoln Benefit Life Company	BBB+
144	$5,000,000	Female	84	95	AXA Equitable Life Insurance Company	A+
145	$6,000,000	Female	84	105	American General Life Insurance Company	A+
146	$5,000,000	Male	84	61	AXA Equitable Life Insurance Company	A+
147	$1,433,572	Male	84	51	Security Mutual Life Insurance Company of NY	N/A
148	$1,000,000	Male	84	59	Texas Life Insurance Company	N/A
149	$500,000	Male	84	101	Metropolitan Life Insurance Company	AA-
150	$2,000,000	Male	84	37	National Life Insurance Company	A
151	$2,147,816	Female	84	115	John Hancock Life Insurance Company (U.S.A)	AA-
152	$4,200,000	Female	84	113	Transamerica Life Insurance Company	AA-
153	$750,000	Male	84	83	West Coast Life Insurance Company	AA-
154	$5,000,000	Male	84	69	AXA Equitable Life Insurance Company	A+
155	$2,000,000	Female	84	69	New York Life Insurance Company	AA+
156	$5,000,000	Male	84	70	Jefferson-Pilot Life Insurance Company	AA-
157	$2,700,000	Male	84	57	John Hancock Life Insurance Company (U.S.A)	AA-
158	$1,500,000	Male	84	72	Jefferson-Pilot Life Insurance Company	AA-
159	$3,500,000	Female	84	84	AXA Equitable Life Insurance Company	A+
160	$1,000,000	Female	84	97	West Coast Life Insurance Company	AA-
161	$3,000,000	Female	84	89	MetLife Investors USA Insurance Company	AA-
162	$7,600,000	Female	84	95	Transamerica Life Insurance Company	AA-
163	$250,000	Male	84	48	Transamerica Life Insurance Company	AA-
164	$2,275,000	Male	84	89	Voya Retirement Insurance and Annuity Company	A
165	$2,500,000	Male	84	55	AXA Equitable Life Insurance Company	A+
166	$3,000,000	Male	84	55	Lincoln National Life Insurance Company	AA-
167	$340,000	Female	84	82	Jackson National Life Insurance Company	AA
168	$2,000,000	Male	84	81	Pacific Life Insurance Company	A+
169	$3,000,000	Female	84	40	AXA Equitable Life Insurance Company	A+
170	$1,800,000	Female	84	57	Jefferson-Pilot Life Insurance Company	AA-
171	$3,000,000	Male	84	57	Metropolitan Life Insurance Company	AA-
172	$500,000	Male	84	16	Great Southern Life Insurance Company	N/A
173	$2,247,450	Female	84	56	Transamerica Life Insurance Company	AA-
174	$400,000	Male	84	46	Transamerica Life Insurance Company	AA-
175	$10,000,000	Female	84	56	American National Insurance Company	A
176	$500,000	Male	84	23	West Coast Life Insurance Company	AA-
177	$3,500,000	Female	83	86	Jefferson-Pilot Life Insurance Company	AA-
178	$1,000,000	Male	83	65	Lincoln National Life Insurance Company	AA-
179	$3,000,000	Male	83	38	U.S. Financial Life Insurance Company	A+
180	$5,000,000	Male	83	106	American General Life Insurance Company	A+
181	$1,900,000	Male	83	62	American National Insurance Company	A
182	$500,000	Male	83	43	New York Life Insurance Company	AA+
183	$500,000	Male	83	43	New York Life Insurance Company	AA+
184	$385,000	Male	83	70	Metropolitan Life Insurance Company	AA-
185	$500,000	Male	83	70	Metropolitan Life Insurance Company	AA-
186	$75,000	Male	83	44	Fidelity and Guaranty Insurance Company	AA
187	$10,000,000	Male	83	71	Lincoln National Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
188	$250,000	Male	83	30	Jackson National Life Insurance Company	AA
189	$5,000,000	Female	83	72	Sun Life Assurance Company of Canada (U.S.)	AA-
190	$750,000	Male	83	78	John Hancock Life Insurance Company (U.S.A)	AA-
191	$4,500,000	Male	83	70	AXA Equitable Life Insurance Company	A+
192	$1,995,000	Female	83	76	Transamerica Life Insurance Company	AA-
193	$4,000,000	Male	83	54	Jefferson-Pilot Life Insurance Company	AA-
194	$1,250,000	Female	83	57	Columbus Life Insurance Company	AA
195	$10,000,000	Male	83	80	AXA Equitable Life Insurance Company	A+
196	$1,000,000	Male	83	67	Hartford Life and Annuity Insurance Company	BBB+
197	$1,000,000	Male	83	67	Jackson National Life Insurance Company	AA
198	$2,300,000	Male	83	20	American General Life Insurance Company	A+
199	$3,500,000	Male	83	69	AXA Equitable Life Insurance Company	A+
200	$6,217,200	Female	83	101	Phoenix Life Insurance Company	B+
201	$2,500,000	Female	83	68	Voya Retirement Insurance and Annuity Company	A
202	$5,000,000	Female	83	53	Massachusetts Mutual Life Insurance Company	AA+
203	$5,000,000	Male	83	72	Transamerica Life Insurance Company	AA-
204	$2,000,000	Female	83	93	Jefferson-Pilot Life Insurance Company	AA-
205	$1,000,000	Male	83	49	American General Life Insurance Company	A+
206	$350,000	Male	83	34	Reassure America Life Insurance Company	AA
207	$5,000,000	Male	83	80	Jefferson-Pilot Life Insurance Company	AA-
208	$3,000,000	Male	82	65	Protective Life Insurance Company	AA-
209	$1,500,000	Male	82	65	American General Life Insurance Company	A+
210	$2,000,000	Female	82	102	Transamerica Life Insurance Company	AA-
211	$550,000	Male	82	101	Genworth Life Insurance Company	BBB-
212	$500,000	Male	82	62	West Coast Life Insurance Company	AA-
213	$1,500,000	Male	82	55	Pacific Life Insurance Company	A+
214	$1,000,000	Female	82	94	Jefferson-Pilot Life Insurance Company	AA-
215	$2,000,000	Male	82	83	New York Life Insurance Company	AA+
216	$250,000	Male	82	144	Voya Retirement Insurance and Annuity Company	A
217	$10,000,000	Male	82	78	New York Life Insurance Company	AA+
218	$417,300	Male	82	98	Jackson National Life Insurance Company	AA
219	$5,000,000	Male	82	71	AXA Equitable Life Insurance Company	A+
220	$300,000	Female	82	71	Hartford Life and Annuity Insurance Company	BBB+
221	$10,000,000	Male	82	112	John Hancock Life Insurance Company (U.S.A)	AA-
222	$2,000,000	Male	82	68	Ohio National Life Assurance Corporation	AA-
223	$1,000,000	Male	82	68	Ohio National Life Assurance Corporation	AA-
224	$7,000,000	Male	82	85	Genworth Life Insurance Company	BBB-
225	$5,000,000	Male	81	90	AXA Equitable Life Insurance Company	A+
226	$8,000,000	Male	81	83	AXA Equitable Life Insurance Company	A+
227	$1,680,000	Female	81	67	AXA Equitable Life Insurance Company	A+
228	$2,000,000	Male	81	28	Metropolitan Life Insurance Company	AA-
229	$1,250,000	Male	81	99	Metropolitan Life Insurance Company	AA-
230	$1,000,000	Male	81	64	AXA Equitable Life Insurance Company	A+
231	$1,250,000	Female	81	73	Principal Life Insurance Company	A+
232	$320,987	Female	81	104	John Hancock Life Insurance Company (U.S.A)	AA-
233	$1,000,000	Male	81	55	AXA Equitable Life Insurance Company	A+
234	$700,000	Male	81	100	Banner Life Insurance Company	AA-
235	$2,000,000	Female	81	88	Pacific Life Insurance Company	A+
236	$3,000,000	Male	81	97	John Hancock Life Insurance Company (U.S.A)	AA-

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
237	$2,000,000	Male	81	40	Jefferson-Pilot Life Insurance Company	AA-
238	$10,000,000	Male	81	68	Hartford Life and Annuity Insurance Company	BBB+
239	$1,750,000	Male	81	81	AXA Equitable Life Insurance Company	A+
240	$250,000	Male	81	79	American General Life Insurance Company	A+
241	$3,500,000	Male	81	100	Metropolitan Life Insurance Company	AA-
242	$2,502,000	Male	81	149	Transamerica Life Insurance Company	AA-
243	$3,000,000	Male	81	111	Principal Life Insurance Company	A+
244	$1,210,000	Male	81	65	Lincoln National Life Insurance Company	AA-
245	$3,000,000	Female	81	104	West Coast Life Insurance Company	AA-
246	$3,000,000	Male	80	43	Pacific Life Insurance Company	A+
247	$3,000,000	Male	80	43	Minnesota Life Insurance Company	A+
248	$3,000,000	Male	80	43	Prudential Life Insurance Company	AA-
249	$3,000,000	Male	80	90	Voya Retirement Insurance and Annuity Company	A
250	$5,000,000	Male	80	98	Pacific Life Insurance Company	A+
251	$5,000,000	Male	80	98	Pacific Life Insurance Company	A+
252	$4,000,000	Male	80	81	Jefferson-Pilot Life Insurance Company	AA-
253	$3,000,000	Male	80	148	Metropolitan Life Insurance Company	AA-
254	$300,000	Female	80	98	Metropolitan Life Insurance Company	AA-
255	$5,000,000	Male	80	129	Principal Life Insurance Company	A+
256	$5,000,000	Male	80	90	John Hancock Life Insurance Company (U.S.A)	AA-
257	$800,000	Male	80	78	North American Company for Life And Health Insurance	A+
258	$7,000,000	Male	80	86	Lincoln Benefit Life Company	BBB+
259	$1,000,000	Female	80	87	Lincoln Benefit Life Company	BBB+
260	$6,000,000	Male	80	122	AXA Equitable Life Insurance Company	A+
261	$130,000	Male	80	51	Genworth Life Insurance Company	BBB-
262	$1,000,000	Male	80	123	Empire General Life Assurance Corporation	AA-
263	$4,300,000	Female	80	109	American National Insurance Company	A
264	$200,000	Male	80	67	Kansas City Life Insurance Company	N/A
265	$200,000	Male	80	57	Lincoln National Life Insurance Company	AA-
266	$6,000,000	Male	80	107	AXA Equitable Life Insurance Company	A+
267	$2,000,000	Female	80	87	Transamerica Life Insurance Company	AA-
268	$1,000,000	Male	80	56	Pacific Life Insurance Company	A+
269	$200,000	Male	80	46	Prudential Life Insurance Company	AA-
270	$500,000	Male	80	48	Transamerica Life Insurance Company	AA-
271	$5,000,000	Male	79	79	John Hancock Life Insurance Company (U.S.A)	AA-
272	$3,601,500	Male	79	94	Transamerica Life Insurance Company	AA-
273	$1,000,000	Male	79	96	Sun Life Assurance Company of Canada (U.S.)	AA-
274	$5,000,000	Male	79	89	John Hancock Life Insurance Company (U.S.A)	AA-
275	$1,009,467	Male	79	59	John Hancock Life Insurance Company (U.S.A)	AA-
276	$4,000,000	Male	79	51	MetLife Investors USA Insurance Company	AA-
277	$100,000	Male	79	64	North American Company for Life And Health Insurance	A+
278	$5,000,000	Male	79	57	John Hancock Life Insurance Company (U.S.A)	AA-
279	$476,574	Male	79	72	Transamerica Life Insurance Company	AA-
280	$2,250,000	Male	79	94	Massachusetts Mutual Life Insurance Company	AA+
281	$775,000	Male	79	124	Lincoln National Life Insurance Company	AA-
282	$1,000,000	Female	79	123	John Hancock Life Insurance Company (U.S.A)	AA-

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
283	$1,445,000	Female	79	104	AXA Equitable Life Insurance Company	A+
284	$1,500,000	Female	79	104	AXA Equitable Life Insurance Company	A+
285	$1,000,000	Male	79	87	Lincoln National Life Insurance Company	AA-
286	$325,000	Male	79	43	American General Life Insurance Company	A+
287	$3,750,000	Male	79	60	AXA Equitable Life Insurance Company	A+
288	$1,000,000	Male	79	111	Metropolitan Life Insurance Company	AA-
289	$5,000,000	Female	79	117	Voya Retirement Insurance and Annuity Company	A
290	$750,000	Male	79	70	Lincoln National Life Insurance Company	AA-
291	$5,000,000	Male	79	182	West Coast Life Insurance Company	AA-
292	$3,000,000	Male	79	96	Principal Life Insurance Company	A+
293	$5,000,000	Male	78	119	Jefferson-Pilot Life Insurance Company	AA-
294	$3,000,000	Male	78	86	American General Life Insurance Company	A+
295	$500,000	Male	78	68	John Hancock Life Insurance Company (U.S.A)	AA-
296	$1,000,000	Male	78	115	Metropolitan Life Insurance Company	AA-
297	$3,000,000	Female	78	88	New York Life Insurance Company	AA+
298	$2,500,000	Male	78	88	Massachusetts Mutual Life Insurance Company	AA+
299	$2,500,000	Male	78	88	Massachusetts Mutual Life Insurance Company	AA+
300	$500,000	Female	78	116	Columbus Life Insurance Company	AA
301	$1,750,000	Male	78	64	John Hancock Life Insurance Company (U.S.A)	AA-
302	$5,000,000	Male	78	104	Transamerica Life Insurance Company	AA-
303	$6,250,000	Male	78	197	John Hancock Life Insurance Company (U.S.A)	AA-
304	$2,000,000	Female	78	57	Transamerica Life Insurance Company	AA-
305	$2,840,000	Male	77	99	Transamerica Life Insurance Company	AA-
306	$4,000,000	Male	77	69	Massachusetts Mutual Life Insurance Company	AA+
307	$1,000,000	Female	77	76	John Hancock Life Insurance Company (U.S.A)	AA-
308	$7,000,000	Female	77	124	Pacific Life Insurance Company	A+
309	$2,000,000	Male	77	108	Genworth Life Insurance Company	BBB-
310	$2,000,000	Male	77	121	Transamerica Life Insurance Company	AA-
311	$490,620	Male	77	88	Ameritas Life Insurance Corporation	A+
312	$600,000	Male	77	86	Protective Life Insurance Company	AA-
313	$5,000,000	Male	76	151	Prudential Life Insurance Company	AA-
314	$250,000	Male	76	106	Midland National Life Insurance Company	A+
315	$3,000,000	Male	76	57	Aviva Life Insurance Company	A-
316	$3,000,000	Male	76	99	Prudential Life Insurance Company	AA-
317	$500,000	Male	76	105	AXA Equitable Life Insurance Company	A+
318	$5,000,000	Male	76	144	Massachusetts Mutual Life Insurance Company	AA+
319	$5,000,000	Male	76	144	Massachusetts Mutual Life Insurance Company	AA+
320	$3,000,000	Male	76	106	Protective Life Insurance Company	AA-
321	$2,000,000	Female	76	122	Aviva Life Insurance Company	A-
322	$1,000,000	Male	76	106	Athene Life Insurance Company of New York	A-
323	$5,000,000	Male	76	35	Lincoln Benefit Life Company	BBB+
324	$850,000	Male	76	71	New York Life Insurance Company	AA+
325	$1,000,000	Male	76	85	Pacific Life Insurance Company	A+
326	$150,000	Male	76	108	Genworth Life Insurance Company	BBB-
327	$5,000,000	Male	76	61	West Coast Life Insurance Company	AA-
328	$200,000	Male	75	73	Voya Retirement Insurance and Annuity Company	A
329	$3,000,000	Male	75	116	John Hancock Life Insurance Company (U.S.A)	AA-

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
330	$5,000,000	Male	75	116	John Hancock Life Insurance Company (U.S.A)	AA-
331	$8,000,000	Male	75	106	Metropolitan Life Insurance Company	AA-
332	$500,000	Male	75	97	AXA Equitable Life Insurance Company	A+
333	$4,000,000	Female	75	146	American General Life Insurance Company	A+
334	$300,000	Male	75	19	Lincoln National Life Insurance Company	AA-
335	$10,000,000	Female	75	142	Voya Retirement Insurance and Annuity Company	A
336	$500,000	Male	75	79	American General Life Insurance Company	A+
337	$3,000,000	Female	75	119	General American Life Insurance Company	AA-
338	$412,839	Male	75	73	Pacific Life Insurance Company	A+
339	$300,000	Female	75	141	Minnesota Life Insurance Company	A+
340	$500,000	Male	74	40	Midland National Life Insurance Company	A+
341	$1,000,000	Male	74	104	Transamerica Life Insurance Company	AA-
342	$3,000,000	Male	74	78	AXA Equitable Life Insurance Company	A+
343	$500,000	Male	74	111	United of Omaha Life Insurance Company	AA-
344	$2,000,000	Male	74	127	Prudential Life Insurance Company	AA-
345	$2,000,000	Male	74	102	American General Life Insurance Company	A+
346	$400,000	Male	74	88	Protective Life Insurance Company	AA-
347	$1,000,000	Female	73	128	United of Omaha Life Insurance Company	AA-
348	$2,500,000	Male	73	111	John Hancock Life Insurance Company (U.S.A)	AA-
349	$500,000	Male	73	143	Prudential Life Insurance Company	AA-
350	$2,500,000	Male	73	112	American General Life Insurance Company	A+
351	$1,500,000	Male	73	134	Lincoln National Life Insurance Company	AA-
352	$1,500,000	Male	73	134	Lincoln National Life Insurance Company	AA-
353	$1,500,000	Male	73	134	Lincoln National Life Insurance Company	AA-
354	$500,000	Male	72	130	Ameritas Life Insurance Corporation	A+
355	$370,000	Male	72	130	Ameritas Life Insurance Corporation	A+
356	$5,000,000	Male	72	136	John Hancock Life Insurance Company (U.S.A)	AA-
357	$2,500,000	Male	72	122	Lincoln National Life Insurance Company	AA-
358	$2,500,000	Male	72	122	John Hancock Life Insurance Company (U.S.A)	AA-
359	$500,000	Male	72	136	Metropolitan Life Insurance Company	AA-
360	$250,000	Male	72	75	American General Life Insurance Company	A+
361	$300,000	Male	72	119	New England Life Insurance Company	AA-
362	$1,167,000	Male	72	31	Transamerica Life Insurance Company	AA-
363	$600,000	Male	72	90	AXA Equitable Life Insurance Company	A+
364	$1,500,000	Male	72	116	Metropolitan Life Insurance Company	AA-
365	$420,000	Male	72	130	RiverSource Life Insurance Company	A+
366	$10,000,000	Male	72	126	AXA Equitable Life Insurance Company	A+
367	$650,000	Female	71	79	Voya Retirement Insurance and Annuity Company	A
368	$3,000,000	Male	71	81	John Hancock Life Insurance Company (U.S.A)	AA-
369	$2,000,000	Male	71	107	New York Life Insurance Company	AA+
370	$2,000,000	Male	71	107	New York Life Insurance Company	AA+
371	$500,000	Male	71	98	Transamerica Life Insurance Company	AA-
372	$500,000	Male	71	98	North American Company for Life And Health Insurance	A+
373	$1,250,000	Male	70	107	West Coast Life Insurance Company	AA-
374	$1,500,000	Female	70	161	Prudential Life Insurance Company	AA-
375	$750,000	Male	69	142	North American Company for Life And Health Insurance	A+
376	$250,000	Female	69	129	Ohio National Life Assurance Corporation	AA-

	Face Amount	Gender	Age (ALB)	LE (mo.)	Insurance Company	S&P Rating
377	$400,000	Male	69	169	Lincoln National Life Insurance Company	AA-
378	$1,000,000	Male	69	67	Protective Life Insurance Company	AA-
379	$2,500,000	Male	68	169	Prudential Life Insurance Company	AA-
380	$2,500,000	Male	68	169	Prudential Life Insurance Company	AA-
381	$1,000,000	Male	68	94	Protective Life Insurance Company	AA-
382	$2,000,000	Male	68	119	Transamerica Life Insurance Company	AA-
383	$1,000,000	Male	68	119	Genworth Life Insurance Company	BBB-
384	$150,000	Male	68	125	Protective Life Insurance Company	AA-
385	$156,538	Female	68	113	New York Life Insurance Company	AA+
386	$2,000,000	Male	68	55	MetLife Investors USA Insurance Company	AA-
387	$2,000,000	Male	68	55	MetLife Investors USA Insurance Company	AA-
388	$3,000,000	Male	67	108	Voya Retirement Insurance and Annuity Company	A
389	$2,000,000	Male	67	108	AXA Equitable Life Insurance Company	A+
390	$2,000,000	Male	67	108	AXA Equitable Life Insurance Company	A+
391	$750,000	Male	67	169	Northwestern Mutual Life Insurance Company	AA+
392	$5,616,468	Male	67	188	John Hancock Life Insurance Company (U.S.A)	AA-
393	$1,000,000	Male	66	52	Lincoln National Life Insurance Company	AA-
394	$1,000,000	Male	66	84	Transamerica Life Insurance Company	AA-
395	$350,000	Female	66	93	Assurity Life Insurance Company	N/A
396	$250,000	Male	66	171	Prudential Life Insurance Company	AA-
	944,844,471

____________

(1)      The insured’s age is current as of the measurement date.

(2)      The insured’s life expectancy estimate, other than for a small face value insurance policy (i.e., a policy with $1 million in face value benefits or less), is the average of two life expectancy estimates provided by independent third-party medical-actuarial underwriting firms at the time of purchase, actuarially adjusted through the measurement date. Numbers in this column represent months.

Competition

We encounter significant competition in the life insurance purchasing and financing business from numerous companies, including hedge funds, investment banks, secured lenders, specialty life insurance finance companies and life insurance companies themselves. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds because they have greater access to insured deposits or the capital markets. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as ours. They also have greater market share. In the event that certain better-financed life insurance companies make a significant effort to compete against our business or the secondary market in general, we would experience significant challenges with our business model.

Competition can take many forms, including the pricing of the financing, transaction structuring, timeliness and responsiveness in processing a seller’s application and customer service. Some competitors may outperform us in these areas. Some competitors target the same type of life insurance clients as we do and generally have operated in the markets we service for a longer period of time. Increased competition may result in increased costs of purchasing policies or may affect the availability and quality of policies that are available for our purchase. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk.

Government Regulation

Our business is highly regulated at the state level with respect to the purchase of life insurance assets and federal laws and regulations with respect to the issuance of securities. In general, we believe that regulatory and legal environments with respect to the purchase of life insurance assets are well settled. A stable regulatory and legal environment is necessary to give consumers, financial professionals, and investor’s greater confidence and willingness to participate in the development of the life insurance secondary market.

At the state level, many states subject us to laws and regulations requiring us to obtain specific licenses or approvals to be able to purchase life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be adverse to our industry, even in a material way. Furthermore, because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve or how it might affect our industry or our business.

State regulation more generally affecting life insurance assets (and not necessarily directed at the life insurance secondary market itself) may also affect our industry and business in negative ways. For example, we are aware of recent legislative efforts in some states to mandate the sale or liquidation of life insurance policies as a precondition to eligibility for health care under the Patient Protection and Affordable Care Act. These kinds of laws, if passed, may adversely affect the number of life insurance policies available for purchase.

Although the federal laws and regulations do not directly affect the life insurance secondary market, the settlement (i.e., purchase) of life insurance contracts may in some cases constitute a transaction in “securities” that is governed by federal securities laws. Specifically, several federal court cases have held that the offer and sale of fractionalized life insurance contracts (i.e., selling direct and fractionalized investments in life insurance contracts to investors) is a transaction in securities under the Securities Act of 1933. These cases do not impact the way in which we finance our business since our financing efforts do not involve the fractionalization of any life insurance assets.

These same and other federal court cases, however, have also held that variable life insurance contracts are themselves “securities.” While we presently hold few variable life insurance contracts, our holding of a significant amount of such contracts in the future could cause our company or one of its subsidiaries to be characterized as an “investment company” under the federal Investment Company Act of 1940. The application of that law to all or part of our business — whether due to our purchase of variable life insurance contracts or to the expansion of definition of “securities” under federal securities laws — could require us to comply with detailed and complex regulatory requirements, and cause us to fall out of compliance with certain covenants under our revolving senior credit facility. Such an outcome could negatively affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could even threaten the viability of our business and our ability to satisfy our obligations as they come due.

State Life Settlement License Requirements

State laws differ as to the extent to which purchasers of life insurance policies are required to be licensed. We purchase life insurance policies only in those states in which we are licensed or where no licensure is required. In certain states in which we do not a hold a required license, we purchase life insurance policies through a licensed provider. Although licensing requirements differ from state to state, where they exist they typically require the payment of licensing fees, periodic reporting, and submission to audit by state regulators.

Almost every state has regulation that governs the sale of a life insurance policy, with the exception of eight states that remain unregulated. We hold licenses to purchase policies in 35 states and can also purchase in the eight unregulated states. At times, acting as a fund, we will utilize another licensed life settlement provider for the purchase of a policy in a state where we are not licensed. In the following states, because we are not currently licensed we do not conduct business and do not purchase policies through another licensed life settlement provider: Alaska, New Hampshire, North Dakota, Vermont, and West Virginia.

Health Insurance Portability and Accountability Act (HIPAA)

HIPAA requires that holders of medical records maintain such records and implement procedures in ways designed to assure the privacy of patient records. HIPAA has precipitated widespread changes in record keeping, including patient consent forms and access restrictions in data processing software. In order to carry out our business, we receive medical records and obtain a release to share such records with a defined group of persons. We are entitled to have access to patient information, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies.

Employees

We employ approximately 50 employees.

Properties

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, we lease 17,687 square feet of space for a lease term expiring in 2026. We believe that these facilities are adequate for our current needs and that suitable additional space will be available as needed.

Company Website Access and SEC Filings

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements and other information with the SEC.

Our general website address is www.gwglife.com. Our website has a wealth of information about our company, its mission, and our specialty finance business. Our website also has tools that could be used by our potential clients, financial advisors and investors alike.

DESCRIPTION OF THE L BONDS

General

The L Bonds are secured obligations of GWG Holdings. The L Bonds will be issued under the indenture between us and Bank of Utah as the indenture trustee, dated October 19, 2011, as amended or supplemented from time to time, including by that certain Amendment No. 3 to Indenture to be entered into in connection with this offering of L Bonds (referred to collectively herein as the “indenture”). The terms and conditions of the L Bonds include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the L Bonds, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and is available from us at no charge upon request.

The following is a summary of the material terms associated with the L Bonds:

•         The L Bonds are general secured obligations of GWG Holdings. The obligations are secured by a grant of a security interest in all of the assets of GWG Holdings, which assets will serve as collateral for our obligations under the L Bonds. This grant of a security interest is effected pursuant to a pledge and security agreement attached to the indenture.

•         The L Bonds are fully and unconditionally guaranteed by our wholly owned direct subsidiary, GWG Life, but otherwise are not guaranteed by any other person or entity. The guarantee is backed by a grant of a security interest in all of the assets of GWG Life, which assets will serve as additional collateral for our obligations under the L Bonds. Chief among these assets is GWG Life’s ownership interest in DLP II and DLP III. This guarantee is effected pursuant to provisions contained in the indenture.

•         The L Bonds are also secured by a pledge of the equity ownership interests in GWG Holdings by its principal stockholders — Jon R. Sabes and Steven F. Sabes — which pledge is effected pursuant to a pledge and security agreement attached to the indenture.

•         The collateral granted for our obligations under the L Bonds (i.e., the security interest in all of the assets of GWG Holdings, and the guarantee by GWG Life and corresponding security interest in all of its assets including a pledge of the equity ownership interests in DLP II and DLP III), together with (i) certain covenants contained in the documents relating to our earlier issued Series I Secured Notes (of which approximately $24.0 million was outstanding as of December 31, 2015), and (ii) an intercreditor agreement, as amended, between Bank of Utah (on behalf of the L Bond holders, and on behalf of the previously issued L Bonds) and Lord Securities Corporation (the collateral trustee for the Series I Secured Notes), make the L Bonds pari passu with the Series I Secured Notes and the previously issued L Bonds (of which approximately $282.2 million was outstanding as of December 31, 2015) with respect to payment, security and collateral. The intercreditor agreement is attached to the indenture.

•         The L Bonds will be junior to the $105 million senior revolving credit facility of DLP II and DLP III with Autobahn/DZ Bank, which currently has an outstanding balance of approximately $65 million. The L Bonds will also be junior to any other senior lending facility we may later obtain.

•         The L Bonds are not savings accounts, certificates of deposit (CDs) or other forms of “deposits,” and are not insured by the FDIC or any other governmental agency.

•         The L Bonds are not directly secured by any life insurance assets not owned by GWG Life. A significant amount of our life insurance assets (74.7% of our policies, representing approximately 85.7% of the face value of policy benefits as of December 31, 2015) are held by DLP II and DLP III. Although GWG Life’s equity ownership interests in DLP II and DLP III is an asset in which GWG Life has pursuant to its guarantee granted a security interest to serve as collateral for obligations under the L Bonds, the payment on such equity interests will be subordinate to the interests of creditors of DLP II and DLP III, including our senior creditor Autobahn/DZ Bank.

•         The L Bonds do not have the benefit of a “sinking fund” for the retirement of principal.

•         The L Bonds are not convertible into our capital stock or other securities.

•         We have the option to call and redeem the entire outstanding principal balance and accrued but unpaid interest of any L Bonds at any time and without premium or penalty. If we elect to call and redeem your L Bonds, those redeemed L Bonds will cease to accrue interest after the redemption date under the terms and subject to the conditions of the indenture.

•         Except in limited circumstances (death, bankruptcy or total disability), L Bond holders will have no right to require us to redeem any L Bond prior to its maturity date. Any early redemption will be for the total outstanding principal balance and accrued but unpaid interest. If we in our sole discretion nonetheless elect to accommodate a redemption request, we will redeem the entire (but not less than the entire) outstanding principal balance and accrued but unpaid interest of the L Bonds and may impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed. This fee will be subtracted from the amount paid to you.

The L Bonds will be represented by “Units,” with each whole Unit representing $1,000 in principal amount (USD) of L Bonds. Accordingly, L Bond Units will be sold at 100% of their principal face amount. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.” The minimum investment amount in the L Bonds will be 25 Units, or $25,000. Above that minimum amount, L Bonds may be purchased in whole or fractional Units of any amount. Subject to the minimum investment amount, you may select the principal amount and term of the L Bonds (ranging from six months to seven years) you would like to purchase when you subscribe. The interest rate of your L Bonds will remain fixed until maturity. Depending on our capital requirements, we may not, however, always offer L Bonds with the particular terms you seek. See “Description of the L Bonds — Interest Rate and Maturity” below.

Upon acceptance of your subscription, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will also send you a purchase confirmation that will indicate our acceptance of your subscription. If your subscription is rejected, all funds deposited will be promptly returned to you without any interest. See “— Registration and Exchange” below. Alternatively, you may subscribe for L Bonds as a direct participant with Depository Trust Company (DTC settlement). See “Plan of Distribution — Settlement Procedures” for more information.

Investors whose subscriptions for L Bonds have been accepted and anyone who subsequently acquires L Bonds in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus. We may modify or supplement the terms of the L Bonds described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “— Amendment, Supplement and Waiver” below, any modification or amendment will not affect L Bonds outstanding at the time of such modification or amendment.

The L Bonds are transferable pursuant to the terms of the indenture. The L Bonds may be transferred or exchanged for other L Bonds of the same series and class of a like aggregate principal amount (i.e., the same number of Units) subject to limitations contained in the indenture. We will not charge a fee for any registration, transfer or exchange of L Bonds. However, we may require the holder to pay any tax, assessment fee, or other governmental charge required in connection with any registration, transfer or exchange of L Bonds. The registered holder of any L Bonds will be treated as the owner of such L Bond Units for all purposes.

Denomination

You may purchase L Bonds in the minimum amount of 25 Units, representing a minimum principal amount of $25,000, and in any whole or fractional amounts in excess thereof. You will determine the exact number of L Bond Units you purchase when you subscribe. You may not cumulate multiple purchases L Bond Units in amounts less than 25 Units to satisfy the 25 Unit minimum requirement. In our discretion, however, we may waive the 25 Unit minimum purchase requirement for any investor.

Term

We may offer L Bonds with the following terms to maturity:

• six months	• three years
• one year	• five years
• two years	• seven years

You will select the term of the L Bonds you purchase when you subscribe. You may purchase multiple L Bonds with different terms by filling in investment amounts for more than one term on your Subscription Agreement. Nevertheless, during this offering we may not always offer L Bonds with each of the maturity terms outlined above.

The actual maturity date will be on the last day of the month in which the L Bond matures (i.e., the month in which the L Bond’s term ends). For example, if you select a one-year term and your L Bond becomes effective on January 1, 2015, the actual maturity date will be January 31, 2016. After actual maturity, we will pay all outstanding principal and accrued but unpaid interest on the L Bond no later than the fifth day of the calendar month next following its maturity (or the first business day following the fifth day of such month). So, in the case of an L Bond with a maturity date of January 31, 2016, actual payment will be made on or prior to February 5, 2016 (unless such date is not a business day, in which case actual payment will be made on the next business day). The L Bonds do not earn interest after the maturity date or any date set for prepayment.

Should the original L Bond holder (x) no longer be the holder of the L Bond or (y) be unavailable, or a change in payee be necessary, such as in the case of a surviving estate, we may require a copy of the executed assignment to any transferee, or an order from a court or probate commission, as the case may be, in order that we know the principal is returned to the rightful party.

Interest Rate

The rate of interest we will offer to pay on L Bonds at any particular time will vary based upon market conditions, and will be determined by the term to maturity of the L Bonds, our capital requirements and other factors described below. The interest rate on particular L Bonds will be determined at the time of subscription or renewal and then remain fixed for the original or renewal term of the L Bond. We will establish and may change the interest rates payable for L Bonds of various terms and at various investment levels in an interest rate supplement to this prospectus.

We may offer L Bonds that earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the L Bond portfolio of the holder increases. If applicable, the interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus. We may change the interest rate for any or all maturities to reflect market conditions at any time by supplementing this prospectus. If we change the interest rates, the interest rate on L Bonds issued before the date of the change will not be affected.

Payments on the L Bonds; Paying Agent and Registrar

Investors will have the opportunity to select whether interest on their L Bonds will be paid monthly or annually. For investors using direct settlement with the Company, this selection opportunity will be presented in the Subscription Agreement.

Interest will accrue on the L Bonds at the stated rate from and including the effective date of the L Bond until maturity. The effective date of an L Bond will be as follows:

•         If you purchase an L Bond through DTC settlement, the first business day after the monthly closing cycle with DTC. In this regard, you should be aware that the final settlement date for participating in a closing cycle will generally require you to have paid your subscription no later than the last business day of the prior calendar month. So for example, to participate in a closing cycle on which L Bonds will be issued on May 1, your DTC settlement subscription must be effected and paid for no later than April 30 (if April 30 is a business day, and if not then the last business day prior to April 30).

•         If you purchase an L Bond through direct settlement with the Company, the effective date of your L Bond purchase will be the following, as applicable: (i) in cases where you pay for your bond via wire transfer directly to us, the first business day of the next calendar month after which we receive the wire; (ii) in cases where you pay for your bond by bank draft directly to us, the first business day of the next calendar month after which we receive the draft; or (iii) in cases where you pay for your bond by personal check, the first business day of the calendar month that is at least five full business days after which we receive the check. In all cases involving direct settlement with the Company, we must also have received your completed and executed Subscription Agreement.

Interest payments on L Bonds will be paid on the 15th day immediately following the last day of the applicable interest payment period. Interest will be paid without any compounding. The first payment of interest will include interest for the partial period in which the purchase occurred. The indenture provides that all interest will be calculated based on a year with twelve 30-day months.

If you purchase your L Bond Units through direct settlement, we will pay the principal of, and interest on, L Bonds by direct deposit to the account you specify in your Subscription Agreement. We will not accept subscriptions from investors who are not willing to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest payments on the L Bonds will be payable at our principal executive office or at such other place as we may designate for payment purposes. If you purchase your L Bond Units through DTC settlement, our payments of principal and interest will be paid to the depositary (DTC) and then be credited to your brokerage or custodial account through the DTC procedures followed by your brokerage firm or custodian. For more information, please see “Registration and Exchange — Global Certificates Deposited with DTC” below.

We will withhold 28% of any interest payable to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the Subscription Agreement (or another document) or where the IRS has notified us that backup withholding is otherwise required. Please see “Material Federal Income Tax Considerations — Backup Withholding and Information Reporting.”

Registration and Exchange

The L Bonds that we settle directly will generally be issued in book-entry form, which means that no physical L Bond is created, subject, however, to limited exceptions described in the indenture. The L Bonds settled through DTC settlement will be represented by global certificates deposited with the depositary as described below.

Book-Entry Registration

Evidence of your ownership will be provided by written confirmation. As described below, holders may, under certain circumstance described below, opt to receive physical delivery of a certificated security that evidences their L Bonds. Otherwise, the issuance and transfer of L Bonds will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

The holders of the accounts established upon the purchase or transfer of L Bonds will be deemed to be the owners of the L Bonds under the indenture. The holder of the L Bonds must rely upon the procedures established by the trustee to exercise any rights of a holder of L Bonds under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

On or prior to any interest payment date or upon redemption, we will also provide the trustee with information regarding the total amount of any principal and interest due to holders of L Bonds. On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry accounts for the L Bonds.

Book-entry notations in the accounts evidencing ownership of the L Bonds are exchangeable for certificated L Bonds only: (i) at the request of the holder, at the end of the Company’s next fiscal quarter; or (ii) after the occurrence of an event of default under the indenture, if holders of more than 50% of the aggregate outstanding principal amount of the L Bonds advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of L Bonds. In its discretion, the Company may elect to terminate the book-entry system and replace book-entry notations with physical certificates.

Global Certificates Deposited with DTC

L Bonds may be issued in the form fully registered global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, NY, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for L Bonds in definitive registered form, a global certificate may not be transferred except as a whole by the depositary to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any nominee of such depositary to a successor of such depositary or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the managing broker-dealer), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

If available, purchases of L Bonds within the DTC system must be made by or through direct participants, which will receive a credit for the L Bonds on DTC’s records. The ownership interest of each beneficial owner of the L Bonds will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the L Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all L Bonds deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of L Bonds with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the L Bonds. DTC’s records will reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or that of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Thereafter, disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants (i.e., brokers, dealers and custodians).

Except as provided herein, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the L Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the L Bonds. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

As long as the depositary, or its nominee, is the registered holder of a global certificate, the depositary or such nominee will be considered the sole owner and holder of the L Bonds represented thereby for all purposes under the L bonds and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global certificate will not be entitled to have such global certificate or any L Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated L Bonds in exchange for the global certificate and will not be considered to be the owners or holders of such global certificate or any certificates represented thereby for any purpose under the L Bonds or the indenture. Accordingly, each person owning a beneficial interest in such global certificate must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global certificate representing L Bonds is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue L Bonds in definitive form in exchange for such global certificate. In addition, we may at any time and in our sole discretion determine not to have the L Bonds represented by one or more global certificates and, in such event, we will issue the notes in definitive form in exchange for all of the global certificates representing the L Bonds. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the L Bonds represented by a global certificate has occurred and is continuing, then we will issue L Bonds in definitive form in exchange for all of the global certificates representing the notes.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the related prospectus once it has been declared effective. You will thereupon have the right to rescind your investment upon written request within ten business days from the postmark date of the notice we send to you that the post-effective amendment has been declared effective (and containing the related prospectus). We will promptly return any funds sent with a Subscription Agreement that is properly rescinded without penalty, although any interest previously paid on a rescinded L Bond will be deducted from the funds returned to you upon rescission. A written request for rescission, except in the case of a mailed rescission, must be postmarked on or before the tenth business day after our notice to you (described above). If you notify us other than by mail, we must actually receive your rescission request on or before the tenth business day after our notice to you.

We will not accept purchases of L Bonds through DTC settlement if, as of the end of the monthly closing for DTC settlement, we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective. In any such case, settlement of your L Bond purchase must occur in the following month.

Renewal or Repayment on Maturity

At least 30 days prior to the maturity of your L Bond, we will provide you with a notice indicating that your L Bond is about to mature and whether we will allow automatic renewal of your L Bond. If we allow you to renew your L Bond, we will also provide to you the then-current form of prospectus, which may include an interest rate or prospectus supplement and any other updates to the information contained in this prospectus. The prospectus, or the interest rate or prospectus supplement, will set forth the interest rates then in effect. The notice will recommend that you review the then-current prospectus, including any interest rate or prospectus supplement, prior to exercising one of the below options. If we do not provide you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original investment or any prior renewal, we will nonetheless send you a new copy of the prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days prior to the maturity date to exercise one of the following options:

•         You can do nothing, in which case (subject to applicable law) your L Bond will automatically renew for a new term equal to the original term but at the interest rate in effect at the time of renewal. Interest on renewed L Bonds will be paid on the same schedule (i.e., monthly or annually) as the original L Bond. If applicable, a new certificate will be issued.

•         You can elect repayment of your L Bond, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your L Bond will not earn interest on or after the maturity date.

•         You can elect repayment of your L Bond and use all or part of the proceeds to purchase a new L Bond with a different term or principal amount. To exercise this option, you will need to complete a new Subscription Agreement for the new L Bond and mail it along with your request, or else work with your broker if you wish to purchase your new L Bond through DTC settlement. Any proceeds from the old L Bond that are not applied to the new L Bond will be sent to you.

The foregoing options will be available to holders unless and until terminated under the indenture. Interest will accrue from the first day of each renewed term. Each renewed L Bond will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate L Bond portfolios for L Bonds of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar L Bonds are not then being offered, the (i) interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing L Bond if no such rate is specified, and (ii) the maturity will, if L Bonds of the same maturity are being offered at the time of renewal, be the same or, if not, the next earliest maturity.

If we notify the holder of our intention to repay an L Bond at maturity, or if the holder timely requests repayment, we will pay the principal and all accrued but unpaid interest on the L Bond on or prior to the fifth day of the calendar month after the maturity date (or the first business day following the fifth day of such month). Thus, in the case of an L Bond with a maturity date of January 31, 2016, actual payment will be made on or prior to February 5, 2016 (unless such date is not a business day, in which case actual payment will be made on the next business day). No interest will accrue after the maturity date. You should be aware that because payment is made by ACH transfer, funds may not be received in the holder’s account for two to three business days.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be entitled to renew your L Bonds upon their stated maturity at a time when we have determined that a post-effective amendment must be filed with the SEC, but such post-effective amendment has not yet been declared effective, then the period during which you can elect renewal (or repayment) will be automatically extended until ten days following the postmark date of our notice to you that the post-effective amendment has been declared effective, which notice shall contain a copy of the related prospectus. All other provisions relating to the renewal or redemption of L Bonds upon their stated maturity described above shall remain unchanged.

For any L Bonds offered hereby that mature on or after the three-year anniversary of the date on which the registration statement of which this prospectus is a part shall have been declared effective, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we can renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

Call and Redemption Prior to Stated Maturity

We may call and redeem, in whole or in part, principal amount and accrued but unpaid interest on any L Bonds prior to their stated maturity only as set forth in the indenture and described below. The holder has no right to put or otherwise require us to redeem any L Bond prior to its maturity date (as originally stated or as it may be extended), except as indicated in the indenture and described below.

Our Voluntary Redemption

We have the right to redeem any L Bond, in whole or in part, at any time prior to its stated maturity upon at least 30 days written notice to the holder of the L Bond. The holder of the L Bond being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus accrued but unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which L Bonds we will redeem if we choose to do so. We are not required to redeem L Bonds on a pro rata basis.

Holder’s Put Election Upon Death, Bankruptcy or Total Permanent Disability

L Bonds may be redeemed prior to maturity at the election of a holder who is a natural person (including L Bonds held in an individual retirement account and the holders of a beneficial interest in a global certificate held by a depositary or its nominee), by giving us written notice within 45 days following the holder’s total permanent disability or bankruptcy, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following the death of the holder. Subject to the limitations described below, we will redeem the L Bonds not later than the 15th day of the month next following the month in which we establish to our satisfaction the holder’s death, bankruptcy or total permanent disability. In the event that the 15th day of the month next following the month in which we so establish such facts is not a business day, we will redeem the L Bonds on the next business day. The redemption price, in the event of such a death, bankruptcy or total permanent disability, will be the entire principal amount of the L Bonds, plus accrued but unpaid interest thereon up to and through the last day of the calendar month preceding the redemption date.

If spouses are joint registered holders of an L Bond, the right to elect to have us redeem L Bonds will apply when either registered holder dies, files bankruptcy or suffers a total permanent disability. If the L Bond is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we redeem the L Bonds unless all joint holders have died, filed bankruptcy or suffered a total permanent disability. If the L Bond is held by a trust, partnership, corporation or other similar entity, the right to request redemption upon death or total permanent disability does not apply.

Redemption at Request of Holder

We have no obligation to redeem any L Bonds other than upon maturity, or upon the death, bankruptcy or total permanent disability of a natural person holder. Nevertheless, at our sole discretion we may agree from time to time, at the written request of a holder (including the holder of a beneficial interest in a global certificate held by a depositary or its nominee), to redeem an L Bond, subject, however, to a redemption fee of 6.0% of the principal amount of such L Bond. If we so redeem any L Bond prior to maturity, we will redeem the entire principal amount of such L Bond together with accrued but unpaid interest thereon, The redemption fee will be subtracted from the amount paid to you.

Transfers

The L Bonds will be transferable in accordance with the indenture. For L Bonds that are issued solely in book-entry form, transfers will be effective only upon the delivery to us of an executed assignment or other conveyance instrument in customary form. For L Bonds that are represented by a global certificate held by a depositary or its nominee, transfers of beneficial interests in such certificate must be effected in accordance with the procedures and rules of the depositary.

Upon transfer of an L Bond, we will provide the new holder of the L Bond with a purchase confirmation that will evidence the transfer of the account on our records. If applicable (e.g., if transferred to a custodial account), a new certificate will be issued. No written confirmations will be provided with respect to transfers of beneficial interests in a global certificate held by a depositary or its nominee.

Quarterly Statements

We will provide holders of the L Bonds with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions made, if any, and the interest rate paid during the quarter. These statements will be sent electronically on or prior to the 10th business day after the end of each calendar quarter. If a holder is unwilling or unable to receive quarterly statements electronically, we will mail the statements to the address of record on or prior to the 10th business day after the end of each calendar quarter. In such a case, we may charge such holders a reasonable fee to cover our expenses incurred in mailing the statements.

Ranking

The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•         pari passu with respect to payment and collateral securing the approximately $24.0 million in outstanding principal amount of Series I Secured Notes previously issued by our subsidiary GWG Life, and the L Bonds previously issued by GWG Holdings, Inc. (originally under the name Renewable Secured Debentures and later renamed “L Bonds” upon the effectiveness of the registration statement of which this prospectus is a part), of which approximately $282.2 million in principal amount is outstanding as of December 31, 2015 (see the caption “— Collateral Security” below);

•         structurally junior to the present and future obligations owed by our subsidiaries DLP II and DLP III under the senior revolving credit facility with Autobahn/DZ Bank (including the approximately $65 million outstanding under such facility as of December 31, 2015), and structurally or contractually junior to any future obligations that DLP II and DLP III or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

•         structurally junior to the present and future claims of creditors of our subsidiaries, other than GWG Life, including trade creditors, including trade creditors.

The indenture will permit us to issue other forms of debt, including secured and senior debt, in the future.

“Pari passu” means that claims for payment and entitlement to security among the holders of L Bonds, the holders of previously issued L Bonds, and the holders of Series I Secured Notes previously issued by GWG Life, together with the holders of any later-created class of “pari passu debt,” will be treated equally and without preference. Although we have no present intention of causing GWG Life to issue additional secured debt in the future, any such debt issued on a pari passu basis in the future would also be treated equally and without preference in respect of the L Bonds, the previously issued L Bonds and Series I Secured Notes. We may continue our offering of Series I Secured Notes and previously issued L Bonds for renewals only, and any such debt issued on a pari passu basis in the future would also be treated equally and without preference in respect of the L Bonds and any secured debt issued by GWG Life. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that is pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument.

Guarantee by GWG Life Subsidiary

The payment of principal and interest on the L Bonds is fully and unconditionally guaranteed by GWG Life. This guarantee, together with (i) the accompanying grant of a security interest in all of the assets of GWG Life, (ii) the pledge of ownership interests in GWG Holdings, Inc. by our principal stockholders, and (iii) an intercreditor agreement, as amended, between Bank of Utah (on behalf of the L Bond holders and on behalf of the holders of previously issued L Bonds) and Lord Securities Corporation (the collateral trustee for the Series I Secured Notes), make the L Bonds pari passu with the Series I Secured Notes and the previously issued L Bonds with respect to payment, security and collateral. For an explanation of the term “pari passu,” see “— Ranking” above. There were approximately $24.0 million in principal amount of Series I Secured Notes and approximately $282.2 million in principal amount of previously issued L Bonds outstanding as of December 31, 2015.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We will grant a security interest in all of the assets of GWG Holdings to the indenture trustee for the benefit of the L Bond holders. The assets of GWG Holdings consist, and are expected to consist, primarily of (i) any cash proceeds received from its subsidiaries as distributions derived from life insurance assets of subsidiaries, (ii) all other cash and investments held in various accounts, (iii) the equity ownership interests in subsidiaries of GWG Holdings, including the equity ownership interest in GWG Life, together with (iv) all proceeds from the foregoing. This collateral security granted by us is referred to as the “GWG Holdings Assets Collateral.”

As indicated above, our direct and wholly owned subsidiary, GWG Life, will fully and unconditionally guarantee our obligations under the L Bonds. This guarantee will be supported by GWG Life’s grant of a security interest in all of its assets. The assets of GWG Life consist, and are expected to consist, primarily of (i) certain life insurance assets, (ii) any cash proceeds received from life insurance assets owned by GWG Life or received from its direct subsidiaries DLP II and DLP III distributions derived from life insurance policies owned by that subsidiary, (iii) all other cash and investments held by GWG Life in its various accounts, (iv) GWG Life’s equity ownership interest in its direct subsidiaries DLP II and DLP III, together with (v) all proceeds from the foregoing. The collateral security granted by GWG Life pursuant to its guarantee of our obligations under the L Bonds is referred to as the “GWG Life Assets Collateral.”

In addition, Messrs. Jon R. Sabes and Steven F. Sabes, our principal stockholders beneficially holding approximately 74% of the outstanding shares of our common stock, have pledged all of the shares they own in GWG Holdings to further secure our obligations under the L Bonds. This collateral security granted by Messrs. Jon R. Sabes and Steven F. Sabes is referred to as the “GWG Holdings Equity Collateral.”

Together, the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral comprise all of the collateral security for our obligations under the L Bonds. To the extent that we subsequently establish one or more wholly owned subsidiaries of GWG Holdings or GWG Life, the L Bonds will have a security interest in the equity ownership interests of those subsidiaries if and to the extent owned by GWG Holdings or GWG Life.

The guarantee by GWG Life is contained in the indenture, and the grant of security interests in the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral is effected through a “Pledge and Security Agreement” that is an exhibit to the indenture and has been amended in connection with this offering of L Bonds. The grant of collateral security comprising the GWG Life Assets Collateral and GWG Holdings Equity Collateral is designed to afford the holders of L Bonds with rights to the same payment and collateral as that granted to holders of our Series I Secured Notes and the holders of our previously issued L Bonds on a pari passu basis. To effect this arrangement, the trustee under the indenture, Bank of Utah (to whom the security grant for L Bonds and the previously issued L Bonds are made under the Pledge and Security Agreement, as amended), has entered into an “Intercreditor Agreement” with Lord Securities Corporation (the trustee for our Series I Secured Notes). This intercreditor agreement is an exhibit to the indenture and has been amended in connection with this offering of L Bonds. Neither the indenture nor the Pledge and Security Agreement contain any provision preventing a pledging party from disposing of any collateral in the ordinary course of business. In this regard, the Pledge and Security Agreement permits the disposition of GWG Holdings Equity Collateral to the extent the number of shares continuing to constitute such collateral represents at least 10% of the number of shares held by each individual grantor as of the date of the Pledge and Security Agreement.

A majority of our life insurance assets are held in our subsidiaries. The L Bonds will not be directly secured by any security interest in the assets of DLP II and DLP III. Instead, the L Bonds will be secured by a pledge of the equity ownership interests in DLP II and DLP III owned by GWG Life by virtue of the guarantee provisions in the indenture and the Pledge and Security Agreement referenced above. An equity ownership interest is, by its very nature, subordinate to the interests of creditors. Therefore, although investors in the L Bonds will have a security interest in the ownership of DLP II and DLP III, any claim they may have to the assets owned by such entity will be subordinate to the interests of creditors of that entity, including (i) Autobahn/DZ Bank which is the lender to DLP II and DLP III under our senior revolving credit facility, and (ii) all other creditors of DLP II and DLP III, including trade creditors. In addition, there is the risk that the collateral security granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default. See “Risk Factors,” page 21 (“The collateral granted as security...”).

Subordination; Other Indebtedness

Our obligations under the L Bonds will be subordinate to all our senior debt. For this purpose, “our senior debt” presently includes all indebtedness of our subsidiaries with respect to which the L Bonds are not pari passu with respect to payment and collateral (i.e., other than our Series I Secured Notes and previously issued L Bonds). In this regard, our subsidiary DLP Funding II has, as of December 31, 2015, approximately $65 million of debt outstanding under our senior revolving credit facility. With respect to pari passu indebtedness, as of December 31, 2015 our subsidiary GWG Life has approximately $24.0 million of debt outstanding under our Series I Secured Notes, and we had approximately $282.2 million of debt outstanding under our previously issued L Bonds.

The maximum amount of debt, including the L Bonds, we may issue is limited by the indenture. In particular, the indenture prohibits us from issuing debt in an amount such that our “debt coverage ratio” would exceed 90%. The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 30 calendar days after our initial notice to the trustee. The L Bonds are guaranteed by GWG Life but otherwise are not guaranteed by any of our subsidiaries, affiliates or control persons. Neither indenture nor the Pledge and Security Agreement prevent holders of debt issued by our subsidiaries from disposing of, or exercising any other rights with respect to, any or all of the collateral securing that debt. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries (other than GWG Life), creditors of that subsidiary that are senior in rank will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as an equity owner of that subsidiary.

The indenture also contains specific subordination provisions, benefitting lenders under senior credit facilities to our operating subsidiaries, restricting the right of L Bond holders to enforce certain of their rights in certain circumstances, including:

•         a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by the senior lender against us and our affiliates;

•         a 180-day standstill period during which there may not be brought any action to enforce an event of default against us or our affiliates unless our senior revolving credit facility has been repaid in full, which period may be extended if the credit facility provider takes action during such standstill period; and

•         a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the senior revolving credit facility lender has been paid in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness, and neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment, in each case unless and until:

•         the default and event of default has been cured or waived or has ceased to exist; and

•         the end of the period commencing on the date the indenture trustee receives written notice of default from a holder of such credit facility and ending on the earlier of the indenture trustee’s receipt of (i) a valid waiver of default from the holder of a credit facility, or (ii) a written notice from the holder of a credit facility terminating the payment blockage period.

Notwithstanding the foregoing, if any of the blockage events described above have occurred and 179 days have passed since the indenture trustee’s receipt of the notice of default without the occurrence of the cure, waiver, termination, or extension of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and our obligations thereunder and under the L Bonds as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior credit facility until it is indefeasibly paid in full before being applied to the L Bonds. The indenture contains provisions whereby each investor in the L Bonds consents to the subordination provisions contained in the indenture and related agreements governing collateral security.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture or L Bonds is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

No Sinking Fund

The L Bonds are not associated with any sinking fund. A sinking fund is generally any account to which contributions will be made, from which payments of principal or interest owed on the L Bonds will be made. See “Risk Factors,” page 21.

Restrictive Covenants

The indenture contains covenants that restrict us from certain actions as described below. In particular, the indenture provides that:

•         we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the L Bonds exists or would exist immediately following the declaration or payment of the dividend or other payment;

•         to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or the performance of the indenture;

•         our Board of Directors will not adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes; and

•         our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

Importantly, we are not restricted from entering into “qualified sale and financing transactions” as defined — in the indenture, or incurring additional indebtedness, including additional senior debt.

Consolidation, Mergers or Sales

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•         the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•         immediately after the transaction, and after giving effect to the transaction, no event of default shall exist under the indenture.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture in our name, and we (as an entity) will be released from all our liabilities and obligations under the indenture and under the L Bonds. Nevertheless, no such transaction will by itself eliminate or modify the collateral that we have provided as security for our obligations under the indenture.

Events of Default and Remedies

The indenture provides that each of the following constitutes an event of default:

•         the failure to pay interest or principal on any L Bond for a period of 30 days after it becomes due and payable;

•         a failure to observe or perform any material covenant, condition or agreement in the indenture, but only after notice of failure from the indenture trustee and such failure is not cured within 60 days;

•         our debt coverage ratio exceeds 90% for a period of 30 consecutive calendar days, but only after notice of such breach from the indenture trustee and such breach is not cured within 60 days;

•         certain events of bankruptcy, insolvency or reorganization with respect to us; or

•         the cessation of our business.

In addition, the indenture provides that for so long as any Series I Secured Notes or L Bonds remain outstanding, an event of default under the borrowing agreements relating to the Series I Secured Notes or L Bonds (as the same may from time to time be amended) will constitute an event of default under the indenture. In this regard, a default under the Series I Secured Note or L Bond borrowing agreements includes a default under our senior revolving credit facility. As explained in other parts of this prospectus, our senior revolving credit facility is currently provided by

Autobahn Funding Company, LLC, as conduit lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as commited lender and agent, pursuant to a Credit and Security Agreement dated July 15, 2008, which was amended and restated effective as of May 11, 2015. DLP II is the borrower under the line of credit, and GWG Holdings is a party to the facility as performance guarantor (primarily for the obligations of GWG Life, as the servicer of policy assets).

The maximum line of credit is $105 million subject to a borrowing base, which permits us to borrow up to 70% of the amount of eligible policies purchased and held in our portfolio. As of December 31, 2015, approximately $65 million was outstanding under the line of credit. Proceeds of the line of credit may be used to purchase policies and loans. The credit facility matures in June 30, 2018. Advances under the line of credit bear interest based either at the commercial paper rates available to the lender at the time of funding or at the lender’s cost of borrowing plus an applicable margin.

The line of credit is secured by a pledge of substantially all of each borrower’s assets and requires GWG Holdings to provide certain indemnities to the lender. The line of credit is subject to customary affirmative and negative covenants. In addition, we must maintain certain financial covenants, including a positive consolidated net income measured annually and, at all times, a tangible net worth of not less than $45 million (calculated on a prescribed non-GAAP basis). In addition, the line of credit requires us to maintain cash and eligible investments at $15 million or above.

Finally, the line of credit is subject to certain customary events of default (e.g., payment defaults, covenant defaults, cross-defaults, material adverse change, changes in control and changes in management) and certain events of default specifically relating to our business, including but not limited to (i) portfolio defaults in excess of 10% on an annualized basis, (ii) failure to obtain an unqualified opinion on our annual consolidated financial statements, (iii) failure to maintain certain hedge transactions or replace hedge counterparties under any certain hedging transactions required under the credit agreement, (iv) any governmental authority directs that the purchase and/or servicing of loans be terminated or any law, rule or regulation makes it unlawful to originate, purchase and/or service loans, (v) the performance guaranty of GWG Holdings shall cease to be in full force and effect (vi) a deficiency in the borrowing base, as calculated under the credit agreement, or (vii) any default in the payment when due of other indebtedness in excess of $100,000.

The indenture requires that we give immediate notice to the indenture trustee upon the occurrence of an event of default, unless it has been cured or waived. The indenture trustee may then provide notice to the L Bond holders or withhold the notice if the indenture trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any L Bond.

If an event of default occurs, the indenture trustee or the holders of at least 25% in principal amount of the outstanding L Bonds, may by written notice to us declare the unpaid principal and all accrued but unpaid interest on the L Bonds to be immediately due and payable. Notwithstanding the foregoing, the indenture limits the ability of the L Bond holders to enforce certain rights under the indenture in certain circumstances. These limitations are required subordination provisions under our senior revolving credit facility and are summarized above under “— Subordination; Other Indebtedness.” The Pledge and Security Agreement permits the trustee to exercise on behalf of the holders of L Bonds all rights and remedies as are available to a secured creditor under applicable law, subject to any limitations in the indenture, that agreement or the intercreditor agreement. In this regard, the trustee is not authorized under the Pledge and Security Agreement to distribute in kind any collateral in its possession to the holders of L Bonds.

Amendment, Supplement and Waiver

Except as provided in this prospectus or the indenture, the terms of the indenture or the L Bonds then outstanding may be amended, supplemented or waived with the consent of the holders of at least a majority in principal amount of the L Bonds then outstanding (which consent will be presumed if a holder does not object within 30 days of a request for consent), and any existing default or compliance with any provision of the indenture or the L Bonds may be waived with the affirmative consent of the holders of a majority in principal amount of the then outstanding L Bonds.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the L Bonds held by a holder who him, her or itself has not consented if such amendment or waiver:

•         reduces the principal of, or changes the fixed maturity of, any L Bond;

•         reduces the rate of or changes the time for payment of interest, including default interest, on any L Bond;

•         waives a default or event of default in the payment of principal or interest on the L Bonds, except for a rescission or withdrawal of acceleration of the L Bonds made by the holders of at least a majority in aggregate principal amount of the then-outstanding L Bonds and a waiver of the payment default that resulted from such acceleration;

•         makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of L Bonds to receive payments of principal of or interest on the L Bonds; or

•         makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of L Bonds.

Notwithstanding the foregoing, the following kinds of amendments or supplements to the indenture may be effected by us and the trustee without any consent of any holder of the L Bonds:

•         to cure any ambiguity, defect or inconsistency;

•         to provide for assumption of our obligations to holders of the L Bonds in the case of a merger, consolidation or sale of all or substantially all of our assets;

•         to provide for additional uncertificated or certificated L Bonds;

•         to make any change that does not materially and adversely affect the legal rights under the indenture of any holder of L Bonds, including but not limited to an increase in the aggregate dollar amount of L Bonds which may be outstanding under the indenture and limited in amount thereunder;

•         to modify or eliminate our policy regarding redemptions elected by a holder of L Bonds prior to maturity, including our obligation to redeem L Bonds upon the death, bankruptcy or total permanent disability of any holder of the L Bonds, but only so long as such modifications do not materially and adversely affect any then-existing obligations under pending repurchase commitments for L Bonds;

•         to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, or to comply with other applicable federal or state laws or regulations;

•         to comply with the rules or policies of a depositary of the L Bonds; or

•         in connection with an amendment, extension, replacement, renewal or substitution of any senior debt, to amend the subordination provisions of the indenture to conform to the reasonable requirements of the holder or holders of such senior debt.

Rights of L Bond Holders

As an L Bond holder, you have limited rights to vote on our actions as set forth in the indenture. In general, you will have the right to vote on whether or not to approve some amendments to the indenture. For a description of these rights, see “— Amendment, Supplement and Waiver” above. You will also have the right to direct some actions that the trustee takes if there is an event of default with respect to the L Bonds. For a description of these rights, see above under the caption “— Events of Default.” For a complete description of your rights as an L Bond holder, we encourage you to read a copy of the indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. We will also provide you with a copy of the indenture upon your request.

The trustee and the L Bond holders will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available, except as otherwise provided in the indenture. The trustee may require reasonable indemnity, satisfactory to the trustee, from L Bond holders before acting at their direction. You will not have any right to pursue any remedy with respect to the indenture or the L Bonds unless you satisfy the conditions contained in the indenture.

The Indenture Trustee

General

Bank of Utah has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then-outstanding L Bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of L Bonds, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding L Bonds. In addition, we may remove the trustee for certain failures in its duties, including the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee

We will provide the trustee with (i) a calculation date report by the 15th day of each month containing a calculation of the debt coverage ratio that includes a summary of all cash, life insurance policy investments serving as collateral, as well as our total outstanding indebtedness including outstanding principal balances, interest credited and paid, transfers made, any redemption or repayment and interest rate paid; (ii) copies of our audited annual financials, no earlier than when the same become a matter of public record; and (iii) any additional information reasonably requested by the trustee.

Certain Charges

We and our servicing agents, if any, may assess service charges for changing the registration of any L Bond to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of an L Bond by the holder to another person. The indenture permits us to set off, against amounts otherwise payable to you under the L Bonds, the amount of these charges.

Variations in Terms and Conditions

We may from time to time vary the terms and conditions of the L Bonds offered, including but not limited to minimum initial principal investment amount requirements, maximum aggregate principal amount limits, interest rates, minimum denominations, service and other fees and charges, and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor (for example, new or current investor) or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any L Bonds already issued and outstanding at the time of such change.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect upon the payment in full of all of the outstanding L Bonds and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional L Bonds under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding L Bonds.

Reports

We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of L Bonds who sends us a written request.

PLAN OF DISTRIBUTION

General

We are offering up to 1,000,000 Units, representing $1,000,000,000 in aggregate principal amount, of L Bonds (referred to throughout this prospectus simply as “L Bonds”) on a continuous basis. The L Bonds will be sold at $1,000 per Unit, and in minimum amounts of 25 Units, or $25,000 or more in principal. There is no minimum amount of L Bonds that must be sold before we access and use the proceeds. The proceeds of new sales of L Bonds will be paid directly to us promptly following each sale and will not be placed in an escrow account. Even if we sell less than the entire $1,000,000,000 in aggregate principal amount of L Bonds Units being offered, the L Bonds that we sell will be issued, and the proceeds of those L Bond sales will be used by us, as described in this prospectus.

The L Bonds will be offered and sold on a best efforts basis by Emerson Equity LLC (our “dealer manager”) and any participating broker-dealers it engages for this purpose (together the “selling group”). Emerson Equity LLC will be the placement agent for our L Bonds. The L Bonds will be offered to the public on the terms set forth in this prospectus and any prospectus supplements we may file from time to time. Both we and the selling group plan to market the L Bonds directly to the public primarily through presentations, the Internet, and personal contacts made by us and through the selling group. We may also sell L Bonds to registered investment advisors. Neither our dealer manager nor any other broker-dealer participating in our selling group will have any obligation to take or purchase any L Bonds. Our dealer manager and each broker-dealer member of our selling group is expected to assist in the offering by: (1) conducting informational meetings for subscribers and other qualified potential purchasers; (2) keeping records of all subscriptions; and (3) training and educating employees regarding the mechanics and regulatory requirements of the offering process.

Members of the selling group will receive sales commissions of up to 6.00% of the gross offering proceeds depending upon the maturity of the L Bonds sold, of which up to 1.00% may be retained by the selling broker-dealer firm. In addition, members of our selling group may receive up to 3.00% of the gross offering proceeds as additional compensation consisting of (i) an accountable expense allowance, (ii) a dealer-manager fee (payable only to Emerson Equity LLC) for managing and coordinating the offering, and (iii) a wholesaling fee (payable only to wholesaling dealers). We have also agreed to reimburse Emerson Equity for certain pre-offering expenses that we expect will aggregate to no more than $30,000. In the event that the offering is terminated or abandoned such that the pre-offering monthly retainer paid to the dealer manager exceeds the amount of permitted accountable expenses, the dealer manager will reimburse us for such excess amount. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the L Bonds. Nevertheless, the aggregate selling commissions and additional compensation we pay to our placement agent and other FINRA members in the course of this offering will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds.

Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as selling group members, to authorize such broker-dealers to sell our L Bonds. Upon the sale of L Bonds by such broker-dealers, the broker-dealer effecting the sale will receive selling commissions and additional compensation in connection therewith.

As part of the accountable expense allowance, the dealer manager and members of the selling group are expected to be reimbursed for accountable out-of-pocket expenses incurred by them during the course of the offering. Expenses eligible for reimbursement may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel, and reimbursement of actual costs of third-party professionals retained to by them. In no event will the total selling commissions, additional compensation and accountable due diligence expenses (including reimbursements), together with non-transaction-based and non-cash selling compensation, if any, exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds.

Our L Bonds will also be distributed through registered investment advisors who are generally compensated on a fee-for-service basis by the investor. In the event of the sale of L Bonds through an investment advisor compensated on a fee-for-service basis by the investor, our selling group member will waive its right to a commission.

In addition to the sales commissions, fees, allowances, reimbursements and expenses described above, we expect to pay approximately $1,500,500 in offering and related costs and expenses in connection with this offering. These kinds of expenses include all expenses to be paid by us in connection with the offering (other than sales commissions, additional compensation, and expense allowances and reimbursement to our selling group members), including but not limited to legal, accounting, printing and mailing expenses, registration, qualification and associated securities filing fees and other costs and expenses.

The table below sets forth the maximum amount of sales commissions and additional compensation (consisting of accountable expense allowances, a dealer-manager fee (payable only to Emerson Equity LLC), and a wholesaling fee (payable only to wholesaling dealers), and more fully described in fn. 2 to the table below) we may pay in connection with this offering.

L Bond Term	Sales Commission(1)	Additional Compensation(2)	Total
6 months	0.75%	3.00%	3.75%
1 year	1.50%	3.00%	4.50%
2 years	4.00%	3.00%	7.00%
3 years	5.00%	3.00%	8.00%
5 years	5.90%	2.10%	8.00%
7 years	6.00%	2.00%	8.00%

____________

(1)      Up to 1.00% of the sales commission may be retained by the selling broker-dealer firm with which any registered representative is associated.

(2)      As described above, additional compensation includes: (i) a dealer-manager fee payable to Emerson Equity in an amount equal to 0.50% of the principal amount of all L Bonds sold; and (ii) an accountable expense allowance, wholesaling fee, any non-transaction-based selling compensation and non-cash selling compensation that when aggregated will not exceed the lesser of 2.50% of the aggregate gross offering proceeds of all L Bonds sold or such lower amount that, when added to sales commissions and the dealer-manager fee, will not exceed 8.00% of the aggregate gross offering proceeds of all L Bonds sold. If all L Bonds sold have seven-year maturities resulting in sales commissions of 6.00%, then the maximum amounts of aggregates accountable expenses, wholesaling fees and non-transaction-based and non-cash selling compensation will not exceed 1.5%.

The line items reflected in the table below are our current estimates of average sales commissions and additional compensation (including accountable expenses) that we will pay. Specifically, we estimate that the average sales commission will be 5.00%, or $50,000,000 based on $1,000,000,000 in principal amount of L Bonds sold, and the average additional compensation will be 3.00%, or $30,000,000 based on $1,000,000,000 in principal amount of L Bonds sold. The components of “additional compensation” are detailed in fn. 1 to the table below. Actual costs may differ from the percentages and amounts shown in the table below, subject, however, to the limitations noted above.

L Bonds Sold	Sales Commission	Additional Compensation(1)	Total
$300,000,000	$15,000,000	$9,000,000	8.00%
500,000,000	25,000,000	15,000,000	8.00%
1,000,000,000	50,000,000	30,000,000	8.00%

____________

(1)      Additional compensation consists of all selling compensation (other than sales commissions) paid in the form of an accountable expense allowance, a dealer-manager fee, wholesale commissions, plus any non-transaction-based and non-cash selling compensation. Additional compensation consists of all selling compensation paid to our placement agent (and other FINRA members) other than selling commissions. Such additional compensation will be paid in the form of a dealer-manager fee, wholesaling fee, if applicable, an accountable expense allowance, plus any non-transaction-based and non-cash selling compensation. For purposes of the table above, we have assumed our payment of the maximum amount of such additional compensation.

Our dealer manager holds the FINRA licenses for wholesalers employed by us, who attend local, regional and national conferences of the participating broker-dealers and who contact participating broker-dealers and their registered representatives to make presentations concerning us and this offering and to encourage them to sell our L Bonds. The wholesalers will receive a portion of their base salaries as compensation for their selling efforts. We host training and education meetings for broker-dealers and their representatives. The costs of the training and education meetings will be borne by us.

In accordance with FINRA rules, in no event will our total compensation to FINRA members, including but not limited to sales commissions, the dealer-manager fee and accountable and non-accountable expense and other reimbursements to our dealer manager and selling group broker-dealers (including non-transaction-based and non-cash selling compensation), exceed 8.00% of our gross offering proceeds, in the aggregate.

We will indemnify the participating broker-dealers and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the Managing Broker-Dealer Agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities.

The foregoing is a summary of the material terms relating to the plan of distribution of the L Bonds contained in the Managing Broker-Dealer Agreement. Any amendment to the Managing Broker-Dealer Agreement will be filed as an exhibit to an amendment to the registration statement of which this prospectus is a part.

Settlement Procedures

If you purchase L Bonds through a broker-dealer who is a DTC participant and offers “DTC settlement,” then you can place an order for the purchase of L Bonds through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds will be placed to facilitate the anticipated monthly closing cycle. Orders will be executed by your broker-dealer electronically and you must coordinate with your broker-dealer’s registered representative to pay the full purchase price of the L Bonds by the final settlement date. Orders may be placed at any time, and the final settlement date will be the date on which your subscription agreement is accepted. You will be credited with ownership of an L Bond on the first business day following the month in which the subscription is made. However, interest will begin to accrue from the final settlement date. If you purchase your L Bonds in this manner, your purchase price will not be held in escrow.

You also have the option to elect to settle your purchase directly with us, the Company. If you elect to use direct settlement with us, you should complete and sign a Subscription Agreement similar to the one filed as an exhibit to the registration statement of which this prospectus is a part. A form of Subscription Agreement is available from your broker-dealer’s registered representative. Once completed and signed, your Subscription Agreement should be provided to your broker-dealer who will deliver it to us to be held, together with your related subscription funds, until our acceptance of your subscription. In connection with a direct settlement subscription, you should pay the full purchase price of the L Bonds to us as set forth in the Subscription Agreement. Subscribers may not withdraw funds from the subscription account. Subscriptions will be effective upon our acceptance of your Subscription Agreement and related funds, and we reserve the right to reject any subscription in whole or in part.

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds will be exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus, as well as the disclosures on page 3 under the heading “Covered Security.”

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States (“U.S.”) federal income tax considerations relating to the initial purchase, ownership and disposition of the L Bonds by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the L Bonds. We have based this summary on current provisions of the Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus. However, these laws and other guidance are subject to differing interpretations or change, possibly with retroactive effect. In addition, we have not sought, and will not seek, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of L Bonds. Thus, the IRS could take a different position regarding one or more of the tax consequences or matters described in this prospectus; and there can be no assurance that any position taken by the IRS would not be sustained.

This discussion is limited to purchasers of L Bonds who acquire the L Bonds from us in this offering and hold the L Bonds as capital assets for federal income tax purposes. This discussion does not address all possible tax consequences that may be applicable to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code, or special rules applicable to some categories of investors such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold L Bonds as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction; or any U.S. estate or gift tax laws.

If you are considering the purchase of an L Bond, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or otherwise disposing of the L Bonds, including the effect and applicability of state, local or foreign tax laws, or any U.S. estate and gift tax laws.

As used in this discussion, the term “U.S. holder” means a holder of an L Bond that is:

(i)       for United States federal income tax purposes, a citizen or resident of the United States;

(ii)      a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or other entity characterized as a corporation or partnership for federal income tax purposes;

(iii)     an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(iv)     a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

For the purposes of this discussion, a “non-U.S. holder” means any holder of L Bonds other than a U.S. holder. Any L Bond purchaser who is not a U.S. citizen will be required to furnish documentation, on IRS Form W-8BEN, that clearly states whether it is subject to U.S. withholding taxes, in accordance with applicable requirements of the United States taxing authority.

Characterization of the L Bonds

The federal income tax consequences of owning L Bonds depend on characterization of the L Bonds as debt for federal income tax purposes, rather than as equity interests or a partnership among the holders of the L Bonds. We believe that the L Bonds have been structured in a manner that will allow the L Bonds to be characterized as debt for federal income tax purposes. However, this is only our belief; and no ruling from the IRS or an opinion of counsel has been sought in this regard. Thus, the IRS could successfully challenge this characterization.

If the L Bonds were treated as equity interests, there could be adverse effects on some holders. For example, payments on the L Bonds could (1) if paid to non-U.S. holders, be subject to federal income tax withholding; (2) constitute unrelated business taxable income to some tax-exempt entities, including pension funds and some retirement accounts (if the relationship were characterized as a partnership for tax purposes); and (3) cause the timing and amount of income that accrues to holders of L Bonds to be different from that described below.

Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the L Bonds are re-characterized as equity interests; and as to the likelihood that the L Bonds could be so re-characterized. The remainder of this discussion assumes that the L Bonds are characterized as debt.

Taxation of U.S. Holders

Stated Interest

Under general federal income tax principles, you must include stated interest in income in accordance with the method of accounting you use for federal income tax purposes. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received. Payments of interest to taxable holders of L Bonds will constitute portfolio income, and not passive activity income, for the purposes of the passive loss limitations of the Code. Accordingly, income arising from payments on the L Bonds will not be subject to reduction by losses from passive activities of a holder.

Income attributable to interest payments on the L Bonds may be offset by investment expense deductions, subject to the limitation that individual investors may only deduct miscellaneous itemized deductions, including investment expenses other than interest, to the extent these deductions exceed 2% of the investor’s adjusted gross income.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds L Bonds, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing L Bonds, we urge you to consult your tax advisor.

Disposition of L Bonds

In general, a U.S. holder will recognize gain or loss upon the sale, exchange or other taxable disposition of an L Bond measured by the difference between (1) the sum of the cash and the fair market value of all other property received on such disposition, excluding any portion of the payment that is attributable to accrued interest on the L Bonds; and (2) your adjusted tax basis in the L Bond. A U.S. holder’s adjusted tax basis in an L Bond generally will be equal to the price the U.S. holder paid for the L Bond. Any of this gain or loss generally will be long-term capital gain or loss if, at the time of any such taxable disposition, the L Bond was a capital asset in the hands of the holder and was held for more than one year. Net long-term capital gain recognized by individual U.S. holders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to annual limitations.

The terms of the L Bonds may be modified upon the consent of a specified percentage of holders and, in some cases, without consent of the holders. In addition, the L Bonds may be assumed upon the occurrence of specific transactions. The modification or assumption of an L Bond could, in some instances, give rise to a deemed exchange of an L Bond for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss without receiving any cash.

Additional Tax on Net Investment Income

If you are a U.S. holder other than a corporation, you generally will be subject to a 3.8% additional tax on the lesser of (1) your “net investment income” for the taxable year, and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income generally will include any income or gain recognized by you with respect to our L Bonds, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Considerations for Tax-Exempt Holders of L Bonds

Tax-exempt entities, including charitable corporations, pension plans, profit sharing or stock bonus plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is a partner is treated as unrelated business taxable income.

A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

In general, interest income does not constitute unrelated business taxable income. However, under the debt-financed property rules, if tax-exempt holders of L Bonds finance the acquisition or holding of L Bonds with debt, interest on the L Bonds will be taxable as unrelated business taxable income. The L Bonds will be treated as debt-financed property if the debt was incurred to acquire the L Bonds or was incurred after the acquisition of the L Bonds, so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt has already occurred or was foreseeable.

Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the L Bonds by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

Payments of Interest to Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” payments of interest received by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided (1) that (a) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) the non-U.S. holder is not a controlled foreign corporation, actually or constructively, through stock ownership; and (c) the beneficial owner of the L Bond complies with the certification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address; or (2) that the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the non-U.S. holder complies with the reporting requirements. If an L Bond is held through a securities clearing organization or other specified financial institutions (an “Intermediary”), the Intermediary may provide the relevant signed statement and, unless the Intermediary is a “qualified” intermediary as defined under the Code, the signed statement provided by the Intermediary must be accompanied by a copy of a valid Form W-8BEN provided by the non-U.S. beneficial holder of the L Bond.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty.

Payments of interest on an L Bond to a non-U.S. holder generally will not be subject to U.S. federal income tax, as opposed to withholding tax, unless the income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. To claim the benefit of a lower treaty withholding rate, a non-U.S. holder must provide a properly executed IRS Form W-8BEN to us or our paying agent before the payment of stated interest; and may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. You should consult your own tax advisor to determine the effects of the application of the U.S. federal withholding tax to your particular situation.

Disposition of the L Bonds by Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to United States federal income tax, and generally no tax will be withheld with respect to gains realized on the disposition of an L Bond, unless (a) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (b) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied.

Non-U.S. Holders Subject to U.S. Income Taxation

If interest and other payments received by a non-U.S. holder with respect to the L Bonds, including proceeds from the disposition of the L Bonds, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder’s ownership of the L Bonds, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of L Bonds, subject to any modification provided under an applicable income tax treaty. If any of these non-U.S. holders is a corporation, it may also be subject to a U.S. “branch profits tax” at a 30% rate.

Backup Withholding and Information Reporting

Non-corporate U.S. holders may be subject to backup withholding at a rate of 28% on payments of principal, premium, and interest on, and the proceeds of the disposition of, the L Bonds. In general, backup withholding will be imposed only if the U.S. holder (1) fails to furnish its taxpayer identification number (“TIN”), which for an individual would be his or her Social Security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to report payments of interest or dividends; or (4) under some circumstances, fails to certify under penalty of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, the payments of principal and interest to U.S. holders generally will be subject to information reporting. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

Backup withholding generally will not apply to payments made to a non-U.S. holder of an L Bond who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by United States office of a broker of the proceeds of a disposition of the L Bonds generally will be subject to backup withholding at a rate of 28% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. In addition, if a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or if a foreign office of a foreign “broker” pays the proceeds of the sale of an L Bond to the seller, backup withholding and information reporting will not apply; provided that the nominee, custodian, agent or broker is not a “United States related person,” or a person which derives more than 50% of its gross income for some periods from the conduct of a trade or business in the United States or is a controlled foreign corporation. The payment by a foreign office of a broker that is a United States person or a United States related person of the proceeds of the sale of L Bonds will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of the backup withholding and information reporting requirements and other conditions are met, or the beneficial owner otherwise establishes an exemption.

The amount of any backup withholding imposed on a payment to a holder of an L Bond will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund; provided that the required information is furnished to the IRS.

STATE, LOCAL AND FOREIGN TAXES

We make no representations regarding the tax consequences of the purchase, ownership or disposition of the L Bonds under the tax laws of any state, locality or foreign country. You should consult your own tax advisors regarding these state and foreign tax consequences.

ERISA CONSIDERATIONS

General

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose restrictions on employee benefit plans that are subject to ERISA, or plans or arrangements that are subject to Code Section 4975, and on persons who are parties in interest or disqualified persons with respect to those plans or arrangements. Some employee benefit plans, like governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of Title I of ERISA or Code Section 4975, and assets of these plans may be invested in the L Bonds without regard to the ERISA considerations described below, subject to the Code and other applicable federal and state laws affecting tax-exempt organizations generally. Any plan fiduciary that proposes to cause a plan to acquire any of the L Bonds should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan’s acquisition and ownership of the L Bonds. Investments by plans are also subject to ERISA’s and the Code’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan.

Prohibited Transactions

General

Section 406 of ERISA and Section 4975 of the Code prohibits certain “parties in interest” and “disqualified persons” with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on parties in interest that engage in non-exempt “prohibited transactions.” Section 502(i) of ERISA requires the Secretary of the U.S. Department of Labor (“Labor”) to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in a breach or violation.

Plan Asset Regulations

Labor has issued regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be “plan assets,” so that any person who exercises control over the assets would be subject to ERISA’s fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan’s assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plan asset regulation provides that, if a plan acquires an “equity interest” in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 the assets of the entity will be treated as assets of the plan investor unless exceptions apply.

Under the plan asset regulations the term “equity interest” is defined as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and that has no “substantial equity features.” Although the plan asset regulation is silent with respect to the question of which law constitutes “applicable local law” for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered “substantial,” noting that the question of whether a plan’s interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan’s investment would be a practical vehicle for the indirect provision of investment management services. We believe that the L Bonds will be classified as indebtedness without substantial equity features for ERISA purposes.

Under the plan asset regulations the term “publicly-offered security” is defined as a security that is (i) freely transferable, (ii) part of a class of securities that is widely held, and (iii) either (A) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (B) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of the above, a class of securities is considered to be “widely held” if it is owned by 100 or more investors independent of the issuer and of one another. In the case of this offering, while the offer and sale of the L Bonds have been registered under the Securities Act of 1933, the L Bonds themselves have not been registered under the Securities Exchange Act of 1934. For this reason, we believe that the L Bonds will not likely meet the definition for “publicly-offered security” under the plan asset regulations.

In light of the foregoing, if the L Bonds were deemed to be equity interests for this purpose and no statutory, regulatory, or administrative exception applies, we could be considered to hold plan assets by reason of a plan’s investment in the L Bonds. These plan assets would include an undivided interest in all of our assets. In this case, we may be considered a fiduciary with respect to the investing plans. We would be subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, and to Section 4975 of the Code with respect to transactions involving any of our assets. The ERISA fiduciary standards could affect the way we conduct the business, which would have consequences for all investors, not just those that are employee benefit plans.

Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the L Bonds. See, for example, Prohibited Transaction Class Exemption (“PTE”) 96-23, which exempts some transactions effected on behalf of a plan or by an “in-house asset manager;” PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a “qualified professional asset manager.” However, there can be no assurance that any of these exemptions will apply with respect to any plan’s investment in the L Bonds, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Any plan fiduciary considering whether to purchase L Bonds on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. Before purchasing any L Bonds, a fiduciary of a plan should make its own determination as to (1) whether GWG Holdings, as issuer of and borrower under the L Bonds, is a “party in interest” under ERISA or a “disqualified person” under the Code with respect to the plan; (2) the availability of the relief provided in the plan asset regulation and (3) the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the L Bonds, including any responsibility under the Supreme Court case John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank.

LEGAL MATTERS

Certain legal matters in connection with the L Bonds will be passed upon for us by Maslon LLP, of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2015 and December 31, 2014, included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the L Bonds to be offered and sold pursuant to the prospectus which is a part of that registration statement. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the L Bonds to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement.

We file annual, quarterly and current reports, and other information with the SEC. We intend to make these filings available on our website at www.gwglife.com. Information on our website is not incorporated by reference in this prospectus. We maintain an office at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402 where all records concerning the L Bonds are to be retained. L Bond holders and their representatives can request information regarding the L Bonds by contacting our office by mail at our address or by telephone at (612) 746-1944 or by fax at (612) 746-0445. Upon request, we will provide copies of our filings with the SEC free of charge to our investors. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available on the SEC’s Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may receive copies of these documents upon payment of a duplicating fee by writing to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (ii) from the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus:

•         Our Annual Report on Form 10-K for the period ended December 31, 2015, filed with the SEC on March 22, 2016 (including all exhibits thereto);

•         Our Current Reports on Form 8-K filed with the SEC on March 8, 2016 and February 26, 2016 (including all exhibits thereto); and

•         Our preliminary proxy statement filed with the SEC on March 23, 2016 (including all exhibits thereto).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The section entitled “Where You Can Find More Information” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:

Jon L. Gangelhoff, Chief Operating Officer

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

Telephone Number: (612) 746-1944

In addition, such reports and documents may be found on our website at www.gwglife.com.

GWG HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

GWG Holdings, Inc. and Subsidiaries

Minneapolis, MN

We have audited the accompanying consolidated balance sheets of GWG Holdings, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. We also have audited GWG Holdings, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework). These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GWG Holdings, Inc. and Subsidiaries as of December 31, 2015 and 2014 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, GWG Holdings, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota

March 22, 2016

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$34,425,105	$30,662,704
Restricted cash	2,341,900	4,296,053
Investment in life settlements, at fair value	356,649,715	282,883,010
Deferred financing costs, net	2,530,481	1,569,400
Policy benefits receivable	—	1,750,000
Other assets	2,218,546	1,909,362
TOTAL ASSETS	$398,165,747	$323,070,529

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Revolving senior credit facility	$65,011,048	$72,161,048
Series I Secured Notes payable	23,287,704	27,616,578
L Bonds	277,024,326	182,782,884
Accounts payable	1,517,440	1,203,575
Interest payable	12,340,061	11,128,519
Other accrued expenses	1,060,786	514,434
Deferred taxes, net	1,763,968	5,273,555
TOTAL LIABILITIES	382,005,333	300,680,593

STOCKHOLDERS’ EQUITY

CONVERTIBLE PREFERRED STOCK
(par value $0.001; shares authorized 40,000,000; shares outstanding 2,781,735 and 2,738,966; liquidation preference of $20,863,000 and $20,542,000 on December 31, 2015 and 2014, respectively)	20,799,841	20,527,866

COMMON STOCK
Common stock (par value $0.001: shares authorized 210,000,000; shares issued and outstanding 5,941,790 and 5,870,193 on December 31, 2015 and 2014)	5,942	5,870
Additional paid-in capital	17,149,391	16,257,686
Accumulated deficit	(21,794,760)	(14,401,486)
TOTAL STOCKHOLDERS’ EQUITY	16,160,414	22,389,936

TOTAL LIABILITIES & EQUITY	$398,165,747	$323,070,529

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2015	December 31, 2014
REVENUE
Gain on life settlements, net	$39,381,003	$30,416,127
Interest and other income	251,249	60,448
TOTAL REVENUE	39,632,252	30,476,575

EXPENSES
Interest expense	31,587,960	26,716,798
Employee compensation and benefits	8,010,020	4,969,636
Legal and professional fees	3,152,783	2,339,235
Other expenses	7,784,350	4,815,434
TOTAL EXPENSES	50,535,113	38,841,103

(LOSS) INCOME BEFORE INCOME TAXES	(10,902,861)	(8,364,528)
Income tax (benefit) expense	(3,509,587)	(2,401,619)

NET LOSS	(7,393,274)	(5,962,909)
Income attributable to preferred shareholders	1,386,110	(138,374)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,007,164)	$(6,101,283)

NET LOSS PER COMMON SHARE
Basic	$(1.02)	$(1.24)
Diluted	$(1.02)	$(1.24)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	5,906,761	4,909,657
Diluted	5,906,761	4,909,657

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock	Preferred	Common	Common Stock	Additional Paid-in	Accumulated	Total
	Shares	Stock	Shares	(par)	Capital	Deficit	Equity
Balance, December 31, 2013	—	$—	4,562,000	$4,562	$2,942,000	$(8,438,577)	$(5,492,015)

Net loss	—	—	—	—	—	(5,962,909)	(5,962,909)

Issuance of common stock	—	—	800,000	800	8,642,990	—	8,643,790

Series A Preferred Stock conversion	—	—	508,193	508	4,956,591	—	4,957,099

Reclassification of preferred stock from temporary equity to permanent equity due to initial public offering (*)	2,710,214	20,326,605	—	—	—	—	20,326,605

Issuance of preferred stock	28,752	201,261	—	—	—	—	201,261

Issuance of stock options	—	—	—	—	122,412	—	122,412

Extension of warrants	—	—	—	—	47,120	—	47,120

Accretion of preferred stock to liquidation value	—	—	—	—	(453,427)	—	(453,427)
Balance, December 31, 2014	2,738,966	$20,527,866	5,870,193	$5,870	$16,257,686	$(14,401,486)	$22,389,936

Net loss	—	—	—	—	—	(7,393,274)	(7,393,274)

Issuance of common stock	—	—	60,000	60	581,940	—	582,000

Series A Preferred Stock conversion to common stock	(15,463)	(115,973)	11,597	12	115,961	—	—

Issuance of preferred stock	58,232	387,948	—	—	—	—	387,948

Issuance of stock options	—	—	—	—	193,804	—	193,804
Balance, December 31, 2015	2,781,735	$20,799,841	5,941,790	$5,942	$17,149,391	$(21,794,760)	$16,160,414

____________

*         Subject to the terms of the Certificate of Designation for Series A Convertible Preferred Stock, the listing of our common stock on The Nasdaq Capital Market on September 25, 2014 resulted in the termination of a redemption right in favor of the holders of such preferred stock. Preferred stock that is not redeemable by a stockholder is treated as stockholders’ equity as shown in the table above.

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31, 2015	December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,393,274)	$(5,962,909)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Gain on life settlements, gross	(39,371,059)	(39,928,003)
Amortization of deferred financing and issuance costs	3,712,056	3,804,795
Deferred income taxes	(3,509,587)	(2,401,619)
Preferred stock issued in lieu of cash dividends	683,133	774,085
Preferred stock dividends payable	6,800	(116,207)
(Increase) decrease in operating assets:
Due from related parties	(1,256)	(291)
Policy benefits receivable	1,750,000	(1,750,000)
Other assets	(304,526)	(2,347,050)
Increase in operating liabilities:
Accounts payable	313,864	363,706
Interest payable	2,213,529	4,638,876
Other accrued expenses	2,183,393	70,366

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(39,716,927)	(42,854,251)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	(38,906,934)	(12,292,401)
Proceeds from settlement of life settlements	4,511,289	4,185,813
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(34,395,645)	(8,106,588)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayment of revolving senior credit facility	(7,150,000)	(6,838,952)
Payments for redemption of Series I Secured Notes	(4,891,681)	(2,268,379)
Proceeds from issuance of L Bonds	131,159,348	65,713,297
Payment of deferred issuance costs for L Bonds	(7,499,601)	(4,104,876)
Payments for redemption of L Bonds	(35,984,061)	(14,429,017)
Issuance of common stock	582,000	9,030,000
Proceeds from restricted cash	1,954,153	1,536,916
Payments for redemption of preferred stock	(295,185)	(465,239)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	77,874,973	48,173,750

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,762,401	(2,787,089)

CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	30,662,704	33,449,793
END OF YEAR	$34,425,105	$30,662,704

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS — CONTINUED

	Year Ended
	December 31, 2015	December 31, 2014
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and preferred dividends paid	$24,027,000	$16,931,000
Premiums paid	$26,650,000	$23,265,000
Stock-based compensation	$194,000	$122,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
Warrants issued to purchase common stock	$—	$47,000
Options issued to purchase common stock	$353,000	$122,000
Series I Secured Notes:
Conversion of accrued interest and commission payable to principal	$203,000	$151,000
L Bonds:
Conversion of accrued interest and commission payable to principal	$806,000	$452,000
Series A Preferred Stock:
Conversion to common stock	$116,000	$4,957,000
Reclassification to permanent equity due to initial public offering	$—	$20,327,000
Issuance of preferred stock in lieu of cash dividends	$683,000	$774,000
Accretion of preferred stock to redemption value	$—	$453,000
Investment in life settlements included in accounts payable	$1,079,000	$50,000
The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of business and summary of significant accounting policies

Nature of business — GWG Holdings, Inc. (GWG Holdings), located in Minneapolis, Minnesota, facilitates the purchase of life insurance policies for its own investment portfolio through its wholly-owned subsidiaries, GWG Life, LLC (GWG Life), GWG Life USA, LLC (GWG Life USA) and Wirth Park Agency, LLC, and GWG Life’s own subsidiaries, GWG Trust (Trust), GWG DLP Funding II, LLC (DLP II) and its wholly-owned subsidiary, GWG DLP Master Trust II (the Trust II), and GWG DLP Funding III, LLC (DLP III). GWG Holdings is also involved in the merchant cash advance business through its wholly-owned subsidiary GWG MCA Capital, Inc. (GWG MCA Capital). All of these entities are legally organized in Delaware. Unless the context otherwise requires or we specifically so indicate, all references in this report to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. References to particular entities, such as “GWG Holdings” or “GWG Life” or “GWG MCA Capital,” are meant to refer only to the particular entity referenced.

On September 30, 2015, GWG Holdings formed a wholly-owned subsidiary, Wirth Park Agency, LLC. Wirth Park Agency was formed to convert term life insurance policies into universal, or permanent life insurance. Wirth Park Agency produces commission revenue through this activity.

On December 7, 2015, GWG Holdings formed a wholly-owned subsidiary, GWG MCA, LLC. On January 13, 2016, GWG MCA, LLC was converted to a corporation and became GWG MCA Capital, Inc. GWG MCA Capital, Inc. was formed to engage in the merchant cash advance business.

Use of estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these consolidated financial statements relates to (1) the determination of the assumptions used in estimating the fair value of the investment in life insurance policies, and (2) the value of deferred tax assets and liabilities.

Cash and cash equivalents — The Company considers cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents with highly rated financial institutions. From time to time, the Company’s balances in its bank accounts exceed Federal Deposit Insurance Corporation limits. The Company periodically evaluates the risk of exceeding insured levels and may transfer funds as it deems appropriate. The Company has not experienced any losses with regards to balances in excess of insured limits or as a result of other concentrations of credit risk.

Life settlements — ASC 325-30, Investments in Insurance Contracts, allows a reporting entity the election to account for its investments in life settlements using either the investment method or the fair value method. The election shall be made on an instrument-by-instrument basis and is irrevocable. Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs. Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized. Under the fair value method, an investor shall recognize the initial investment at the purchase price. In subsequent periods, the investor shall re-measure the investment at fair value in its entirety at each reporting period and shall recognize the change in fair value in current period income net of premiums paid. The Company uses the fair value method to account for all life settlements.

The Company recognizes realized gains (revenue) from life settlement contracts upon one of the two following events:

1)       Receipt of death notice or verified obituary of insured

2)       Sale of policy and filing of change of ownership forms and receipt of payment

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of business and summary of significant accounting policies (cont.)

The Company recognizes the difference between the death benefits and carrying values of the policy when an insured event has occurred and the Company determines that settlement and ultimate collection of the death benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. In an event of a sale of a policy, the Company recognizes gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

Deposits and initial direct costs advanced on unsettled policy acquisitions are recorded as other assets until policy ownership has been transferred to the Company. Such deposits and direct cost advances were $31,000 and $27,000 at December 31, 2015 and 2014, respectively.

Deferred financing and issuance costs — Costs incurred to obtain financing under the revolving senior credit facility, as described in note 5, have been capitalized and are amortized using the straight-line method over the term of the revolving senior credit facility. Amortization of deferred financing costs was $727,000 and $358,000 for the years ended December 31, 2015 and 2014, respectively. The future amortization is expected to be $626,000 for the next four months ending April 30, 2016. The Series I Secured Notes, as described in note 6, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The L Bonds, as described in note 7, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of each respective borrowing. The Series A Preferred Stock, as described in note 8, was also reported net of issuance costs, sales commissions, including the fair value of warrants issued, and other direct expenses, which were amortized using the interest method as interest expense over the three-year redemption period. As of December 31, 2015, those costs were fully amortized.

Earnings (loss) per share — Basic per share earnings (loss) attributable to non-redeemable interests is calculated using the weighted-average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated based on the potential dilutive impact, if any, of the Company’s Series A Preferred Stock, and outstanding warrants, and stock options.

Subsequent events — Subsequent events are events or transactions that occur after the balance sheet date but before consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the consolidated financial statements are available to be issued. The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements are filed for potential recognition or disclosure.

Recently adopted pronouncements — On April 7, 2015 the FASB issued Accounting Standards Update (ASU) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, as part of its simplification initiative. The ASU changes the presentation of debt issuance costs in financial statements. Under the ASU, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. For public business entities, the guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is allowed for all entities for financial statements that have not been previously issued. Entities would apply the new guidance retrospectively to all prior periods (i.e., the balance sheet for each period is adjusted). The Company will adopt ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, during the first quarter of 2016, as required by the standard. The impact of the new ASU on the Company’s balance sheet would be a reduction of approximately $2,288,000 to assets and the corresponding reduction to liabilities. There would be no impact on the Company’s statements of operations.

Reclassification

Certain 2014 amounts have been reclassified to conform to the 2015 presentation. The reclassifications have no effect on the reported amounts of consolidated net income or equity.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Restrictions on cash

The Company is required by its lenders to maintain collection and escrow accounts. These accounts are used to fund the acquisition, pay annual premiums of insurance policies, pay interest and other charges under the revolving senior credit facility, and collect policy benefits. DZ Bank AG, as agent for Autobahn Funding Company, LLC, the lender for the revolving senior credit facility as described in note 5, authorizes the disbursements from these accounts. At December 31, 2015 and 2014, there was a balance of $2,342,000, and $4,296,000, respectively, maintained in these restricted cash accounts.

(3) Investment in life insurance policies

The life insurance policies (Level 3 fair value measurements) are valued based on unobservable inputs that are significant to the overall fair value measurement. Changes in the fair value of these instruments are recorded in gain or loss on life insurance policies in the consolidated statements of operations (net of the cash premiums paid on the policies). The fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions. Life expectancy reports have been obtained from widely accepted life expectancy providers. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk premium an investor in the policy would require. As a result of management’s analysis, discount rates of 11.09% and 11.43% were applied to the portfolio as of December 31, 2015 and 2014, respectively.

A summary of the Company’s life insurance policies accounted for under the fair value method and their estimated maturity dates, based on remaining life expectancy is as follows:

	As of December 31, 2015			As of December 31, 2014
Years Ending December 31,	Number of Contracts	Estimated Fair Value	Face Value	Number of Contracts	Estimated Fair Value	Face Value
2015	—	$—	$—	3	$5,063,000	$6,000,000
2016	5	7,503,000	8,500,000	7	8,144,000	11,550,000
2017	12	12,875,000	17,418,000	17	21,916,000	35,542,000
2018	27	37,109,000	58,428,000	30	41,994,000	76,206,000
2019	51	54,242,000	100,967,000	45	47,303,000	106,973,000
2020	59	64,750,000	137,868,000	41	43,429,000	102,614,000
2021	48	45,724,000	116,805,000	36	29,789,000	90,921,000
Thereafter	194	134,447,000	504,858,000	112	85,245,000	349,293,000
Totals	396	$356,650,000	944,844,000	291	$282,883,000	$779,099,000

The Company recognized insurance benefits of $31,232,000 and $18,050,000 during 2015 and 2014, respectively, related to policies with a carrying value of $4,511,000 and $4,186,000, respectively. The Company recorded realized gains of $26,721,000 and $13,864,000 on such policies.

Reconciliation of gain on life settlements:

	Years Ended December 31,
	2015	2014
Change in fair value	$39,371,000	$39,928,000
Premiums and other annual fees	(26,711,000)	(23,376,000)
Policy maturities	26,721,000	13,864,000
Gain on life settlements, net	$39,381,000	$30,416,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Investment in life insurance policies (cont.)

The estimated expected premium payments and servicing fees to maintain the above life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2016	$32,227,000	$475,000	$32,702,000
2017	35,181,000	475,000	35,656,000
2018	38,204,000	475,000	38,679,000
2019	42,817,000	475,000	43,292,000
2020	47,637,000	475,000	48,112,000
	$196,066,000	$2,375,000	$198,441,000

Management anticipates funding the estimated premium payments as noted above with proceeds from the DZ Bank revolving senior credit facility and through additional debt and equity financing as well as from cash proceeds from maturities of life insurance policies. The proceeds of these capital sources are also intended to be used for the purchase, financing, and maintenance of additional life insurance policies.

(4) Fair value definition and hierarchy

ASC 820 establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace including the existence and transparency of transactions between market participants. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices in an orderly market generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC 820 establishes a three-level valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’ s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

•         Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•         Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•         Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair value definition and hierarchy (cont.)

Level 3 Valuation Process

The estimated fair value of the Company’s portfolio of life settlements is determined on a quarterly basis by the Company’s portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions. These inputs are then used to estimate the discounted cash flows using the Model Actuarial Pricing System (MAPS), probabilistic portfolio price model, which estimates the cash flows using various probabilities and scenarios. The valuation process includes a review by senior management as of each valuation date. Management has also engaged a third-party expert to independently test the accuracy of the valuations using the inputs provided by management on a quarterly basis.

Life insurance policies, as well as the portfolio taken as a whole, represent financial instruments recorded at fair value on a recurring basis. The following table reconciles the beginning and ending fair value of the Company’s Level 3 investments in its portfolio of life insurance policies for the years ending December 31, as follows:

	Years Ended December 31,
	2015	2014
Beginning balance	$282,883,000	$234,673,000
Purchases	38,907,000	12,468,000
Maturities (cash in excess of carrying value)	(4,511,000)	(4,186,000)
Net change in fair value	39,371,000	39,928,000
Ending balance	$356,650,000	$282,883,000

The fair value of a portfolio of life insurance policies is based on information available to the Company at the reporting date. Fair value is based upon a discounted cash flow model that incorporates life expectancy estimate assumptions. Life expectancy estimates are obtained from independent, third- party widely accepted life expectancy estimate providers at policy acquisition. The life expectancy values of each insured, as determined at policy acquisition, are rolled down monthly for the passage of time by the MAPS actuarial software the Company uses for ongoing valuation of its portfolio of life insurance policies.

During the 4th quarter of 2014, GWG adopted a plan to update the life expectancy reports on the insured lives in our portfolio. The plan covers all policies with the exception of those policies purchased with small face amount underwriting standards (under $1 million in face amount). The plan is for each set of life expectancy estimates and medical records to be updated on a continuous rotating three-year cycle. The records for approximately 1/12th of the portfolio are being updated each quarter.

The discount rate incorporates current information about discount rate applied by other reporting companies owning portfolios of life insurance policies, discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio of life insurance policies.

On September 15, 2014, 21st Services announced changes to its mortality tables primarily for insureds age 90 and older, as well as updated adjustment factors designed to better underwrite seniors with multiple impairments. These changes represent small portions of 21st Services’ historical underwritings. We expect medical-actuarial underwriting firms to continue improving and refining their underwriting methodology.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair value definition and hierarchy (cont.)

The fair value of life insurance policies is estimated using present value calculations of estimated cash flows based on the data specific to each individual life insurance policy. Estimated future policy premium payments are calculated based on the terms of the policy and the premium payment history. The following summarizes the unobservable inputs utilized in estimating the fair value of the portfolio of life insurance policies:

	As of December 31, 2015	As of December 31, 2014
Weighted-average age of insured, years	82.6	82.8
Weighted-average life expectancy, months	79.3	78.4
Average face amount per policy	$2,386,000	$2,677,000
Discount rate	11.09%	11.43%

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. The techniques used in estimating the present value of estimated cash flows are derived from valuation techniques generally used in the industry that include inputs for the asset that are not based on observable market data. The extent to which the fair value could reasonably vary in the near term has been quantified by evaluating the effect of changes in significant underlying assumptions used to estimate the fair value. If the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy and the discount factors were increased or decreased by 1% and 2%, while all other variables are held constant, the fair value of the investment in life insurance policies would increase or (decrease) by the amounts summarized below:

	Change in life expectancy estimates
	minus 8 months	minus 4 months	plus 4 months	plus 8 months
December 31, 2015	$48,339,000	$24,076,000	$(23,501,000)	$(46,482,000)
December 31, 2014	$40,634,000	$20,130,000	$(19,664,000)	$(38,864,000)

			Change in discount rate
	minus 2%	minus 1%	plus 1%	plus 2%
December 31, 2015	$35,024,000	$16,786,000	$(15,485,000)	$(29,803,000)
December 31, 2014	$28,179,000	$13,522,000	$(12,502,000)	$(24,085,000)

Other Fair Value Considerations

Carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. The estimated fair value of the Company’s Series I Secured Notes payable and L Bonds is approximately $307,640,000 based on a weighted-average market interest rate of 7.07% based on an income approach, the combined face value of these notes is $305,749,000 as of December 31, 2015. The carrying value of the revolving senior credit facility reflects interest charged at the commercial paper rate plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects market, and the carrying value of the revolver approximates fair value. All of the financial instruments are Level 3 fair value measurements.

The Company has issued warrants to purchase common stock in connection with the issuance of its convertible preferred stock. Warrants were determined by the Company as permanent equity. The fair value measurements associated with the warrants, measured at issuance represent Level 3 instruments.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair value definition and hierarchy (cont.)

As of December 31, 2015:

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
December 2011	68,937	$0.22	0.42%	25.25%	5 years
March 2012	38,130	$0.52	0.38%	36.20%	5 years
June 2012	161,840	$1.16	0.41%	47.36%	5 years
July 2012	144,547	$1.16	0.41%	47.36%	5 years
September 2012	2,500	$0.72	0.31%	40.49%	5 years
September 2014	16,000	$1.26	1.85%	17.03%	5 years
	431,954

Volatility is based upon the weekly percentage change in the stock price of selected comparable insurance companies. In June 2012, the Company evaluated the comparable companies used, and made certain changes to those used. The percentage change is calculated on the average price of those selected stocks at the weekly close of business for the year preceding the balance sheet date. The Company compares annual volatility based on this weekly information.

(5) Credit facilities

Revolving senior credit facility — Autobahn Funding Company LLC

On July 15, 2008, DLP II entered into a revolving senior credit facility pursuant to a Credit and Security Agreement (Agreement) with Autobahn Funding Company LLC (Autobahn), providing the Company with a maximum borrowing amount of $100,000,000. Autobahn is a commercial paper conduit that issues commercial paper to investors in order to provide funding to DLP II. DZ Bank AG Deutsche Zentral-Genossenschaftsbank (DZ Bank) acts as the agent for Autobahn. The original Agreement was to expire on July 15, 2013. On January 29, 2013, GWG Holdings, together with GWG Life and DLP II, entered into an Amended and Restated Credit and Security Agreement with Autobahn, extending the facility expiration date to December 31, 2014. On May 29, 2014, GWG Holdings, together with GWG Life and DLP II, entered into an Amendment No. 1 to Amended and Restated Credit and Security Agreement with Autobahn and DZ Bank (as committed lender and Agent). The amendment was entered into for the purpose of extending the maturity date for borrowings under the Agreement to December 31, 2016. Effective May 11, 2015, GWG Holdings, together with certain of its subsidiaries, entered into a Second Amended and Restated Credit and Security Agreement with Autobahn Funding Company LLC, as the conduit lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the committed lender and as the agent on behalf of secured parties under such agreement. The Second Amended and Restated Credit and Security Agreement extends the maturity date of borrowings made by DLP II and DLP III, to June 30, 2018. Advances under the senior credit facility made after May 11, 2015 will bear interest at the commercial paper rate of the lender at the time of the advance, or at the lender’s cost of borrowing plus 4.25%, which is 1.75% less than under the previous Credit and Security Agreement executed on January 25, 2013. In addition to the extended term and decreased interest rate and borrowing cost, the Second Amended and Restated Credit and Security Agreement also removes the requirement that the Company maintain a reserve for certain projected expenditures (including anticipated premium payments required to service its life insurance portfolio), thereby allowing for the Company’s full use of the senior credit facility up to its limit of $105,000,000.

In connection with the Second Amended and Restated Credit and Security Agreement, GWG Holdings and its subsidiaries entered into certain other agreements and amendments and restatements of earlier agreements entered into in connection with the original and renewal Credit and Security Agreements. Included among these other agreements was an Amended and Restated Performance Guaranty affirming the performance guaranty that GWG Holdings earlier provided in connection with the original and first Amended and Restated Credit and Security Agreements to DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as agent. The amount outstanding under this facility was $65,011,000 and $72,161,000 at December 31, 2015 and December 31, 2014, respectively.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Credit facilities (cont.)

The Agreement requires DLP II to pay, on a monthly basis, interest at the commercial paper rate plus an applicable margin, as defined in the Agreement. The effective rate was 5.58% at December 31, 2015 and 6.24% at December 31, 2014. The Agreement also requires payment of an unused line fee on the unfunded amount under the revolving senior credit facility. The weighted-average effective interest rate (excluding the unused line fee) was 5.74% and 6.22% for the twelve months ended December 31, 2015 and 2014, respectively. The note is secured by substantially all of DLP II’s and DLP III’s assets, which consist primarily of life insurance policies.

The Agreement has certain financial and nonfinancial covenants. The Company was in compliance with these covenants at December 31, 2015 and December 31, 2014. The Agreement generally prohibits the Company from:

•         changing its corporate name, offices, and jurisdiction of incorporation;

•         changing any deposit accounts or payment instructions to insurers;

•         changing any operating policies and practices such that it would be reasonably likely to adversely affect the collectability of any asset in any material respect;

•         merging or consolidating with, or selling all or substantially all of its assets to, any third party;

•         selling any collateral or creating or permitting to exist any adverse claim upon any collateral;

•         engaging in any other business or activity than that contemplated by the Agreement;

•         incurring or guaranteeing any debt for borrowed money;

•         amending the Company’s certificate of incorporation or bylaws, making any loans or advances to, investments in, or paying any dividends to, any person unless both before and after any such loan, advance, investment or dividend there exists no actual event of default, potential event of default or termination event;

•         removing an independent director on the board of directors except for cause or with the consent of the lender; or

•         making payment on or issuing any Series I Secured Notes or L Bonds, or amending any agreements respecting such notes or bonds, if an event of default, potential event of default, or termination event exists or would arise from any such action.

In addition, the Company has agreed to maintain (i) a positive consolidated net income on a non-GAAP basis (as defined and calculated under the Agreement) for each complete fiscal year and (ii) a tangible net worth on a non-GAAP basis (again, as defined and calculated under the Agreement) of not less than $45 million, and (iii) maintain cash and eligible investments at $15 million or above.

Consolidated Non-GAAP net income and Non-GAAP tangible net worth as of and for the four quarters ended December 31, 2015, as calculated under the Agreement, was $36,871,000 and $112,555,000 respectively.

Advances under the Agreement are subject to a borrowing base formula, which limits the availability of advances based on attributes of policies pledged to the facility. Over-concentration of policies by insurance carrier, over-concentration of policies by insurance carriers with ratings below a AA- rating, and the premiums and facility fees reserve are the three primary factors which might limit availability of funds on the facility. Total funds available for additional borrowings under the borrowing base formula criteria at December 31, 2015 and December 31, 2014, were $39,989,000 and $20,585,000 respectively.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Series I Secured Notes payable

Series I Secured Notes payable have been issued in conjunction with the GWG Series I Secured Notes private placement memorandum dated August 25, 2009 (last revised November 15, 2010). Series I Secured Notes are secured by assets of GWG Life and are subordinate to our revolving senior credit facility (see note 5). On June 14, 2011, the Company closed the offering to additional investors; however, existing investors may elect to continue advancing amounts outstanding upon maturity subject to the Company’s option. Series I Secured Notes have maturity dates ranging from six months to seven years with fixed interest rates varying from 5.65% to 9.55% depending on the term of the note. Interest is payable monthly, quarterly, annually or at maturity depending on the terms of the note. At December 31, 2015 and December 31, 2014, the weighted-average interest rate of Series I Secured Notes was 8.47% and 8.37%, respectively. The notes are secured by assets of GWG Life. The principal amount outstanding under these Series I Secured Notes was $23,578,000 and $28,047,000 at December 31, 2015 and 2014, respectively. The difference between the amount outstanding on the Series I Secured Notes and the carrying amount on the consolidated balance sheet is due to netting of unamortized deferred issuance costs. Overall, interest expense includes amortization of deferred financing and issuance costs of $362,000 and $552,000 in 2015 and 2014, respectively. Future expected amortization of deferred financing costs is $290,000 in total over the next six years.

Future contractual maturities of Series I Secured Notes payable and future amortization of their deferred financing costs at December 31, 2015 are as follows:

Years Ending December 31,	Contractual Maturities	Amortization of Deferred Financing Costs
2016	$13,819,000	$67,000
2017	6,180,000	108,000
2018	1,427,000	41,000
2019	347,000	7,000
2020	1,765,000	66,000
2021	40,000	1,000
	$23,578,000	$290,000

(7) L Bonds

The Company registered with the SEC, effective January of 2012, the offer and sale of $250,000,000 of Renewable Secured Debentures (subsequently renamed “L Bonds”). The debt securities are secured by assets of GWG Holdings and GWG Life and are subordinate to our revolving senior credit facility (see note 5). L Bonds have maturity dates ranging from six months to seven years with fixed interest rates varying from 4.25% to 9.50% depending on the term of the note. Interest is payable monthly, annually or at maturity depending on the terms of the debenture.

Effective January 9, 2015, the Company launched a $1 billion follow-on offering of L Bonds. The Company is offering L Bonds on a continuous basis and there is no minimum amount of L Bonds that must be sold before the Company can use proceeds from the sale of L Bonds. Emerson Equity LLC is serving as the managing broker-dealer for the offering, which is being sold through a network of participating dealers and licensed financial advisors and representatives in minimum increments of $25,000. At December 31, 2015 and 2014, the weighted-average interest rate of L Bonds was 7.18% and 7.45%, respectively. The amount outstanding under these L Bonds was $282,171,000 and $186,377,000 at December 31, 2015 and 2014, respectively. The difference between the amount outstanding on the L Bonds and the carrying amount on the consolidated balance sheets is due to netting of unamortized deferred issuance costs and cash receipts for new issuances in process. Amortization of deferred issuance costs was $5,285,000 and $3,537,000 in 2015 and 2014, respectively. Future expected amortization of deferred financing costs as of December 31, 2015 is $8,158,000 in total over the next seven years.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) L Bonds (cont.)

Future contractual maturities of L Bonds and future amortization of their deferred financing costs at December 31, 2015 are as follows:

Years Ending December 31,	Contractual Maturities	Amortization of Deferred Financing Costs
2016	$94,790,000	$785,000
2017	64,589,000	1,834,000
2018	64,372,000	2,694,000
2019	18,514,000	742,000
2020	19,810,000	967,000
Thereafter	20,096,000	1,136,000
	$282,171,000	$8,158,000

The Company entered into an Indenture effective October 19, 2011 with Holdings as obligor, GWG Life as guarantor, and Bank of Utah as trustee for the benefit of the bond holders. The Indenture has certain financial and non-financial covenants. The Company was in compliance with these covenants at December 31, 2015 and 2014.

(8) Convertible preferred stock

The Company offered 3,333,333 shares of convertible redeemable preferred stock (Series A Preferred Stock) for sale to accredited investors in a private placement on July 31, 2011. The offering of Series A Preferred Stock concluded on September 2, 2012 and resulted in 3,278,000 shares being issued for gross consideration of $24,582,000. As of December 31, 2015, 277,000 shares of Series A Preferred Stock have been issued as a result of conversion of $1,936,681 in dividends, and 678,000 shares of Series A Preferred Stock have been converted to 508,000 shares of the Company’s common stock. The Series A Preferred Stock was sold at an offering price of $7.50 per share. Series A Preferred Stock has a preferred yield of 10% per annum, and each share has the right to convert into 0.75 shares of the Company’s common stock. Series A preferred shareholders also received three-year warrants to purchase, at an exercise price per share of $12.50, one share of common stock for every 40 shares of Series A Preferred Stock purchased. The warrants are exercisable immediately. Effective August 1, 2014, the Board of Directors authorized the extension of the warrant exercise period for an additional two years. In the Certificate of Designations for the Series A Preferred Stock, the Company agreed to permit preferred shareholders to sell their shares back to the Company for the stated value of $7.50 per share, plus accrued dividends, according to the following schedule:

•         Up to 33% of the holder’s unredeemed shares one year after issuance:

•         Up to 66% of the holder’s unredeemed shares two years after issuance; and

•         Up to 100% of the holder’s unredeemed shares three years after issuance.

The Company’s obligation to redeem its Series A Preferred Stock terminated upon the Company completing a registration of its common stock with the SEC, which occurred on September 24, 2014 (see Note 11). As such, the convertible redeemable preferred stock was reclassified from temporary equity to permanent equity. The Company may redeem the Series A Preferred Stock at a price equal to 110% of its liquidation preference ($7.50 per share) at any time. As of December 31, 2015, the Company had redeemed an aggregate of 185,000 shares of Series A Preferred Stock. The Series A Preferred Stock shares (i) were convertible, at the election of the Company, into common stock of the Company in the event of either a registered offering of the Company’s common stock with the SEC aggregating gross proceeds of at least $5.0 million and at a price equal to or greater than $11.00 per share; (ii) remain convertible at the option of each holder; and (iii) are required to be converted upon the consent of shareholders holding at least a majority of the then-outstanding Series A Preferred Stock. In connection with the Company’s initial public offering, the Company elected to cause the conversion of 677,566 shares of preferred stock into 508,193 shares of common stock. As of December 31, 2015, the Company had 2,782,000 shares of Series A Preferred Stock outstanding with gross consideration of $20,800,000 (including cash proceeds, conversion of Series I Secured Notes and accrued

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Convertible preferred stock (cont.)

interest on Series I notes, and conversion of preferred dividends payable). The Company incurred Series A Preferred Stock issuance costs of $2,838,000, all of which was included as a component of additional paid in capital as of December 31, 2015.

The Company determined that the grant date fair value of the outstanding warrants attached to the Series A Preferred Stock was $428,000 for warrants outstanding as of December 31, 2015. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share upon 30 days written notice to the investors at any time after (i) the Company has completed a registration of its common stock with the SEC and (ii) the volume of weighted-average sale price per share of common stock equals or exceeds $14.00 per share for ten consecutive trading days ending on the third business day prior to proper notice of such redemption.

Total warrants outstanding as of both December 31, 2015 and 2014, were 431,954 with a weighted-average remaining life of 1.43 and 2.43 years, respectively. As of December 31, 2015, none of these warrants have been exercised.

Dividends on the Series A Preferred Stock may be paid in either cash or additional shares of Series A Preferred Stock at the election of the holder and approval of the Company. The dividends are reported as an expense and included in the caption interest expense in the consolidated statements of operations. The Company declared and accrued dividends of $2,069,000 and $2,428,000 in 2015 and 2014, respectively, pursuant to a board resolution declaring the dividend. 98,000 and 111,000 shares of Series A Preferred Stock were issued in lieu of cash dividends in 2015 and 2014, respectively. The shares issued in lieu of cash dividends were issued at $7.00 per share. As of December 31, 2015, GWG Holdings has $520,000 of accrued preferred dividends which were paid or converted to shares of Series A Preferred Stock on January 15, 2016.

(9) Redeemable Preferred Stock

The Company began offering up to 100,000 shares of Redeemable Preferred Stock for sale via Form S-1 registration statement effective November 30, 2015. The proposed maximum offering price per share is $1,000 with a par value per share of $.001. We also registered an indeterminate number of shares of common stock that may be issuable upon the conversion of the Redeemable Preferred Stock. The shares of shares of common stock issuable upon conversion of the Redeemable Preferred Stock will be issued for no additional consideration.

The Redeemable Preferred Stock ranks senior to our common stock, pari passu to our Series A Preferred Stock and senior or pari passu with all other classes and series of our preferred stock with respect to payment of dividends and rights upon liquidation dissolution or winding up. Redeemable Preferred Stock has an annualized yield of 7%.

Subject to the limitations described below, holders of Redeemable Preferred Stock will have the option to convert the Redeemable Preferred Stock they purchase from us and hold into common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date on which notice of conversion is delivered to us, subject to a minimum conversion price of $15.00, subject to equitable adjustment. The right of holders to convert their Redeemable Preferred Stock is limited to 15% of the stated value of Redeemable Preferred Stock originally purchased by such holder from us and still held by such holder.

Beginning one year from the date of original issuance of any shares of Redeemable Preferred Stock to be redeemed, a holder will have the opportunity to request once per calendar quarter that we redeem up to 25% of such holder’s Redeemable Preferred Stock originally purchased from us (plus any preferred shares issued in satisfaction of dividends thereon) at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

•         8% if the redemption is requested after the first anniversary and before the second anniversary of the original issuance of such shares.

•         5% if the redemption is requested after the second anniversary and before the third anniversary of the original issuance of such shares.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Redeemable Preferred Stock (cont.)

Beginning three years from the date of original issuance of such shares, no redemption fee shall be subtracted from the redemption price. Subject to certain restrictions and conditions, we will also redeem shares of Redeemable Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds our preferred shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within 60 days of our receipt of a written request from the holder or the holder’s estate at a redemption price equal to the stated value, plus accrued and unpaid dividends thereon.

After one year from the date of original issuance of shares of Redeemable Preferred Stock, we will have the right (but not the obligation) to call and redeem such shares of Redeemable Preferred Stock at 100% of their stated value, plus any accrued but unpaid dividends thereon.

We will not be obligated in all cases to redeem shares of Redeemable Preferred Stock, whether upon a redemption request by a holder, at the option of the Company, or upon the death, total disability or bankruptcy of a holder. In particular, we will not redeem or repurchase any preferred shares if we are restricted by applicable law or our Certificate of Incorporation, as amended, from making such redemption or to the extent any such redemption would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem preferred shares upon a redemption request made by a holder if we do not have sufficient funds available to fund that redemption. We have discretion under the Certificate of Designation for the Redeemable Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request.

As of December 31, 2015 no shares of Redeemable Preferred Stock were issued.

(10) Income taxes

The Company did not have any current income taxes for the years ended December 31, 2015 or 2014. The components of deferred income tax benefit for 2015 and 2014 consisted of the following:

	2015	2014
Income tax provision:
Deferred:
Federal	$(2,660,000)	$(1,820,000)
State	(850,000)	(582,000)
Total income tax expense	$(3,510,000)	$(2,402,000)

The following table provides a reconciliation of our income tax expense (benefit) at the statutory federal tax rate to our actual income tax expense (benefit):

	2015		2014
Statutory federal income tax	$(3,707,000)	34.0%	$(2,844,000)	34.0%
State income taxes, net of federal benefit	(561,000)	5.1%	(374,000)	4.5%
Series A Preferred Stock dividends	703,000	(6.4)%	826,000	(9.9)%
Other permanent differences	55,000	(0.5)%	(10,000)	0.1%
Total income tax expense	$(3,510,000)	32.2%	$(2,402,000)	28.7%

The primary differences between the Company’s December 31, 2015 effective tax rate and the statutory federal rate are the accrual of nondeductible preferred stock dividend expense of $2,069,000, state taxes, and other non-deductible expenses. The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of life insurance portfolio.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Income taxes (cont.)

The tax effects of temporary differences that give rise to deferred income taxes were as follows:

	2015	2014
Deferred tax assets :
Note receivable from related party	$2,023,000	$2,023,000
Net operating loss carryforwards	7,049,000	4,517,000
Other assets	375,000	272,000
Subtotal	9,447,000	6,812,000
Valuation allowance	(2,164,000)	(2,164,000)
Net deferred tax asset	7,283,000	4,648,000

Deferred tax liabilities:
Investment in life settlements	(9,046,000)	(9,922,000)
Other	(1,000)	—
Net deferred tax assets	$(1,764,000)	$(5,274,000)

At December 31, 2015 and 2014, the Company had federal net operating loss (NOL) carryforwards of $17,451,000 and $11,163,000, respectively, and aggregate state NOL carryforwards of approximately $17,423,000 and $7,334,000, respectively. The NOL carryforwards will begin to expire in 2031. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. We currently do not believe that any issuance of common stock has resulted in an ownership change under Section 382.

The Company provides for a valuation allowance when it is not considered more likely than not that our deferred tax assets will be realized. At both December 31, 2015 and 2014 based upon all available evidence, the Company has provided a valuation allowance of $2,164,000, against deferred tax assets related to the likelihood of recovering the tax benefit of a capital loss on a note receivable from a related entity and other capital losses. Management believes all other deferred tax assets are recoverable.

ASC 740, Income Taxes, requires the reporting of certain tax positions which do not meet a threshold of “more-likely-than-not” to be recorded as uncertain tax benefits. It management’s responsibility to determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position. Management has reviewed all income tax positions taken or expected to be taken for all open years and determined that the income tax positions are appropriately stated and supported. The Company does not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2016.

Under the Company’s accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense. At December 31, 2015 and 2014, the Company has recorded no accrued interest or penalties related to uncertain tax positions.

The Company’s income tax returns for tax years ended December 31, 2013, 2014 and 2015, when filed, remain open to examination by the Internal Revenue Service and various state taxing jurisdictions. The Company’s tax return for tax year 2012 has now been examined by the IRS (finalized April of 2015) but is open for examination by various state taxing jurisdictions.

(11) Common Stock

On September 24, 2014, GWG consummated an initial public offering of its common stock which resulted in the sale of 800,000 shares of common stock at $12.50 per share. The sale resulted in net proceeds of approximately $8.6 million after the deduction of underwriting commissions, discounts and expense reimbursements. In connection with this offering, the Company listed its common stock on The NASDAQ Capital Market under the ticker symbol “GWGH” effective September 25, 2014.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Common Stock (cont.)

On June 24, 2015 GWG issued 60,000 restricted shares of common stock at $9.70 per share, determined by closing market price, to a vendor as a form of payment for the services the vendor will provide to the Company in the next three years. The cost of the issued shares is being amortized over a twelve-month period.

(12) Stock Incentive Plan

The Company adopted the GWG Holdings, Inc. 2013 Stock Incentive Plan on March 27, 2013. On April 23, 2015 the Board of Directors approved amendments to the plan which were subsequently approved by a majority of the Company’s stockholders at the annual meeting of stockholders on June 1, 2015. The plan is administered by Compensation Committee of the Board of Directors of the Company. The Company’s Chief Executive Officer may, on a discretionary basis and without committee review or approval, grant incentives to new employees of the Company who are not officers of the Company. Incentives under the plan may be granted in one or a combination of the following forms: (a) incentive stock options and non-statutory stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock; (e) restricted stock units; and (f) performance shares. Eligible participants include officers and employees of the company, members of the Board of Directors, and consultants or other independent contractors. 2,000,000 shares are issuable under the plan. No person shall receive grants of stock options and SARs under the plan that exceed, in the aggregate 400,000 shares of common stock in any one year. The term of each stock option shall be determined by the committee but shall not exceed ten years. Vested stock options may be exercised in whole or part by the holder giving notice to the Company. The holder of the option may provide payment for the exercise price or surrender shares equal to the exercise price.

The Company issued stock options for 1,053,615 shares of common stock to employees, officers, and directors of the Company through December 31, 2015. Options for 483,703 shares have vested, and the remaining options will vest over three years. The options were issued with an exercise price between $6.60 and $10.18 for those owning more than 10% of the Company’s stock and between $6.00 and $10.25 for others, which is equal to the estimated market price of the shares on the date of grant valued using Black-Scholes binomial option pricing model. The expected volatility used in the Black-Scholes model valuation of options issued during the year was 20.59% annualized. The annual volatility rate is based on the standard deviation of the average continuously compounded rate of return of five selected comparable companies over the previous 52 weeks. Forfeiture rate of 15% is based on historical Company information and expected future trend. As of December 31, 2015, stock options for 335,185 shares were forfeited and stock options for 28,001 shares were exercised.

In September 2014, we entered into a stock option agreement (the Agreement) with a new management employee (the Employee) granting the Employee the right to purchase up to 318,000 of the Company’s common stock at an exercise price of $12.50. The grant of such rights to purchase the Company’s common stock was treated as an inducement grant and was issued outside the GWG Holdings Inc. 2013 Stock Incentive Plan. The Agreement specifies that, among other things, options to purchase 159,000 shares of the Company’s common stock will vest with the Employee ratably on the first, second and third anniversary of the date of the Agreement. The remaining 159,000 options will vest quarterly using a formula based upon the closing price of the Company’s common stock on the last business day of such quarter. The maximum number of these remaining options that will vest with the Employee is 53,000 in each successive one-year period beginning on the date of the Agreement. As of December 31, 2015 53,000 of these options were forfeited and 53,000 have vested.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) Stock Incentive Plan (cont.)

Outstanding stock options:

	Vested	Un-vested	Total
Balance as of December 31, 2013	195,000	210,250	405,250
Granted during the year	64,450	565,901	630,351
Vested during the year	72,089	(72,089)	—
Exercised during the year	(334)	—	(334)
Forfeited during the year	(16,917)	(18,249)	(35,166)
Balance as of December 31, 2014	314,288	685,813	1,000,101
Granted during the year	79,500	273,700	353,200
Vested during the year	238,999	(238,999)	—
Exercised during the year	(27,667)	—	(27,667)
Forfeited during the year	(121,417)	(150,602)	(272,019)
Balance as of December 31, 2015	483,703	569,912	1,053,615

Compensation expense related to un-vested options not yet recognized is $460,000. We expect to recognize this compensation expense over the next three years ($223,000 in 2016, $187,000 in 2017, and 50,000 in 2018). The Company issues new common stock for options exercised.

(13) Net loss per common share

The Company began issuing Series A Preferred Stock September, 1, 2011, as described in note 8. The Series A Preferred Stock is anti-dilutive to the net loss per common share calculation at December 31, 2015 and 2014. The Company has also issued warrants to purchase common stock in conjunction with the sale of convertible preferred stock, discussed in note 8. The warrants and vested stock options are anti-dilutive at December 31, 2015 and 2014 and have not been included in the fully diluted net loss per common share calculation.

(14) Commitments

The Company entered into an office lease with U.S. Bank National Association as the landlord. The lease was effective April 22, 2012 with a term through August 31, 2015. The lease is for 11,695 square feet of office space located at 220 South Sixth Street, Minneapolis, Minnesota. The Company is obligated to pay base rent plus common area maintenance and a share of the building operating costs. Effective September 1, 2015, the Company entered into a Second Amendment to the office lease with US Bank National Association that extended the term of the lease to 120 months from the effective date and expanded to 17,687 square feet. The landlord provided $50 per square foot (a total of $884,350) for tenant improvements to the leased space. The Second Amendment provides the right for us to extend the term of the lease for one three-year term, and a right of first offer on space adjacent to our leased premises.

The Company is obligated to pay base rent plus common area maintenance and a share of the building operating costs. Rent expenses under this agreement were $283,000 and $211,000 during 2015 and 2014, respectively.

Minimum lease payments under the Second Amendment to Lease are as follows:

2016	$173,000
2017	178,000
2018	185,000
2019	191,000
2020	198,000
2021	204,000
2022	210,000
2023	217,000
2024	223,000
2025	230,000
2026	38,000
$2,047,000

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Contingencies

Litigation — In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

(16) Guarantees of L Bonds

GWG Holdings has registered with the SEC the offer and sale $250,000,000 of L Bonds, and effective January 9, 2015, launched a $1 billion follow-on to its publicly registered L Bond offering as described in note 7. The L Bonds are secured by the assets of GWG Holdings as described in note 7 and a pledge of all the common stock held by the largest individual shareholders. Obligations under the L Bonds are guaranteed by GWG Life. This guarantee involves the grant of a security interest in all the assets of GWG Life. The payment of principal and interest on the L Bonds is fully and unconditional guaranteed by GWG Life. Substantially all of the Company’s life insurance policies are held by DLP III and the Trust. The policies held by DLP III are not collateral for the L Bond obligations as such policies serve as collateral for the senior credit facility.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of GWG Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as follows. DLP II and DLP III are borrowers under a credit agreement with Autobahn, with DZ Bank AG as agent, as described in note 5. The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with DZ Bank AG described in notes 2 and 5. Under this arrangement, collection and escrow accounts are used to fund premiums of the insurance policies and to pay interest and other charges under the revolving senior credit facility. DZ Bank AG and Autobahn must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers (DLP II, DLP III, GWG Life and GWG Holdings) realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by DZ Bank AG. After such amount is reached, the credit agreement requires that excess funds be used for repayments of borrowings before any additional distributions may be made.

The following represents consolidating financial information as of December 31, 2015 and 2014, with respect to the financial position, and for the years ended December 31, 2015 and 2014 with respect to results of operations and cash flows of GWG Holdings and its subsidiaries. The parent column presents the financial information of GWG Holdings, the primary obligor of the L Bonds. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the L Bonds, presenting its investment in DLP II, DLP III and Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries including DLP II, DLP III and Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Guarantees of L Bonds (cont.)

Consolidating Balance Sheets

December 31, 2015	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$32,292,162	$1,982,722	$150,221	$—	$34,425,105
Restricted cash	—	2,102,257	239,643	—	2,341,900
Investment in life settlements, at fair value	—	—	356,649,715	—	356,649,715
Deferred financing costs, net	799,029	1,000,000	731,452	—	2,530,481
Other assets	1,499,575	688,071	30,900	—	2,218,546
Investment in subsidiaries	269,886,254	291,295,951	—	(561,182,205)	—

TOTAL ASSETS	$304,477,020	$297,069,001	$357,801,931	$(561,182,205)	$398,165,747

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving senior credit facility	$—	$—	$65,011,048	$—	$65,011,048
Series I Secured Notes payable	—	23,287,704	—	—	23,287,704
L Bonds	277,024,326	—	—	—	277,024,326
Accounts payable	280,988	157,217	1,079,235	—	1,517,440
Interest payable	8,529,959	3,544,626	265,476	—	12,340,061
Other accrued expenses	717,365	343,421	—	—	1,060,786
Deferred taxes	1,763,968	—	—	—	1,763,968
TOTAL LIABILITIES	288,316,606	27,332,968	66,355,759	—	382,005,333

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	269,736,033	291,446,172	(561,182,205)	—
Convertible preferred stock	20,799,841	—	—	—	20,799,841
Common stock	5,942	—	—	—	5,942
Additional paid-in capital	17,149,391	—	—	—	17,149,391
Accumulated deficit	(21,794,760)	—	—	—	(21,794,760)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	16,160,414	269,736,033	291,446,172	(561,182,205)	16,160,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$304,477,020	$297,069,001	$357,801,931	$(561,182,205)	$398,165,747

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Guarantees of L Bonds (cont.)

Consolidating Balance Sheets (continued)

December 31, 2014	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$30,446,473	$216,231	$—	$—	$30,662,704
Restricted cash	—	82,500	4,213,553	—	4,296,053
Investment in life settlements, at fair value	—	—	282,883,010	—	282,883,010
Deferred financing costs, net	569,400	1,000,000	—	—	1,569,400
Policy benefits receivable	—	—	1,750,000	—	1,750,000
Other assets	1,104,328	777,534	27,500	—	1,909,362
Investment in subsidiaries	185,636,417	215,124,779	—	(400,761,196)	—

TOTAL ASSETS	$217,756,618	$217,201,044	$288,874,063	$(400,761,196)	$323,070,529

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Revolving senior credit facility	$—	$—	$72,161,048	$—	$72,161,048
Series I Secured Notes payable	—	27,616,578	—	—	27,616,578
L Bonds	182,782,884	—	—	—	182,782,884
Accounts payable	410,895	242,680	550,000	—	1,203,575
Interest payable	6,598,250	3,513,615	1,016,654	—	11,128,519
Other accrued expenses	301,098	191,753	21,583	—	514,434
Deferred taxes	5,273,555	—	—	—	5,273,555
TOTAL LIABILITIES	195,366,682	31,564,626	73,749,285	—	300,680,593

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	185,636,418	215,124,778	(400,761,196)	—
Convertible preferred stock	20,527,866	—	—	—	20,527,866
Common stock	5,870	—	—	—	5,870
Additional paid-in capital	16,257,686	—	—	—	16,257,686
Accumulated deficit	(14,401,486)	—	—	—	(14,401,486)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	22,389,936	185,636,418	215,124,778	(400,761,196)	22,389,936

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$217,756,618	$217,201,044	$288,874,063	$(400,761,196)	$323,070,529

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Guarantees of L Bonds (cont.)

Consolidated Statements of Operations

For the year ended December 31, 2015	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$2,217,471	$—	$(2,217,471)	$—
Gain on life settlements, net	—	—	39,381,003	—	39,381,003
Interest and other income	45,613	62,125	143,511		251,249
TOTAL REVENUE	45,613	2,279,596	39,524,514	(2,217,471)	39,632,252

EXPENSES
Origination and servicing fees	—	—	2,217,471	(2,217,471)	—
Interest expense	24,486,093	2,703,124	4,398,743	—	31,587,960
Employee compensation and benefits	6,007,347	2,002,673	—	—	8,010,020
Legal and professional fees	2,115,580	1,037,203	—	—	3,152,783
Other expenses	4,295,085	3,347,294	141,971	—	7,784,350
TOTAL EXPENSES	36,904,105	9,090,294	6,758,185	(2,217,471)	50,535,113

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(36,858,492)	(6,810,698)	32,766,329	—	(10,902,861)

EQUITY IN INCOME OF SUBSIDIARIES	25,955,631	32,766,108	—	(58,721,739)	—

NET INCOME BEFORE INCOME TAXES	(10,902,861)	25,955,410	32,766,329	(58,721,739)	(10,902,861)

INCOME TAX BENEFIT	(3,509,587)	—	—	—	(3,509,587)
NET INCOME (LOSS)	(7,393,274)	25,955,410	32,766,329	(58,721,739)	(7,393,274)
(Income) attributable to preferred shareholders	(1,386,110)	—	—	—	(1,386,110)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,007,164)	$—	$—	$—	$(6,007,164)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Guarantees of L Bonds (cont.)

Consolidated Statements of Operations (continued)

For the year ended December 31, 2014	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$1,615,674	$—	$(1,615,674)	$—
Gain on life settlements, net	—	—	30,416,127	—	30,416,127
Interest and other income	24,037	231,034	33,469	(228,092)	60,448
TOTAL REVENUE	24,307	1,846,708	30,449,596	(1,843,766)	30,476,575

EXPENSES
Origination and servicing fees	—	—	1,615,674	(1,615,674)	—
Interest expense	18,248,599	3,110,165	5,358,034	—	26,716,798
Employee compensation and benefits	3,018,570	1,951,066	—	—	4,969,636
Legal and professional fees	2,021,763	307,386	10,086	—	2,339,235
Other expenses	2,832,867	1,929,557	281,102	(228,092)	4,815,434
TOTAL EXPENSES	26,121,799	7,298,174	7,264,896	(1,843,766)	38,841,103

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(26,097,762)	(5,451,466)	23,184,700	—	(8,364,528)

EQUITY IN INCOME OF SUBSIDIARIES	17,733,234	23,184,700	—	(40,917,934)	—

NET INCOME BEFORE INCOME TAXES	8,364,528	17,733,234	23,184,700	(40,917,934)	(8,364,528)

INCOME TAX BENEFIT	(2,401,619)	—	—	—	(2,401,619)
NET INCOME (LOSS)	(5,962,909)	17,733,234	23,184,700	(40,917,934)	(5,962,909)
(Income) attributable to preferred shareholders	(138,374)	—	—	—	(138,374)
LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,101,283)	$—	$—	$—	$(6,101,283)

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Guarantees of L Bonds (cont.)

Consolidated Statements of Cash Flows

For the year ended December 31, 2015	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(7,393,274)	$25,955,410	$32,766,329	$(58,721,739)	$(7,393,274)
Adjustments to reconcile net income to net cash flows from operating activities:
(Equity) of subsidiaries	(25,955,632)	(32,766,107)	—	58,721,739	—
Gain on life settlements, gross	—	—	(39,371,059)	—	(39,371,059)
Amortization of deferred financing and issuance costs	4,081,051	362,457	(731,452)	—	3,712,056
Deferred income taxes	(3,509,587)	—	—	—	(3,509,587)
Preferred stock issued in lieu of cash dividends	683,133	—	—	—	683,133
Preferred stock dividends payable	6,800	—	—	—	6,800
(Increase) decrease in operating assets:
Due from related parties	—	(1,256)	—	—	(1,256)
Policy benefits receivable	—	—	1,750,000	—	1,750,000
Other assets	(58,689,451)	(43,314,345)	—	101,699,270	(304,526)
Increase (decrease) in operating liabilities:
Accounts payable	(129,909)	(85,463)	529,236	—	313,864
Interest payable	2,730,921	233,786	(751,178)	—	2,213,529
Other accrued expenses	2,059,136	149,242	(24,985)	—	2,183,393
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(86,116,812)	(49,466,276)	(5,833,109)	101,699,270	(39,716,927)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(38,906,934)	—	(38,906,934)
Proceeds from settlement of life settlements	—	—	4,511,289	—	4,511,289
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(34,395,645)	—	(34,395,645)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayment of revolving senior credit facility	—	—	(7,150,000)	—	(7,150,000)
Payments for redemption of Series I Secured Notes	—	(4,891,681)	—	—	(4,891,681)
Proceeds from issuance of L Bonds	131,159,348	—	—	—	131,159,348
Payment of deferred issuance costs for L Bonds	(7,499,601)	—	—	—	(7,499,601)
Payments for redemption of L Bonds	(35,984,061)	—	—	—	(35,984,061)
Issuance of common stock	582,000	—	—	—	582,000
Proceeds (payments) from restricted cash	—	(2,019,757)	3,973,910	—	1,954,153
Payments for redemption of preferred stock	(295,185)	—	—	—	(295,185)
Issuance of member capital	—	58,144,205	43,555,065	(101,699,270)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	87,962,501	51,232,767	40,378,975	(101,699,270)	77,874,973

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,845,689	1,766,491	150,221	—	3,762,401

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	30,446,473	216,231	—	—	30,662,704

END OF THE PERIOD	$32,292,162	$1,982,722	$150,221	$—	$34,425,105

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Guarantees of L Bonds (cont.)

Consolidated Statements of Cash Flows (continued)

For the year ended December 31, 2014	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,962,909)	$17,733,234	$23,184,700	$(40,917,934)	$(5,962,909)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
(Equity) of subsidiaries	(17,733,234)	(23,184,700)	—	40,917,934	—
Gain on life settlements	—	—	(39,928,003)	—	(39,928,003)
Amortization of deferred financing and issuance costs	2,967,617	479,278	357,900	—	3,804,795
Deferred income taxes	(2,401,619)	—	—	—	(2,401,619)
Preferred stock issued in lieu of cash dividends	774,085	—	—	—	774,085
Convertible, redeemable preferred stock dividends payable	(116,207)	—	—	—	(116,207)
(Increase) decrease in operating assets:
Due from related parties	—	(291)	—	—	(291)
Policy benefits receivable	—	—	(1,750,000)	—	(1,750,000)
Other assets	(39,118,259)	(33,434,321)	—	70,205,530	(2,347,050)
Increase (decrease) in operating liabilities:
Accounts payable	177,681	136,025	50,000	—	363,706
Interest payable	3,359,926	599,419	679,531	—	4,638,876
Other accrued expenses	43,591	16,367	10,408	—	70,366
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(58,009,328)	(37,654,989)	(17,395,464)	70,205,530	(42,854,251)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	—	(12,292,401)	—	(12,292,401)
Proceeds from settlement of life settlements	—	—	4,185,813	—	4,185,813
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(8,106,588)	—	(8,106,588)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayment of revolving senior credit facility	—	—	(6,838,952)	—	(6,838,952)
Payments for redemption of Series I Secured Notes	—	(2,268,379)	—	—	(2,268,379)
Proceeds from issuance of L Bonds	65,713,297	—	—	—	65,713,297
Payment of deferred issuance costs for L Bonds	(4,104,876)	—	—	—	(4,104,876)
Payments for redemption of L Bonds	(14,429,017)	—	—	—	(14,429,017)
Issuance of common stock	9,030,000	—	—	—	9,030,000
Proceeds from restricted cash	—	1,337,500	199,416	—	1,536,916
Payments for redemption of preferred stock	(456,239)	—	—	—	(465,239)
Issuance of member capital	—	38,063,942	32,141,588	(70,205,530)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	55,744,165	37,133,063	25,502,052	(70,205,530)	48,173,750

NET INCREASE IN CASH AND CASH EQUIVALENTS	(2,265,163)	(521,926)	—	—	(2,787,089)

CASH AND CASH EQUIVALENTS
BEGINNING OF THE YEAR	32,711,636	738,157	—	—	33,449,793

END OF THE YEAR	$30,446,473	$216,231	$—	$—	$30,662,704

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17) Concentration

GWG purchases life insurance policies written by life insurance companies having investment grade ratings by independent rating agencies. As a result there may be certain concentrations of contracts with life insurance companies. The following summarizes the face value of insurance contracts with specific life insurance companies exceeding 10% of the total face value held by the Company.

	As of December 31,
Life insurance company	2015	2014
AXA Equitable	14.00%	14.55%
John Hancock	12.73%	11.48%

The following summarizes the number of insurance contracts held in specific states exceeding 10% of the total face value held by the Company:

	As of December 31,
State of residence	2015	2014
California	25.25%	28.87%
Florida	19.95%	18.56%

(18) Subsequent events

Subsequent to December 31, 2015, five policies covering five individuals have matured. The combined insurance benefits of these policies were $9,238,000. The Company recorded realized gains of $6,162,000 on these five policies.

Subsequent to December 31, 2015, the Company has issued approximately an additional $30,341,000 in principal amount of L Bonds.

Subsequent to December 31, 2015 the Company has issued approximately $1,423,000 of Redeemable Preferred Stock.

On January 13, 2016, GWG MCA, LLC was converted to a corporation and became GWG MCA Capital, Inc. GWG MCA Capital, Inc. was formed to engage in the merchant cash advance business. Effective February 4, 2016, GWG MCA Capital began to offer for sale up to of 2,000,000 shares of Redeemable Preferred Stock at an offering price of $10 per share in a private placement. Subsequent to December 31, 2015, the Company hasn’t issued any Redeemable Preferred Stock related to this offering. On February 15, 2016, GWG MCA Capital purchased revolving credit arrangements from Walker Preston Capital Holdings, LLC for the amount of $4,354,000. For this purchase, GWG MCA Capital obtained a $2,700,000 loan from GWG Holdings evidenced by a promissory note maturing December 31, 2016, and a $1,760,000 loan from Insurance Strategies Fund, a related party, evidenced by a promissory note maturing December 31, 2016. Both promissory notes accrue interest at a rate of 9% per annum.

1,000,000 Units
($1,000,000,000)

GWG HOLDINGS, INC.

L Bonds

PROSPECTUS

March               , 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are expenses (other than the selling agent’s commissions, dealer-manager fees and allowance expenses) we expect to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee	$128,800
Accounting fees and expenses	$200,000
Legal fees and expenses	$701,200
Blue sky fees and expenses	$20,000
Printing expenses	$200,000
Trustee fees and expenses	$150,000
Miscellaneous	$100,000
Total	$1,500,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of GWG Holdings, Inc. (the “Company”) in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In 2012, the Company’s wholly owned subsidiary, GWG Life, sold $50,000 in principal amount of Series I Secured notes for cash. In addition, $141,052 in principal amount of such notes were sold in consideration of reinvested interest payable on account of earlier issued notes. The Company is a guarantor of GWG Life’s obligations under the Series I Secured notes. The notes were offered and sold solely to accredited investors in a private placement under Section 4(a)(2) of the Securities Act of 1933, and Regulation D/Rule 506 thereunder.

In 2012, the Company sold a total of 855,240 shares of Series A Preferred Stock for aggregate cash consideration of $6,414,300. In addition, 563,467 preferred shares were sold in consideration of converted principal and interest owing under Series I Secured notes, and 82,323 preferred shares were issued as in-kind dividends payable on account of the preferred stock. In connection with the sales of preferred stock, the Company issued three-year warrants for the purchase of up to 694,034 shares of common stock at the per-share price of $6.25. The preferred stock and warrants were offered and sold solely to accredited investors in a private placement under Section 4(a)(2) of the Securities Act of 1933, and Regulation D/Rule 506 thereunder. Arque Capital Ltd. was the managing broker-dealer for the offering of the preferred stock and received customary sales commissions aggregating $1,051,000.

In 2013, the Company’s wholly owned subsidiary, GWG Life, sold $196,484 in principal amount of Series I Secured notes in consideration of reinvested interest payable on account of earlier issued notes. The Company is a guarantor of GWG Life’s obligations under the Series I Secured notes. The notes were offered and sold solely to accredited investors in a private placement under Section 4(a)(2) of the Securities Act of 1933, and Regulation D/Rule 506 thereunder. Arque Capital Ltd. was the managing broker-dealer for the offering of the notes.

In 2013, the Company issued 82,606 shares of Series A Preferred Stock as in-kind dividends payable on account of the preferred stock. The preferred stock was issued sold solely to accredited investors in a private placement under Section 4(a)(2) of the Securities Act of 1933, and Regulation D/Rule 506 thereunder.

In 2014, the Company issued 110,584 shares of Series A Preferred Stock as in-kind dividends payable on account of the preferred stock. The preferred stock was sold solely to accredited investors in a private placement under Section 4(a)(2) of the Securities Act of 1933, and Regulation D/Rule 506 thereunder.

In 2015, the Company issued 60,000 shares of common stock to Brewer Consulting Group in exchange for certain advisory services including financial consulting and marketing support to be provided to the Company by Brewer Consulting Group. The common stock was issued to Brewer Consulting Group, as accredited investor, in a private placement under Section 4(a)(2) of the Securities Act of 1933, and Regulation D/Rule 506 thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)           Exhibits. The exhibits listed below are filed as a part of this registration statement.

Exhibit	Description
1.1	Form of Managing Broker-Dealer Agreement with Emerson Equity(16)
3.1	Certificate of Incorporation(1)
3.2	Bylaws(1)
3.3	Certificate of Amendment to Certificate of Incorporation(3)
3.4	Certificate of Designations for Series A Convertible Preferred Stock(3)
3.5	Certificate of Amendment to Certificate of Incorporation(8)
3.5	Amendment No. 1 to Bylaws(9)
3.6	Amendment No. 2 to Bylaws(10)
4.1	Indenture with Bank of Utah, dated October 19, 2011(5)
4.2	Pledge and Security Agreement by and among GWG Holdings, Inc., GWG Life, LLC, Jon R. Sabes, Steven F. Sabes, and Bank of Utah, dated October 19, 2011(5)
4.3	Intercreditor Agreement by and among Bank of Utah, and Lord Securities Corporation, dated October 19, 2011(5)
4.4	Amendment No. 1 to Indenture with Bank of Utah, dated December 15, 2011(6)
4.5	Amendment No. 1 to Pledge and Security Agreement, dated December 15, 2011(6)
4.6	Amendment No. 2 to Indenture with Bank of Utah, dated January 9, 2015(12)
4.7	Amendment No. 1 to Intercreditor Agreement, dated January 9, 2015(13)
4.8	Amendment No. 2 to Pledge and Security Agreement , dated January 9, 2015(13)
4.9	Amendment No. 3 to Indenture with Bank of Utah, dated June 12, 2015(14)
4.10	Amendment No. 2 to Intercreditor Agreement, dated June 12, 2015(14)
4.11	Amendment No. 3 to Pledge and Security Agreement, dated June 12, 2015(14)
4.12	Form of L Bond(21)
4.13	Form of Subscription Agreement for L Bonds(22)
5.1	Opinion of Maslon(21)
10.1

Second Amended and Restated Credit and Security Agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender), dated effective May 11, 2015(11)

10.2

Amended and Restated Performance Guaranty of GWG Holdings, LLC dated as of May 11, 2015, delivered in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent) and Autobahn Funding Company LLC (as lender)(11)

10.3

Pledge Agreement dated November 15, 2010, among Jon R. Sabes, Steven F. Sabes, Opportunity Finance, LLC, SFS Trust 1976, SFS Trust 1992 Esther, SFS Trust 1982, Mokeson, LLC (collectively as pledgors), and Lord Securities Corporation (as trustee and pledgee)(3)

10.4	Third Amended and Restated Note Issuance and Security Agreement dated November 1, 2011, with Lord Securities Corporation (as trustee), GWG LifeNotes Trust (as secured party), and noteholders(2)
10.5	Amendment to Third Amended and Restated Note Issuance and Security Agreement, dated as of November 18, 2013, with Lord Securities Corporation (as trustee for the GWG LifeNotes Trust)(9)
10.6	Employment Agreement with Jon R. Sabes, dated June 14, 2011(4)
10.7	Employment Agreement with Steven F. Sabes, dated June 14, 2011(4)
10.8	Employment Agreement with Paul A. Siegert, dated June 14, 2011(4)
10.9	Employment Agreement with William B. Acheson, dated May 30, 2014(15)
10.10	Employment Agreement with Michael D. Freedman, dated September 22, 2014(16)
10.11	Stock Option Agreement with Michael D. Freedman, dated September 22, 2014(16)
10.12	2013 Stock Incentive Plan(17)
10.13	Form of Stock Option Agreement used with 2013 Stock Incentive Plan(15)
21.1	List of Subsidiaries(18)
23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith)

Exhibit	Description
23.2	Consent of Maslon LLP (contained within Exhibit 5.1 above)
25.1	Statement of Eligibility of Trustee(16)
99.1	Letter from Model Actuarial Pricing Systems, dated February 1, 2016(18)

____________

(1)      Incorporated by reference to Form S-1 Registration Statement filed on June 14, 2011 (File No. 333-174887).

(2)      Incorporated by reference to Post-Effective Amendment No. 8 to Form S-1/A filed on November 12, 2013 (File No. 333-174887).

(3)      Incorporated by reference to Form S-1/A Registration Statement filed on August 23, 2011 (File No. 333-174887).

(4)      Incorporated by reference to Form S-1/A Registration Statement filed on September 20, 2011 (File No. 333-174887).

(5)      Incorporated by reference to Form S-1/A Registration Statement filed on October 20, 2011 (File No. 333-174887).

(6)      Incorporated by reference to Post-Effective Amendment No. 1 to Form S-1/A filed on April 30, 2012 (File No. 333-174887).

(7)      Incorporated by reference to Current Report on Form 8-K filed on February 1, 2013.

(8)      Incorporated by reference to Quarterly Report on Form 10-Q filed on August 8, 2014.

(9)      Incorporated by reference to Quarterly Report on Form 10-Q filed on November 13, 2014.

(10)   Incorporated by reference to Current Report on Form 8-K filed on June 2, 2015.

(11)   Incorporated by reference to Post-Effective Amendment No. 3 to Form S-1/A filed on May 15, 2015 (File No. 333-197227).

(12)   Incorporated by reference to Form S-1/A Registration Statement filed on November 4, 2014 (File No. 333-197227).

(13)   Incorporated by reference to Form S-1/A Registration Statement filed on January 7, 2015 (File No. 333-197227).

(14)   Incorporated by reference to Form S-1/A Registration Statement filed on June 12, 2015 (File No. 333-197227).

(15)   Incorporated by reference to Form S-1/A Registration Statement filed on June 6, 2014 (File No. 333-195505).

(16)   Incorporated by reference to Form S-1/A Registration Statement filed on December 18, 2014 (File No. 333-197227).

(17)   Incorporated by reference to the registrant’s Definitive Proxy Statement filed on April 30, 2015.

(18)   Incorporated by reference to the registrant’s Annual Report on Form 10-K filed on March 22, 2016.

(19)   Incorporated by reference to the registrant’s Preliminary Proxy Statement filed on March 23, 2016.

(20)   Incorporated by reference to the registrant’s Form S-1/A Registration Statement filed on October 23, 2015 (File No. 33-206626).

(21)   Incorporated by reference to Form S-1/A Registration Statement filed on October 30, 2014 (File No. 333-197227)

(22)   Incorporated by reference to Post-Effective Amendment No. 1 to Form S-1 Registration Statement filed on January 20, 2015 (File No. 333-197227)

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      [intentionally omitted]

(5)      For the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each fi ling of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fi de offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 24, 2016.

GWG HOLDINGS, INC.

By:	/s/ Jon R. Sabes
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jon R. Sabes and William Acheson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of March 24, 2016, by the following persons in the capacities indicated below.

Name	Title

/s/ Jon R. Sabes	Director, Chief Executive Officer
Jon R. Sabes	(Principal Executive Officer)

/s/ Paul A. Siegert	Director, Executive Chairman
Paul A. Siegert

/s/ William Acheson	Chief Financial Officer
William Acheson	(Principal Financial and Accounting Officer)

/s/ Steven F. Sabes	Director, Executive Vice President and Secretary
Steven F. Sabes

/s/ David H. Abramson	Director
David H. Abramson

/s/ Charles H. Maguire III	Director
Charles H. Maguire III

/s/ Jeffrey L. McGregor	Director
Jeffrey L. McGregor

/s/ Shawn R. Gensch	Director
Shawn R. Gensch

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 24, 2016.

GWG LIFE, LLC

By:	/s/ Jon R. Sabes
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jon R. Sabes and William Acheson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of March 24, 2016, by the following persons in the capacities indicated below.

Name	Title

/s/ Jon R. Sabes	Chief Executive Officer
Jon R. Sabes	(Principal Executive Officer)

/s/ William Acheson	Chief Financial Officer
William Acheson	(Principal Financial and Accounting Officer)

/s/ Jon R. Sabes	Manager of GWG Life, LLC
Jon R. Sabes